PROSPECTUS	Filed Pursuant to 424(b)(4) Registration No. 333-280379

LINKHOME HOLDINGS INC.

1,500,000 Shares

Common Stock

This is an initial public offering of shares of common stock, par value $0.001 per share, of Linkhome Holdings Inc.

We are offering 1,500,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price per share is $4.00. We have been approved to list our common stock on the Nasdaq Capital Market under the symbol “LHAI.” We are a reporting company under section 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We are an “emerging growth company” and a smaller reporting company under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(3)
Initial public offering price(1)	$4.00	$6,000,000
Underwriting discount(2)	$0.28	$420,000
Proceeds, before expenses, to us	$3.72	$5,580,000

____________

(1)      Determined based on the proposed estimated offering price of the Common Stock.

(2)      See “Underwriting” for a description of the compensation payable to the underwriter.

(3)      Assumes that the underwriters do not exercise any portion of their over-allotment option.

We have granted the underwriter an option for a period of 45 days to purchase up to an additional 187,500 shares of our common stock solely to cover over-allotments, if any, less underwriting discounts and commissions.

The underwriter expects to deliver the shares against payment on July 25, 2025.

US Tiger Securities, Inc.

Prospectus dated July 25, 2025

Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

For investors outside of the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before investing in our common stock. Unless context requires otherwise, references to the “Company,” “Linkhome,” the “registrant,” “we,” “our,” or “us” mean Linkhome Holdings Inc., a Nevada corporation, and its subsidiaries.

Overview

Linkhome is an artificial intelligence-driven property technology company. By using HomeGPT, a Linkhome-developed real estate artificial intelligence model, combined with financial innovation and in conjunction with our dedicated team of agents, we have made significant and cost-effective improvements to the business model of buying and selling homes. Through our subsidiaries, we operate an artificial intelligence real estate platform with the goal of providing customers with end-to-end real estate solutions and services, initially comprising real estate brokerage services, Cash Offer, and other services like property rental management and home renovation. In the future, we plan to expand our offerings to include mortgage services, home insurance and escrow services. Our mission is to redefine the real estate experience to be efficient and affordable for all consumers through artificial intelligence. Our vision is to help everyone own their home and achieve the dream of homeownership.

Since the formation of our subsidiary, Linkhome Realty, in 2021 and the commencement of our operational endeavors, our platform has facilitated an aggregate gross total value of more than $185,000,000 of agent brokerage transactions as of March 31, 2025. Our platform, which is presently only active in California, supports a growing network of users looking to list and search for properties online, seeking information on property transactions and other value-added services, through the comprehensive property-related solutions and services available on our platform. Over the past three years, customers have shown their desire for our artificial intelligence, financial innovation and real estate solutions. In 2024, our total transaction volume for the real estate agency amounted to $48,566,719, compared to $15,438,435 in 2023. As of March 31, 2025, our platform, which aggregates listings from the California Regional Multiple Listing Service (the “CRMLS”), boasted more than 78,774 active listings for residential properties available for sale or rent. Users obtain home-buying information from our platform and consult with our AI tool, HomeGPT, for interactive home-buying advice. We have found that our users are more likely to buy and sell properties using the Company and select us for their real estate service needs.

More importantly, we believe that we have just scratched the surface in the potential development of artificial intelligence as used in real estate and we believe artificial intelligence will transform the real estate market. Over the coming years, we plan on vigorously developing the artificial intelligence real estate model HomeGPT, increasing our market share, launching our platform in dozens of cities, and expanding our products and services in order to leverage artificial intelligence so that it becomes a one-stop shop for buyers and sellers of residential real estate. Our goal is to build the largest, most trusted platform for residential real estate and empower millions of Americans with the freedom to more easily purchase homes.

We have developed our artificial intelligence and integrated it with fintech to expand beyond the traditional real estate search and transaction process through our Cash Offer product. Cash Offer integrates fintech to help users buy and sell properties more efficiently, by analyzing market trends, property valuations and buyer preferences, our AI tools can help users find matching properties more quickly and provide purchase recommendations. We think our Cash Offer product can help users make an offer of their ideal properties more efficiently, significantly enhancing the success rate of home purchases. Cash Offer is a tool that was developed to help address our customers’ needs. In the Southern California market that we serve, there is often intense competition, buyers are in the painful process of competing for homes, and we have developed Cash Offer to offer a solution by providing full cash payments, helping to make offers more attractive and stand out among numerous competitors. Linkhome accomplishes this by purchasing the target property for cash, assuming ownership of the property, and then selling the property to the customer after the customer has secured the necessary financing from their lender. In 2023, when we rolled out the Cash Offer tool, we completed one transaction, with Haiyan Ma, a related party who is a beneficial owner of 12.41% of our voting securities, that represented 77% of our annual revenue for that year. In 2024, we completed three transactions using the Cash Offer tool with Haiyan Ma, a related party and a beneficial owner of 12.41% of our voting securities, which accounted for 38.61% of our annual revenue for that year. As of the date of this offering, the Company has only entered Cash Offer transactions with a few select clients. Upon completion of this offering, we believe the Company will have sufficient capital on hand to expand this service. We believe that the combination of artificial intelligence with fintech could be a catalyst for the growth of our Company and could serve to transform the real estate industry.

Industry Background and Market Opportunities

The real estate sector, including both home buying and rental properties, accounted for approximately 13.8% of the U.S. gross domestic product in 2024, according to data reported by the National Association of Realtors (“NAR”), making it one of the country’s largest industries. Housing remains the largest consumer expense in the United States — surpassing transportation, food, insurance, and medical costs — and continues to be a significant source of wealth for many Americans.

According to data from the NAR, in 2024, there were more than 4.06 million homes sold in the United States, with transactions totaling over $1.5 trillion. These transactions generated approximately $98.6 billion in commission revenue for real estate brokers. 65.9% of Americans live in their own homes, while 34.8% of Americans live in rental properties. This 34.8% represents a large market to target for real estate purchase and sale transactions. 90% of buyers and sellers choose to work with a professional broker or brokerage company, indicating high user stickiness.

Artificial Intelligence Technological Revolution & Opportunities

Residential real estate is a massive offline market characterized by low efficiency, high labor consumption and time-intensive processes. We believe the real estate sector is set to transition online and begin leveraging artificial intelligence. Consumers are shifting their spending online and demanding experiences powered by AI to enhance efficiency, certainty and speed. We believe consumers are increasingly becoming accustomed to the high efficiency of AI-generated services and now expect to receive similar experiences in the realm of real estate.

AI has become a key force driving the development of modern technology. AI demonstrates immense potential in solving complex problems and is leading a new industrial revolution. Based on work by the McKinsey Global Institute, as reported in Our Insights — Real estate can use generative AI to turn the industry’s data into treasure in seven steps, we believe that generative AI could generate $110 billion to $180 billion or more in value for the real estate industry, making AI technology one of the most exciting innovations of our era. It is not only changing our way of life but also reshaping how various industries operate.

The Problem

We must also recognize that real estate is not accessible to everyone. Housing issues, especially in urban areas, have become a global challenge.

Structural Inefficiencies.

In the modern information era, we believe that potential homebuyers in the United States are overwhelmed with an abundance of property data, including listings, market trends, and historical sales information. However, this data is often scattered across different platforms and formats, making it difficult to navigate and analyze effectively. Additionally, we are of the opinion that there is a lack of uniformity in real estate brokerage services, meaning the quality and type of service can vary greatly from one broker to another. This inconsistency complicates the process for buyers who can benefit from comprehensive, personalized advice and data-driven insights to make informed decisions. Accordingly, we believe that the industry urgently requires sophisticated data analysis capabilities and personalized customer services that can filter and present information in a clear, actionable manner tailored to individual buyer needs.

Home Buying & Selling Difficulties.

The conventional process of purchasing a home involves numerous challenges that can make the experience frustrating and often unsuccessful. Key among these is the competitive nature of bidding, where multiple buyers may vie for the same property, driving up prices and creating a high-pressure situation. Additionally, the home-buying process is often hampered by lengthy loan processing times. Delays in securing financing can result in buyers missing out on purchasing their desired properties, as sellers may opt for buyers with quicker, more reliable financing options. This uncertainty and time sensitivity can add significant stress and disappointment to the home-buying experience.

Poor Experiences.

The journey to home ownership involves multiple stages, including dealing with brokers, securing loans, property appraisals, purchasing home insurance, undertaking renovations, and organizing the move. Currently, each of these stages is typically handled by different service providers who operate in isolation from each other. This fragmentation means there is no centralized process or communication, leading to inefficiencies, misunderstandings, and a disjointed overall experience. We believe that the lack of a comprehensive, integrated solution makes it difficult for buyers to navigate the process smoothly and can lead to increased costs, delays, and a lower-quality home-buying experience. Buyers are often left to manage and coordinate these separate components on their own, which can be overwhelming, especially for first-time buyers or those with limited time and resources.

Our Solution

Linkhome developed the real estate AI technology platform HomeGPT. For home buyers, Linkhome has built an on-demand, seamless, and artificial intelligence-driven home-buying experience. Unlike the traditional process mediated by real estate agents, Linkhome buyers can chat with our AI chatbot, HomeGPT, at their convenience using our app or website to answer home-buying questions, search for homes, learn about the home-buying process, book visits or virtual tours, calculate mortgage requirements, and so on. We have also introduced AI-driven real estate solutions for our agents, such as home price prediction, bidding recommendations, investment advice, and on-demand assistance in generating contracts and processing documents for future real estate needs.

For sellers, our agents can use HomeGPT to leverage our sophisticated AI algorithms to offer precise pricing advice, aiding home buyers in informed decision-making for pricing, marketing, and negotiations. Additionally, our generative AI technology enhances seller experiences by automatically crafting detailed property descriptions and introduction videos with minimal user input. For vacant properties, HomeGPT can simulate furnished interiors, which can significantly elevate the property’s appeal. By making targeted promotion and presentation, HomeGPT can help to ensure that listings reach the right buyers, leading to most of Linkhome’s sellers successfully closing deals within 45 days, thereby selling their homes more effectively and at reduced costs.

The goal of these technologies is to support our clients and enhance our productivity. We believe this will lead to being able to continuously provide better customer service at a lower cost. We are committed to constantly optimizing the performance and functionality of our technology to ensure that it not only meets current market demands, but also anticipates and adapts to future trends.

Fintech: Financial Innovation Cash Offer — Quick Home Purchase:    We believe Linkhome’s fintech product, Cash Offer, will significantly enhance the competitiveness of our clients’ offers, allowing them to secure their desired properties without merely relying on price competition. Compared to loan-based offers, most sellers prefer all-cash offers, as this enables sales to close more quickly. By offering Cash Offer, we believe our clients will be able to stand out among many offers, thus giving buyers who use our product more negotiation power and a stronger likelihood of purchasing their desired home at the right price.

Flash sell — A modern way to sell:    By selling to Linkhome, homeowners can avoid the stress of open houses, home repairs, overlapping mortgages, and the uncertainty that can come with listing a home on the open market. Using our mobile app and website, sellers can receive a competitive cash offer online. Post offer, we conduct an interior home inspection and a contact-free exterior assessment to verify the home data provided to the Company. Sellers can then select their preferred closing date and sell to Linkhome, closing quickly.

Trade Up:    For customers who are both selling and buying homes, we have built a trade-up product that enables them to buy and sell in a coordinated transaction. With the “Trade Up” service, Linkhome helps clients purchase a new home and move in without having to sell their old home first. Through collaboration with third-party financial institutions, Linkhome assists clients in purchasing the new home and then selling the old one. This avoids the hassle of finding temporary housing, moving furniture twice and dealing with storage concerns. We provide a more relaxed, seamless experience for clients, making the journey to swap homes easy.

Currently, our front-end platforms, such as the website and app, are intended only to receive customer information. Our back-end software then generates a plan for the user, after which we establish a relationship with the user by having one of our agents communicate the plan to the user. We are working to develop a front-end data platform that will provide such information to customers in real-time.

One-stop seamless experience.

We understand the complexity of real estate transactions. Linkhome aims to provide a one-stop solution, offering tailored financing through our Cash Offer service, bespoke renovation services, comprehensive property management, and extensive third-party insurance options. Designed to simplify and expedite the home-buying journey, our integrated approach ensures clients navigate property transactions with ease, from initial purchase to ongoing management. By merging clarity, efficiency, and personalized support, Linkhome aims to transform real estate transactions into transparent, stress-free experiences, allowing clients to focus on the joy of finding their dream home.

Advantages and Competitive Edge.

Our business model is designed to disrupt the traditional model of finding and buying a home. Linkhome’s main goal is to rapidly expand property sales by focusing on providing AI technology for house hunting and helping customers with investment analysis. Since our founding in 2021, we have been developing and leveraging the following key advantages of our platform, which we believe provide significant competitive advantages.

A purpose-built artificial intelligence housing search platform.

Our platform combines a comprehensive AI-powered home-finding experience with financial innovation, allowing us to control all key operational and transactional elements and promote a fast, simple, and consistent user experience.

A differentiated home buying experience.

We have developed the Cash Offer home purchase model to use cash to help customers compete for target properties faster and more cost-effectively. This gives people the confidence and trust they need to buy properties on our platform.

For buyers, using Cash Offer avoids the need for excessive overbidding to purchase a home. We charge a 1-2% platform usage fee, which saves a significant amount compared to overbidding. For example, for a $947,000 home, we charge a 1% service fee, approximately $9,470. Without using Cash Offer, the same home may sell from $990,000 to $1,000,000. In this example, a buyer would save $40,000 to $50,000 on the transaction.

For sellers, traditional home selling services require expenses such as repairs, renovations, listing fees, and 4-5% agent fees. These expenses can be substantial for sellers, and the waiting period to sell the home is uncertain. Using the Flash Sell, the home can be sold immediately, reducing the costs of repairs, renovations, and 4-5% listing agent fees, which can amount to 8-12% of the home’s price. We only charge a 5% service fee, saving sellers both time and money.

Currently, our funding for Cash Offer comes primarily from investments made by our CEO and existing shareholders. With the funds generated from this offering, we plan to expand our Cash Offer program. We believe and are confident that our revenue will continue to grow, and we will become more profitable over time.

Proprietary financing technology.

In the future, assuming we obtain proper licensing, we intend to offer differentiated financing solutions to enable clients to select their preferred financing method from hundreds of pre-approved down payment and monthly payment combinations and enable us to generate property finance receivables, often sold at a premium to third-party financing partners.

An efficient and engaging home selling experience.

Our proprietary APP software and artificial intelligence quick quotation system allows us to quote prices for users selling their homes predictably and efficiently. Customers do not need to wait several days and can quickly sell their properties to Linkhome. We believe our platform will provide customers with a unique home-selling experience, thus setting us apart from our competitors.

Large-scale real estate transaction infrastructure.

We believe we are a leading property technology company that provides a comprehensive suite of end-to-end property solutions and services through a single, integrated platform. Our platform functions as a one-stop-shop solution to serve all of our customers’ property-related needs. We believe this provides us with a strong competitive edge as compared to our peers, who may only provide services related to one segment of the property transaction.

Highly scalable business model.

While at present, we cater only to the Southern California market, we intend to scale the enterprise to service additional markets. We believe we have a highly scalable business model and can adapt our service offerings to cater to prevailing market and technology trends to maintain our competitive edge. Our business is predominantly generated through our online website and mobile application platforms, which, assuming we have obtained proper licensing, will allow us to expand rapidly into new markets in a quick and cost-efficient manner.

Our Growth Strategy

•        Increase penetration in existing market.    We are presently focused on increasing our penetration and market share in the Southern California market. As our recognition grows, we’ll attract more home buyers and sellers to transact through Linkhome.

•        Expand into new markets.    While our business primarily serves the Southern California market, we believe we have a tremendous opportunity to expand our business coverage to major markets across the United States.

•        Increase our service offerings and become an “all-in-one” property platform.    At present, we offer real estate brokerage services, Cash Offer, and other services like property rental management, and home renovation services. In line with our focus on providing a seamless experience, however, we are in the process of creating a digital one-stop moving experience, as well. We plan to add additional services over time to further simplify transactions and support our customers. These services include title insurance, escrow and mortgage services, home insurance, property management and home maintenance services.

•        Continue to develop our artificial intelligence real estate platform to enhance user experience.    We seek to continuously strengthen our artificial intelligence technologies to improve our platform and the solutions we can offer to our customers. To this end, we intend to invest in research and development to enhance our technology capabilities and service offerings.

Marketing

Our marketing strategy employs a multi-channel approach aimed at efficient and low-cost growth while expanding our market footprint. We leverage AI algorithms to deploy ads targeting customer interests, significantly enhancing the precision of our customer targeting.

Our marketing focus extends to several areas:

•        Social Media & Video Marketing:    We engage in comprehensive digital marketing, utilizing platforms such as YouTube, Instagram, Facebook, and X (formerly known as Twitter) for both video and social media marketing. This approach allows us to engage audiences with visually compelling content and leverage the vast user bases of these platforms for broad visibility and engagement.

•        Paid-search Advertising:    We partner with high-traffic search engines for paid-search advertising. We continuously adjust our bids on keywords and phrases and tweak our campaigns based on performance metrics.

•        Targeted-email Campaigns:    Our email marketing efforts are enhanced by machine learning, enabling us to send targeted emails that recommend relevant new listings to homebuyers and sellers at critical moments in their journey with us.

•        Online and Offline Seminars:    We organize online seminars to educate and engage with our audience, offering valuable insights and building trust. In Southern California, we conduct limited, in-person seminars to inform our customers about the complex and competitive market.

Competitor Analysis

As a company dedicated to artificial intelligence real estate technology, we operate in the highly competitive and fragmented U.S. housing market, with over five million residential real estate transactions annually. Our main competitors include traditional offline real estate brokers and agents; these include franchise operations associated with national or local brands as well as small independent brokerages. We also face increasing competition from a growing number of internet-based brokerages and companies operating with new business models.

We believe we primarily compete based on:

•        Efficient AI online chat capabilities;

•        Financial innovation services, such as Cash Offer, that help clients quickly secure offers;

•        Traffic to our website and mobile application;

•        Our ability to recruit and retain agents who can provide the best customer service;

•        The cost of our services and the price to consumers;

•        Consumer awareness of our services and the effectiveness of our marketing efforts; and

•        Innovation in artificial intelligence technology.

We believe that our customer-centric values and artificial intelligence technology, along with the application of financial innovations, set us apart from our competitors and give us a competitive edge in all of the above areas.

Government Regulation

We are subject to a wide variety of laws, rules, and regulations enforced by both governments and private organizations. Many of these rules and regulations are constantly evolving. If we are unable to comply with them, we may be unable to obtain the requisite licensing to conduct certain aspects of our planned business, such as offering insurance, escrow or mortgage services, and we could be subject to civil and criminal liabilities, revocation, or suspension of our licenses or other adverse actions. We may also be required to modify or discontinue some or all of our offerings, and our ability to grow our business and our reputation may be harmed. See “Risk Factors” and “Information About Linkhome’s Business — Government Regulation” for further discussion of our regulatory risks.

Summary of Risk Factors

Our ability to execute business strategy is subject to numerous risks and uncertainties that you should consider before investing in us, as more fully described in the section titled “Risk Factors” following this Prospectus Summary. These risks include, among others:

Risks Associated with Our Business and Industry

•        Our business is highly dependent on macroeconomic and U.S. residential real estate market conditions, including those affecting the broader mortgage market. Deterioration of such conditions may have a negative impact on our rate of growth and potential to achieve or maintain profitability.

•        Our business is concentrated in certain geographic markets. Failing to grow in those markets or any disruptions in those markets could harm our business.

•        Our future market share gains may take longer than planned and cause us to incur significant costs.

•        Our business model and growth strategy depend on our ability to attract homebuyers and home sellers to our website and mobile application in a cost-effective manner.

•        We are not presently licensed to offer mortgage brokerage, insurance or escrow services and there is no guarantee that we will be able to obtain such licensing in the future.

•        We rely heavily on internet search engines and mobile application stores to direct traffic to our website and our mobile application, respectively.

•        Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business and financial condition.

•        We may not be able to obtain and maintain accurate, comprehensive, or reliable data, because data suppliers may withdraw data that we have previously collected or withhold data from us in the future or we may fail to maintain and improve our methods and technologies, or anticipate new methods or technologies, for data collection, organization, and cleansing. As a result, we may experience reduced demand for our products and services and loss of customer confidence.

•        If we cannot obtain and provide to our customers comprehensive and accurate real estate listings quickly, or at all, our business will suffer.

•        If we do not comply with the rules, terms of service, and policies of multiple listing services (“MLS”), our access to and use of listings data may be restricted or terminated and harm our business.

•        Competition in the residential real estate brokerage industry is intense and if we cannot compete effectively, our business will be harmed.

•        Our revenue may not continue to grow at its recent pace, or at all.

•        If we’re not able to deliver a rewarding experience on mobile devices, whether through our mobile website or mobile application, we may be unable to attract and retain customers.

•        Our growth may be limited due to historically low home inventory levels.

•        We are, and expect in the future to become, subject to an increasing variety of federal, state and local laws and regulations, many of which are continuously evolving, which increases our compliance costs and could subject us to claims or otherwise harm our business.

•        Our failure to comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we operate could adversely affect our business.

•        We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

•        Our introduction of new services, and the expansion of existing services such as Cash Offer for customers and buying and selling homes directly, could fail to produce the desired or predicted results or harm our reputation.

•        We could be required to cease certain activities or incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

•        Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

•        We employ third-party licensed technology, and the inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which would harm our business.

•        Some aspects of our technology include open-source software, and any failure to comply with the terms of one or more of these open-source licenses could harm our business.

•        Our business depends on third-party networks and mobile infrastructure and on our ability to maintain and scale the technology underlying our offerings.

•        Cybersecurity incidents could disrupt our business operations, which could result in the loss of critical and confidential information, and harm our business.

•        We have integrated, and may continue to integrate in the future, AI in certain tools and features available on our platform. AI technology presents various operational, compliance, and reputational risks and if any such risks were to materialize, our business and results of operations may be adversely affected.

•        We may be subject to risks associated with artificial intelligence and machine learning technology.

•        Increased data protection regulation may result in increased complexities and risk in connection with the operation of our business and our products.

•        If we do not respond to technological innovations or changes or upgrade our technology systems, our growth prospects and results of operations could be adversely affected.

•        If we fail to effectively manage the growth of our operations, technology systems, and infrastructure to service customers and agents, our business could be harmed.

Risks Relating to This Offering and Ownership of Our Common Stock

•        Because the initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

•        Sales of a substantial number of shares of our common stock may cause the price of our common stock to decline.

•        We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

•        We do not intend to pay dividends for the foreseeable future.

•        Our executive officers, directors, principal stockholders and their affiliates will continue to exercise significant influence over our company after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

•        We are an emerging growth company, and we intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

•        Provisions in our corporate charter documents and bylaws and under Nevada law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Corporate and Other Information

We were originally founded in July 2021 as Goldman Realty & Mortgage Inc., a California corporation, and in August 2023, we changed our name to Linkhome Realty Group. In November 2023, we incorporated Linkhome Holdings Inc., a Nevada corporation, which is the sole owner of Linkhome Realty Group. Our principal executive offices are located at 2 Executive Circle, Suite 100, Irvine, CA 92614, and our phone number is (626) 678-0777. Our website address is www.linkhomeai.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, unless the U.S. Securities and Exchange Commission (the “SEC”) determines the new rules are necessary for protecting the public;

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which such fifth anniversary will occur in 2029. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our stockholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The Offering

Common stock offered	1,500,000 shares
Common stock outstanding prior to the offering	14,505,000 shares
Option to purchase additional shares of common stock	We have granted the underwriter a 45-day option to purchase up to an additional 15% of the total number of shares of our common stock to be offered by the Company in this offering.
Common stock to be outstanding after this offering	16,005,000 shares (16,230,000 shares, if the underwriter exercises its over-allotment option to purchase additional shares in full)
Use of proceeds

We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $3.77 million (or approximately $4.46 million if the underwriter exercises its over-allotment option to purchase additional shares in full), based on an the initial public offering price of $4.00 per share, and after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds that we receive from this offering for working capital and other general corporate purposes, including technology, development and marketing activities, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds to invest in or acquire third-party businesses, products, services, technologies, or other assets. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Listing	We have been approved to have our common stock listed on the Nasdaq Capital Market under the symbol “LHAI,” which listing is a condition to this offering.
Lock-up agreements

We, our executive officers, directors and certain holders of the outstanding shares of common stock of our Company have agreed with the underwriter not to sell, transfer, or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering. For additional information regarding our arrangement with the underwriter, please see “Underwriting.”

Transfer Agent	VStock Transfer, LLC., 18 Lafayette Place, Woodmere, New York 11598.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data. We have derived the following consolidated statements of income data for the years ended March 31, 2025 and 2024, and our summary consolidated balance sheet data as of March 31, 2025 and 2024 from our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and, in the opinion of management, reflect all adjustments, consisting only of normal, recurring adjustments, that are necessary for the fair presentation of our consolidated financial position as of March 31, 2025 and 2024 and our consolidated results of operations for the years ended March 31, 2025 and 2024. Our historical results are not necessarily indicative of the results that may be expected for any future period. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the accompanying notes and other financial information included elsewhere in this prospectus.

Selected Balance Sheet Information

	As of March 31, 2025	As of December 31, 2024
Balance Sheet Data
Total current assets	$3,339,588	$3,323,648
Total noncurrent assets	90,366	105,865
Total assets	$3,429,954	$3,429,513
Total current liabilities	$866,362	$944,447
Total noncurrent liabilities	33,278	35,381
Total liabilities	$899,640	$979,828
Total stockholders’ equity	$2,530,314	$2,449,685

Selected Statements of Income Information

	Three Months Ended March 31,
	2025	2024
Statement of Income Data
Net revenues	$5,709,426	$1,143,928
Gross profit	261,917	228,266
Total operating expenses	138,095	155,333
Income from operations	123,822	72,933
Total other expenses, net	(11,749)	(293)
Income before income taxes	112,073	72,640
Net income	$80,629	$40,292
Net income per common share – basic	$0.01	$0.00
Weighted average number of common shares outstanding – basic	14,505,000	13,986,538

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding to invest in our common stock. Our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. If any of these risks occurs, the trading price of our common stock could decline and you might lose all or part of your investment. Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to Our Business and Industry

Our business is highly dependent on macroeconomic and U.S. residential real estate market conditions, including those affecting the broader mortgage market. Deterioration of such conditions may have a negative impact on our rate of growth and potential to achieve or maintain profitability.

Our success depends largely on the health of the U.S. residential real estate industry, which is seasonal, cyclical, and affected by changes in general economic conditions beyond our control. Any of the following macroeconomic factors could adversely affect demand for residential real estate, result in falling home prices, and harm our business:

•        increased interest rates;

•        increased unemployment rates or stagnant or declining wages;

•        slow economic growth or recessionary conditions;

•        weak credit markets;

•        low consumer confidence in the economy or the U.S. residential real estate industry;

•        adverse changes in local or regional economic conditions in the markets that we serve;

•        fluctuations in local and regional home inventory levels;

•        constraints on the availability of mortgage financing, enhanced mortgage underwriting standards, or increased down payment requirements;

•        federal and state legislative, tax or regulatory changes that would adversely affect the U.S. residential real estate industry, including potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities that provide liquidity to the mortgage market, and limitations on the deductions of certain mortgage interest expenses;

•        increases in the exchange rate for the U.S. dollar compared to foreign currencies, causing U.S. real estate to be more expensive for foreign purchasers;

•        foreign regulatory changes or capital controls that would make it more difficult for foreign purchasers to withdraw capital from their home countries or purchase and hold U.S. real estate;

•        strength of financial institutions;

•        high levels of foreclosure activity in particular markets;

•        a decrease in home ownership rates;

•        general economic and real estate market conditions risks, related to our acquisition, ownership and subsequent selling of real property;

•        political uncertainty relating to the new presidential administration; or

•        acts of nature, such as hurricanes, earthquakes, and other natural disasters, as well as adverse environmental and climate changes that disrupt the local or regional real estate markets we serve.

We may not achieve or maintain profitability in the future.

We expect to continue to make future investments in developing and expanding our business, including technology, recruitment and training, marketing, and pursuing strategic opportunities. These investments may not result in increased revenue or growth in our business. Additionally, we may incur significant losses in the future for a number of reasons, including:

•        our inability to grow market share;

•        increased competition in the U.S. residential real estate industry;

•        changes in our commission rates;

•        our failure to realize our anticipated efficiency through our technology and business model;

•        failure to execute our growth strategies;

•        declines in the U.S. residential real estate industry; and

•        unforeseen expenses, difficulties, complications and delays, and other unknown factors.

Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future.

Our business is concentrated in certain geographic markets. Failing to grow in those markets or any disruptions in those markets could harm our business.

For 2023 and 2024, approximately most of our real estate revenue, respectively, was derived from our top markets, which consist of the metropolitan areas of Los Angeles. These markets are primarily major metropolitan areas, where home prices and transaction volumes are generally higher than other markets. Local and regional economic conditions in these markets differ materially from prevailing conditions in other parts of the United States. In addition, due to the higher home prices in these markets, our real estate revenue and gross margin is generally higher in these markets than in our smaller markets. Any overall or disproportionate downturn in demand or economic conditions in any of our largest markets, particularly if we are not able to increase revenue from our other markets, could result in a decline in our revenue and harm our business.

Our future market share gains may take longer than planned and cause us to incur significant costs.

We represent people buying and selling homes in California, In the future, we plan to expand to more markets in the United States. We have a limited operating history in many of these markets. Expanding our services in existing and new markets and increasing the depth and breadth of our presence imposes significant burdens on our marketing, compliance, and other administrative and managerial resources. Our plan to expand and deepen our market share in our existing markets and possibly expand into additional markets is subject to a variety of risks and challenges. These risks and challenges include the varying economic and demographic conditions of each market, competition from local and regional residential brokerage firms, variations in transaction dynamics, and pricing pressures. Additionally, our earlier markets typically have higher mean home prices than our more recent markets. In addition, many valuable markets have established residential brokerages with superior local referral networks, name recognition, and perceived local knowledge and expertise. If we cannot manage our expansion efforts efficiently, our market share gains could take longer than planned and our related costs could exceed our expectations. In addition, we could incur significant costs to seek to expand our market share, and still not succeed in attracting sufficient customers to offset such costs.

We expect our revenue and results of operations to fluctuate on a quarterly and annual basis.

Our revenue and results of operations are likely to vary significantly from period to period and may fail to match expectations as a result of a variety of factors, many of which are outside our control. The other risk factors discussed in this “Risk Factors” section may contribute to the variability of our quarterly and annual results. In addition, our revenue and results may fluctuate as a result of:

•        seasonal variances of home sales, which historically peak during the summer and are weaker during the first and fourth quarters of each year;

•        cyclical periods of slowdowns or recessions in the U.S. real estate market;

•        our ability to increase market share;

•        fluctuations in sale prices and transaction volumes in our top markets;

•        the price of homes bought or sold by Linkhome homebuyers and home sellers;

•        price competition;

•        volume of transactions in markets with a higher than average mean home price;

•        mix of transactions;

•        impairment charges associated with goodwill and other intangible assets;

•        the timing and success of new offerings by us and our competitors;

•        changes in local market conditions;

•        changes in interest rates and the mortgage and credit markets;

•        changes in federal, state, or local laws or taxes that affect real estate transactions or residential brokerage, title insurance, and mortgage insurance industries;

•        changes in multiple listing services, or MLS, or other rules and regulations affecting the residential real estate industry; and

•        any acquisitions of, or investments in, third-party technologies or businesses.

As a result of potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price.

A substantial portion of our historical revenue has been generated from transactions with related parties, and the loss of, or disputes with, these parties could materially and adversely affect our results of operations.

During the years ended December 31, 2024 and 2023, a significant percentage of our total revenue was attributable to real estate purchase-and-sale transactions completed with Haiyan Ma, a beneficial owner of approximately 12.41% of our voting securities, and other related-party customers. Reliance on a limited number of related parties concentrates our revenue base and exposes us to heightened risks of volatility if any of these parties were to reduce the volume of business they conduct with us, renegotiate the terms of existing arrangements, experience financial difficulties, or otherwise cease to engage in transactions with us. In addition, related-party transactions create the potential for actual or perceived conflicts of interest, which could subject us to enhanced regulatory scrutiny, litigation or reputational harm.

Our business model and growth strategy depend on our ability to attract homebuyers and home sellers to our website and mobile application in a cost-effective manner.

Our success depends on our ability to attract homebuyers and home sellers to our website and mobile application in a cost-effective manner. Our website and mobile application are our primary channels for meeting customers. We rely on organic traffic generated from search engines and other unpaid sources to meet customers. We use a variety of media in our marketing efforts, including online and television advertising and social media, to drive traffic. We intend to continue to invest resources in our marketing efforts.

We are heavily dependent on digital marketing initiatives such as search engine optimization to improve our website’s search result ranking and generate new customer leads. We also rely on other marketing methods such as social media marketing, paid search advertising, and targeted email communications. Advertising platforms, such as Facebook, Google, and others, may raise their rates significantly, and we may choose to use alternative and less expensive channels, which may not be as effective at attracting homebuyers and home sellers to our website and mobile application. We also use video advertising, which may have significantly higher costs than other methods. In addition, we may be required to expand into or continue to invest in more expensive channels than those we are currently in, which could harm our business.

These marketing efforts may not succeed for a variety of reasons, including changes to search engine algorithms, ineffective campaigns across marketing channels, and limited experience in certain marketing channels like television. External factors beyond our control may also affect the success of our marketing initiatives, such as filtering of our targeted communications by email servers, homebuyers and home sellers failing to respond to our marketing initiatives, and competition from third parties. Any of these factors could reduce the number of homebuyers and home sellers to our website and mobile application. We also anticipate that our marketing efforts will become increasingly expensive as competition increases and we seek to expand our business in existing markets. Generating a meaningful return on our marketing initiatives may be difficult. If our strategies do not attract homebuyers and home sellers efficiently, our business and growth would be harmed. Even if we successfully increase revenue as a result of these efforts, that additional revenue may not offset the related expenses we incur.

We rely heavily on internet search engines and mobile application stores to direct traffic to our website and our mobile application, respectively.

We rely on Internet search engines, such as Google, Bing and Yahoo!, to drive traffic to our website and on mobile application stores, such as Apple iTunes Store and the Android Play Store, for downloads of our mobile application. The number of visitors to our website and mobile application downloads depends in large part on how and where our website and mobile application rank in Internet search results and mobile application stores, respectively. For example, when a user types a property address into an Internet search engine, we rely on that search engine to rank our webpages in the search results and to direct a user to the listing on our website. While we use search engine optimization to help our webpages rank highly in search results, maintaining our search result rankings is not within our control. Internet search engines frequently update and change their ranking algorithms, referral methodologies, or design layouts, which determine the placement and display of a user’s search results. In some instances, Internet search engines may change these rankings in order to promote their own competing services or the services of one or more of our competitors. Similarly, mobile application stores can change how they display searches and how mobile applications are featured. For instance, editors at the Apple iTunes Store can feature prominently editor-curated mobile applications and cause the mobile application to appear larger than other applications or more visibly on a featured list. Listings on our website and mobile application have experienced fluctuations in search result and mobile application rankings in the past, and we anticipate fluctuations in the future. If our website or listings on our website fail to rank prominently in Internet search results, our website traffic could decline. Likewise, a decline in our website and mobile application traffic could reduce the number of customers for our services.

Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business, and financial condition.

Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Our products and services, as well as our servers and computer systems and those of third parties that we rely on, are subject to cybersecurity risks inherent to companies that process personal data. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks.

We were recently informed, in July of 2025, by our underwriter that it had suffered a cybersecurity incident and specifically a ransomware incident, which has resulted in unauthorized access to some of the underwriter’s systems and data, and the exfiltration of certain data from the underwriter’s systems as well. Based on information currently available to the underwriter regarding the incident, the underwriter believes confidential information regarding the Company that we had provided to the underwriter in connection with its due diligence for this offering was included in the data that was exfiltrated. The underwriter is still investigating the extent of this incident, and has also informed us that it does not have any evidence that this data has been misused at this time. While we believe that any material data regarding the Company that was exfiltrated is reflected in this prospectus and the registration statement of which this prospectus is a part, and is therefore publicly available, we could be subject to liability risks to the extent the data consists of sensitive information about our officers, directors, personnel, contractors, customers, suppliers or vendors. We believe that any such risk is manageable and can be absorbed and addressed by our existing cybersecurity policies, procedures, and controls.

To that end, we employ robust security to defend against intrusion and attack of our systems, to protect our data and to resolve and mitigate the impact of any incidents. We also regularly educate our employees on these risks, and provide training to them to learn how to identify and respond to the same. Like most companies today, despite these efforts there is no way to fully remove the possibility of a cybersecurity incident from occurring and we, and third parties that we rely on, will likely experience cyber incidents in the future. Thus, in addition to the identified risk above, any additional future cyber incidents and resulting data breaches could result in substantial liability, regulatory actions, financial penalties, significant out of pocket costs, damage to our data and ability to do business, and reputational harm.

We and third parties that we rely on may experience cybersecurity incidents due to human error, malfeasance, system errors or vulnerabilities, or other issues. Actual or perceived cybersecurity incidents relating to our data or confidential information could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage our reputation and harm our business, results of operations and financial condition. We maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will always be adequate for the liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all, especially depending on the facts of the situation and method of incident.

We may not be able to obtain and maintain accurate, comprehensive, or reliable data, because data suppliers may withdraw data that we have previously collected or withhold data from us in the future or we may fail to maintain and improve our methods and technologies, or anticipate new methods or technologies, for data collection, organization, and cleansing. As a result, we may experience reduced demand for our products and services and loss of customer confidence.

Our success depends on our users’ confidence in the depth, breadth, and accuracy of our data. The task of establishing and maintaining accurate data is challenging and expensive. The depth, breadth, and accuracy of our data differentiates us from our competitors. If our data, including the data we obtain from third parties and our data extraction, cleaning, and insights, are not current, accurate, comprehensive, or reliable, it would increase the likelihood of negative user experiences, which in turn would reduce the likelihood of users utilizing our app or website and harm our reputation, making it more difficult to obtain new users, which could have an adverse effect on our business, results of operations, and financial condition.

If we cannot obtain and provide to our customers comprehensive and accurate real estate listings quickly, or at all, our business will suffer.

Our ability to attract consumers to our website and mobile application is heavily dependent on our timely access to comprehensive and accurate real estate listings data. We get listings data primarily from MLS in the markets we serve. We also source listings data from public records, other third-party listing providers, and individual homeowners and brokers. Many of our competitors and other real estate websites also have access to MLS and other listings data, including proprietary data, and may be able to source listings data or other real estate information faster or more efficiently than we can. Since MLS participation is voluntary, brokers and homeowners may decline to post their listings data to their local MLS or may seek to change or limit the way that data is distributed. A competitor or another industry participant could also create an alternative listings data service, which may reduce the relevancy and comprehensive nature of the MLS. If MLS cease to be the predominant source of listings data in the markets that we serve, we may be unable to get access to comprehensive listings data on commercially reasonable terms, or at all, and we may be unable to provide timely listings to our customers.

If we do not comply with the rules, terms of service and policies of the MLS, our access to and use of listings data may be restricted or terminated and harm our business.

We must comply with the MLS’s rules, terms of service and policies to access and use its listings data. Each MLS that we belong to has adopted its own rules, terms of service, and policies governing, among other things, how MLS data may be used, and listings data must be displayed on our website and mobile application. These rules typically do not contemplate multi-jurisdictional online brokerages like ours and vary widely among markets. They also are in some cases inconsistent with the rules of other MLS such that we are required to customize our website, mobile application, or service to accommodate differences between MLS rules. Complying with the rules of each MLS requires significant investment, including personnel, technology and development resources, other resources, and the exercise of considerable judgment. If we are deemed to be noncompliant with an MLS’s rules, we may face disciplinary sanctions in that MLS, which could include monetary fines, restricting or terminating our access to that MLS’s data, or other disciplinary measures. The loss or degradation of this listings data could materially and adversely affect traffic to our website and mobile application, making us less relevant to consumers and restricting our ability to attract customers. It also could reduce agent and customer confidence in our services and harm our business.

Competition in the residential brokerage industry is intense and if we cannot compete effectively, our business will be harmed.

We face intense competition in each of the markets we serve. We compete primarily against other residential brokerages, which include operations affiliated with national or local brands and small independent brokerages. We also compete with a growing number of AI-based residential brokerages and others who operate with non-traditional real estate business models. Competition with brokerages is particularly intense in some of the densely populated metropolitan markets we serve. To capture and retain market share, we must compete successfully against other brokerages, not only for customers, but also for high-performing agents and other critical employees.

The residential brokerage industry has low barriers to entry for new participants, including other technology-driven brokerages that offer lower commissions than the traditional pricing model. We may change our pricing strategies in response to a number of factors, including competitive pressures or in response to transaction volume fluctuations in particular markets we serve. As competitors introduce new offerings that compete with ours or reduce their commission rates, we may need to change our pricing strategies to compete effectively. Any such changes, particularly in the top markets we serve, may affect our ability to compete successfully and harm our business.

Many of our brokerage competitors have substantial competitive advantages, such as longer operating histories, greater financial resources, stronger brand recognition, more management, sales, marketing and other resources, and extensive relationships with participants in the residential real estate industry, including third-party data providers such as MLS. Consequently, these brokerages may have an advantage in recruiting and retaining agents, attracting consumers, acquiring customers, and growing their businesses. They may be able to provide consumers with offerings that are different from or superior to those we provide. They may also be acquired by third parties with greater resources than ours, which would further strengthen and enable them to compete more vigorously or broadly with us. The success of our competitors could result in our loss of market share and harm our business.

Our revenue may not continue to grow at its recent pace, or at all.

Our revenue may not continue to grow at the same pace as it has over the past several years. We believe that our future revenue growth will depend, among other factors, on our ability to:

•        successfully expand and deepen our business and market share;

•        respond to seasonality and cyclicality in the real estate industry and the U.S. economy;

•        compete with the pricing and offerings of our competitors;

•        attract more customers to our website and mobile application;

•        successfully invest in developing technology, tools, features, and products;

•        maintain high levels of customer service;

•        maximize our agents’ productivity;

•        attract and retain high-quality agents;

•        successfully contract with high-quality partner agents; and

•        increase our brand awareness.

We may not be successful in our efforts to do any of the foregoing, and any failure to be successful in these matters could adversely affect our revenue growth. You should not consider our past revenue growth to be indicative of our future growth.

If we’re not able to deliver a rewarding experience on mobile devices, whether through our mobile website or mobile application, we may be unable to attract and retain customers.

Developing and supporting a mobile website and mobile application across multiple operating systems and devices requires substantial time and resources. We may not be able to consistently provide a rewarding customer experience on mobile devices and, as a result, customers we meet through our mobile website or mobile application may not choose to use our brokerage services, or those of our partner agents, at the same rate as customers we meet through our website.

As new mobile devices and mobile operating systems are released, we may encounter problems in developing or supporting our mobile website or mobile application for them. Developing or supporting our mobile website or mobile application for new devices and their operating systems may require substantial time and resources. The success of our mobile website and mobile application could also be harmed by factors outside our control, such as:

•        increased costs to develop, distribute, or maintain our mobile website or mobile application;

•        changes to the terms of service or requirements of a mobile application store that requires us to change our mobile application development or features in an adverse manner; and

•        changes in mobile operating systems, such as Apple’s iOS and Google’s Android, that disproportionately affect us, degrade the functionality of our mobile website or mobile application, require that we make costly upgrades to our offerings, or give preferential treatment to competitive websites or mobile applications.

Adverse developments in economic conditions could harm our business.

Our business is sensitive to general economic conditions that are outside our control. These conditions include interest rates, inflation, fluctuations in consumer confidence, fluctuations in equity and debt capital markets, availability of credit, and the strength of financial institutions, which are sensitive to changes in the general macroeconomic environment. A host of factors beyond our control could cause fluctuations in these conditions, including the political environment, disruptions in an economically significant geographic region, or equity or debt markets, acts or threats of war, or terrorism, any of which could harm our business.

Our growth may be limited due to historically low home inventory levels.

Traditionally, a “balanced” residential real estate industry requires enough homes on the market to satisfy six months of homebuyer demand. In recent years, home inventory has remained at historically low levels in many parts of the United States. Low inventory levels can harm our ability to attract customers, inflate home prices, increase competition for homes, increase our operating expenses because of home touring and offer-writing activities that do not result in closed home purchases, and reduce transaction volumes. As a result, our customers may be unable to complete a sufficient number of real estate transactions to sustain or grow our transaction volume and revenue.

We are, and expect in the future to become, subject to an increasing variety of federal, state and local laws and regulations, many of which are continuously evolving, which increases our compliance costs and could subject us to claims or otherwise harm our business.

We are currently subject to a variety of, and may in the future become subject to, additional, federal, state, and local laws that are continuously changing, including laws related to: the real estate, brokerage, title, and mortgage industries; mobile- and Internet-based businesses; and data security, advertising, privacy and consumer protection laws. For instance, we are subject to federal laws such as the Fair Housing Act of 1968, or FHA, and the Real Estate Settlement Procedures Act of 1974. These laws can be costly to comply with, require significant management attention, and could subject us to claims, government enforcement actions, civil and criminal liability, or other remedies, including revocation of licenses and suspension of business operations.

In some cases, it is unclear as to how such laws and regulations affect us based on our business model that is unlike traditional brokerages, and the fact that those laws and regulations were created for traditional real estate brokerages. If we are unable to comply with and become liable for violations of these laws or regulations, or if unfavorable regulations or interpretations of existing regulations by courts or regulatory bodies are implemented, we could be directly harmed and forced to implement new measures to reduce our liability exposure. It could cause our operations in affected markets to become overly expensive, time consuming, or even impossible. This may require us to expend significant time, capital, managerial, and other resources to modify or discontinue certain operations, limiting our ability to execute our business strategies, deepen our presence in our existing markets, or expand into new markets. In addition, any negative exposure or liability could harm our brand and reputation. Any costs incurred as a result of this potential liability could harm our business.

Further, due to the geographic scope of our operations and the nature of the services we provide, we may be required to obtain and maintain additional real estate brokerage, title insurance agency, and mortgage broker licenses in certain states where we operate. Additionally, if we enter new markets, we may be required to comply with new laws, regulations, and licensing requirements. As part of licensing requirements, we are typically required to designate individual licensees of record. We cannot assure you that we are, and will remain at all times, in full compliance with all real estate, title insurance, and mortgage licensing laws and regulations, and we may be subject to fines or penalties, including license revocation, for any non-compliance. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to transact business, or if we lose an existing license or are otherwise found to be in violation of a law or regulation, our business operations in that state may be suspended until we obtain the license or otherwise remedy the compliance issue.

Our failure to comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we operate could adversely affect our business.

Linkhome, as a licensed real estate brokerage firm, and our agents are required to comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the markets where we operate. These laws and regulations contain general standards for and limitations on the conduct of real estate brokerages and agents, including those relating to licensing of brokerages and agents, fiduciary and agency duties, administration of trust funds, collection of commissions, advertising, and consumer disclosures. Under applicable laws and regulations, our agents, managing brokers, designated brokers, and other individual licensees have certain duties and are responsible for the conduct of real estate brokerage activities. If we or our agents fail to obtain or maintain the licenses and permits for conducting our brokerage business required by law or fail to conduct ourselves in accordance with the associated regulations, the relevant government authorities may order us to suspend relevant operations or impose fines or other penalties. There is no assurance that we will be able to obtain or renew these licenses in a timely manner, or at all.

Our fee-based service offerings may require additional real estate, mortgage, title, insurance, or other licenses, and failure to obtain or maintain such licenses could limit our growth, subject us to penalties, or force us to discontinue certain services.

We currently derive revenue from, and intend to expand, fee-based services such as mortgage referral, property management, title-related facilitation and other ancillary products. Many of these activities are governed by complex and continuously evolving federal, state and local laws, including licensing regimes administered by real estate commissions, departments of insurance and financial services regulators. We are not presently licensed to offer mortgage brokerage, title insurance, escrow or certain other regulated services in any jurisdiction, and there is no assurance that we will be able to obtain or maintain the required approvals on a timely basis or at all. Operating without the appropriate licenses, or failing to comply with associated conduct requirements, could result in civil or criminal penalties, monetary fines, cease-and-desist orders, rescission of contracts, restitution to customers, reputational damage and the suspension or revocation of existing licenses. Any of these outcomes could impair our ability to grow our fee-based revenue streams and could materially and adversely affect our business and financial performance.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We are from time to time involved in, and may in the future be subject to, claims, suits, government investigations, and proceedings arising from our business. We cannot predict with certainty the cost of defense, the cost of prosecution, insurance coverage, or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies, damage awards, and penalties. Regardless of outcome, any such claims or actions could require significant time, money, managerial and other resources, result in negative publicity, and harm our business and financial condition. Such litigation and other proceedings may relate to:

•        violations of laws and regulations governing the residential brokerage, title, or mortgage industries;

•        employment law claims, including claims regarding worker misclassification;

•        compliance with wage and hour regulations;

•        privacy, cybersecurity incidents, and data breach claims;

•        intellectual property disputes;

•        consumer protection and fraud matters;

•        brokerage disputes such as the failure to disclose hidden property defects, as well as other claims associated with failure to meet our client legal obligations, or incomplete or inaccurate listings data;

•        claims that our agents or brokerage engage in discriminatory behavior in violation of the FHA;

•        liability based on the conduct of individuals or entities outside of our control, such as independent contractor partner agents or independent contractor associate agents;

•        disputes relating to our commercial relationships with third parties; and

•        actions relating to claims alleging other violations of federal, state, or local laws and regulations.

In addition, class action lawsuits, can often be particularly vexatious litigation given the breadth of claims, the large potential damages claimed, and the significant costs of defense. The risks of litigation become magnified and the costs of settlement increase in class actions in which the courts grant partial or full certification of a large class. Also, insurance coverage may be unavailable for certain types of claims and, even where available, insurance carriers may dispute coverage for various reasons, including the cost of defense. Further, such insurance may not be sufficient to cover the losses we incur.

Any failure to maintain, protect, and enhance our brand could hurt our ability to grow our business, particularly in markets where we have limited brand recognition.

Maintaining, protecting, and enhancing our brand is critical to growing our business, particularly in markets where we have limited brand recognition and compete with well-known traditional brokerages with longer histories and established community presence. This will partially depend on our ability to continue to provide high-value, customer-oriented, and differentiated services, and we may not be able to do so effectively. Enhancing and maintaining the quality of our brand may require us to make substantial investments, such as in marketing and advertising, technology, and agent training. If we do not successfully build and maintain a strong brand, our business could be harmed. In addition, despite these investments, our brand could be damaged from other events that are or may be beyond our control, such as litigation and claims, our failure to comply with local laws and regulations, and illegal activity such as phishing scams or cybersecurity attacks targeted at us, our customers, or others.

We are subject to an array of employment-related laws and regulations and failure to comply with these obligations could harm our business.

Our relationship with our employees is subject to various tax, wage and hour, unemployment, workers’ compensation, right to organize, anti-discrimination, workplace safety, and other employment-related laws. Each state has its own unique wage and hour laws, which have been the subject of growing litigation nationwide. In addition, federal and state regulatory authorities have increasingly challenged the classification of workers as independent contractors rather than as employees. Legislators have also proposed legislation to make it easier to reclassify independent contractors as employees, including legislation to increase recordkeeping requirements for employers of independent contractors, and to abolish safe harbors allowing certain individuals to be treated as independent contractors. Federal agencies and each state have their own rules and tests for determining the classification of workers, as well as whether employees meet exemptions from minimum wages and overtime laws. These tests consider many factors that also vary from state to state and have evolved based on case law, regulations, and legislative changes and frequently involve factual analysis as well. We may face significant penalties and damages if we are found to be noncompliant with any of these laws and regulations.

If our technology and development efforts are not successful, our business may be harmed.

We intend to continue investing significant resources in developing technology, tools, features, and products. If we do not spend our development budget efficiently or effectively on commercially successful and innovative technologies, we may not realize the expected benefits of our strategy. Moreover, technology development is inherently challenging and expensive, and the nature of development cycles may result in delays between the time we incur expenses and the time we make available new offerings and generate revenue, if any, from those investments. Anticipated customer demand for an offering we are developing could also decrease after the development cycle has commenced, and we would not be able to recoup substantial costs we incurred. In addition, there are many competitors in the markets we serve, including brokerages as well as non-brokerage real estate websites, and we may not be able to effectively compete both as a brokerage and a developer of technology. We cannot assure you that we will be able to identify, design, develop, implement, and utilize, in a timely and cost-effective manner, technologies necessary for us to compete effectively, that such technologies will be commercially successful, or that products and services developed by others will not render our offerings noncompetitive or obsolete. If we do not achieve the desired or anticipated customer acquisition and transaction efficiency leverage from our technology investments, our business may be harmed.

Our introduction of new services, and the expansion of existing services such as Cash Offer for customers and buying and selling homes directly, could fail to produce the desired or predicted results or harm our reputation.

From time to time, we develop new services. For example, in the third quarter of 2023, we began originating an underwritten cash offer service called Cash Offer for customers in California through our wholly owned subsidiary, Linkhome Realty Group. Using this service incurs additional transfer fees, increasing the cost of transactions. If the customer’s loan is not approved or approval times are delayed, or if for any reason the customer does not close on the transaction, it could cause customers to fail to complete a contemplated Cash Offer transaction, increasing the risk that Linkhome Realty Group would then own the property and need to re-list the contemplated property or sell it at a discount.

We plan in the future begin testing an experimental new service called Linkhome Flash Sale, where we buy homes directly from home sellers through a wholly owned subsidiary and resell them to homebuyers. Our estimates of what a home is worth and the algorithm we use to inform those estimates may not be accurate and we may pay more for homes than their resale value. In determining whether a particular property meets our purchase criteria, we make a number of additional assumptions, including the estimated time of possession, market conditions and proceeds on resale, renovation costs, and holding costs. These assumptions may not be accurate, particularly because properties vary widely in terms of quality, location, need for renovation, and property hazards. Unknown defects in any acquired properties may also affect their resale value. As a result, we may pay more to buy these properties than their resale value, and we may not be able to resell them as anticipated or at all. Homes that we own might suffer losses in value due to rapidly changing market conditions, natural disasters, or other forces outside our control.

We have limited experience operating businesses outside of our core brokerage and forecasting our revenue for any new service is inherently uncertain; our actual results may vary significantly from what we desire or predict. Additionally, our new services may fail to attract customers, reduce customer confidence in our services, undermine our customer-first reputation, create real or perceived conflicts of interest between us and our customers, expose us to increased market risks, subject us to claims related to undisclosed defects in homes that we sell, alleging that we have breached our duties to our customers, or result in other disputes with our customers. Any of these events could harm our reputation or mean that such new services will harm our business.

New services that we plan to introduce and implement may subject us to new laws and regulations.

From time to time, we may introduce and implement new services in highly regulated areas. For instance, our title and settlement services are subject to regulation by insurance and other regulatory authorities on the federal level and in each state in which we provide such services. Compliance with new and existing regulatory and compliance regimes is time consuming and may require significant time and effort, which may divert attention and resources from our other offerings.

Mortgage is subject to a wide array of stringent federal and state laws, regulations, and agency oversight. These include laws and regulations governing the relationship between us and mortgage lenders, the manner in which the Company conducts or may in the future conduct loan origination and servicing, the fees that it may charge, procedures relating to real estate settlement, fair lending, fair credit reporting, truth in lending, loan officer licensing, property valuation, escrow, payment processing, collection, foreclosure, and federal and state disclosure and licensing requirements, as they may be applicable to services that we currently or may in the future offer. The sharing, use, disclosure, and protection of information that Linkhome could collect in connection with the foregoing is governed by federal, state, and international laws regarding privacy and data security, all of which are constantly evolving. Changes to or a failure to comply with these laws and regulations could limit our ability to refer, originate or fund mortgage loans, require us to change our business practices, result in revocation or suspension of our licenses and subject us to significant civil and criminal penalties. Any such events could harm our business.

Homes that we own are also subject to federal, state, and local laws governing hazardous substances. These laws often impose liability without regard to whether the owner was responsible for, or aware of, the release of such hazardous substances. If we take title to a property, the presence of hazardous substances may adversely affect our ability to resell the property, and we may became liable to governmental entities or third parties for various fines, damages, or remediation costs.

If our current or future technology developments and service improvements do not meet customer or agent expectations, our business may be harmed.

Our technology-powered brokerage model is relatively new and unproven, and differs significantly from traditional residential brokerages. Our success depends on our ability to innovate and adapt our technology-powered brokerage to meet evolving industry standards and customer and agent expectations. We have expended, and expect to continue to expend, substantial time, capital, and other resources to understand the needs of customers and agents and to develop technology and service offerings to meet those needs. We cannot assure you that our current and future offerings will be satisfactory to or broadly accepted by customers and agents, or competitive with the offerings of other businesses. If our current or future offerings are unable to meet industry and customer and agent expectations in a timely and cost-effective manner, our business may be harmed.

We could be required to cease certain activities or incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

From time to time, we may receive claims from third parties, including our competitors, that our offerings or underlying technology infringe or violate that third party’s intellectual property rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology. If we are sued by a third party that claims our technology infringes on its rights, the litigation (with or without merit) could be expensive, time-consuming, and distracting to management.

The results of such disputes or litigation are difficult to predict. The results of any intellectual property litigation to which we might become a party may require us to do one or more of the following:

•        cease offering or using technologies that incorporate the challenged intellectual property;

•        make substantial payments for judgments, legal fees, settlement payments, ongoing royalties, or other costs or damages;

•        obtain a license, which may not be available on reasonable terms or at all, to use the relevant technology; or

•        redesign our technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us, such payments or costs could have an adverse effect on our business and financial results. Even if we were to prevail, such claims and proceedings could harm our business.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depends in part on our intellectual property. We primarily rely on a combination of patent, trademark, trade secret, and copyright laws, as well as confidentiality procedures and contractual restrictions with our employees, independent contractors and others to establish and protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate or we may be unable to secure intellectual property protection for all of our technology and methodologies.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market offerings similar to ours and our ability to compete effectively would be impaired. Moreover, others may independently develop technologies that are competitive to ours or infringe on our intellectual property. The enforcement of our intellectual property rights depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed. In addition, defending our intellectual property rights might entail significant expense and diversion of management resources. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain and constantly changing. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing or misappropriating our intellectual property. Any intellectual property that we own may not provide us with competitive advantages or may be successfully challenged by third parties.

Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Litigation to protect and enforce our intellectual property rights could be expensive, time-consuming and distracting to management, and could ultimately result in the impairment or loss of portions of our intellectual property.

We employ third-party licensed technology, and the inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which would harm our business.

Our technology employs certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software and tools in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of our technology with new third-party software may require significant work and require substantial investment of our time and resources. Also, to the extent that our technology depends on the successful operation of third-party software, any undetected errors or defects in the third-party software could prevent the deployment or impair the functionality of our technology, delay new offerings, result in a failure of our website or mobile application, and harm our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms, or at all.

Some aspects of our technology include open source software, and any failure to comply with the terms of one or more of these open source licenses could harm our business.

Our technology incorporates software covered by open source licenses. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our technology. If portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies or otherwise be limited in our use of such software, each of which could reduce or eliminate the value of our technologies and harm our business. In addition to risks related to license requirements, use of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with use of open source software cannot be eliminated and, if such risks materialize, could harm our business.

Moreover, we cannot assure you that our processes for controlling our use of open source software will be effective. If we are held not to have complied with the terms of an applicable open source software license, we could be required to seek licenses from third parties to continue offering our services on terms that are not economically feasible, to re-engineer our technology to remove or replace the open source software, to discontinue the use of certain technology if re-engineering could not be accomplished on a timely basis, to pay monetary damages, to make generally available the source code for our proprietary technology, or to waive certain intellectual property rights, any of which could harm our business.

Responding to any infringement or other enforcement claim, regardless of its validity, could harm our business, results of operations, and financial condition, by, among other things:

•        resulting in time-consuming and costly litigation;

•        diverting management’s time and attention from developing our business;

•        requiring us to pay monetary damages or enter into royalty and licensing agreements that we would not normally find acceptable;

•        requiring us to redesign certain components of our software using alternative non-infringing source technology or practices, which could require significant effort and expense;

•        disrupting our customer relationships if we are forced to cease offering certain services;

•        requiring us to waive certain intellectual property rights associated with our release of open source software, or contributions to third-party open source projects;

•        requiring us to disclose our software source code; and

•        requiring us to satisfy indemnification obligations.

Our business depends on third-party network and mobile infrastructure and on our ability to maintain and scale the technology underlying our offerings.

Our brand, reputation, and ability to attract homebuyers and home sellers and provide our offerings depend on the reliable performance of third-party network and mobile infrastructure. As the number of homebuyers and home sellers, agents, and listings shared on our website and mobile application and the extent and types of data grow, our need for additional network capacity and computing power will also grow. Operating our underlying technology systems is expensive and complex, and we could experience operational failures. If we experience interruptions or failures in these systems, whether due to system failures, computer viruses, physical or electronic break-ins, attacks on domain name servers or other third parties on which we rely, or any other reason, the security and availability of our services and technologies could be affected. Any such event could harm our reputation, result in a loss of consumers, customers and agents using our offerings, and cause us to incur additional costs.

Our website is hosted at a single facility, the failure of which would harm our business.

Our website is hosted at a single facility in Phoenix, Arizona. We do not currently have a back-up web hosting facility in a different geographic area. Should this facility experience outages or downtimes for any reason, including a natural disaster or some other event, such as human error, fire, flood, power loss, telecommunications failure, physical or electronic break-ins, terrorist attacks, acts of war, and similar events, we could suffer a significant interruption of our website and mobile application, which would harm our business. In addition, our website and mobile application could be interrupted even if this facility experiences temporary outages, which could also negatively affect our services and harm our business.

Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, and harm our business.

Global cybersecurity threats and incidents directed at us or our third-party service providers can range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures known as advanced persistent threats. In the ordinary course of our business, we and our third-party service providers collect and store sensitive data, including our proprietary business information and intellectual property, and that of our customers, including personally identifiable information. Additionally, we rely increasingly on third-party providers to store and process data, and to communicate and work collaboratively. The secure processing, maintenance, and transmission of information are critical to our operations and we rely on the security procedures of these third-party providers. Although we employ comprehensive measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including personally identifiable information of our customers) and the disruption of business operations. Any such compromises to our security, or that of our third-party providers, could cause customers to lose trust and confidence in us, and stop using our website and mobile application in their entirety. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.

Our software is highly complex and may contain undetected errors.

The software and systems underlying our technology and offerings are highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after their implementation. Our development and testing processes may not be sufficient to ensure that we will not encounter technical problems. Any inefficiencies, errors, technical problems, or vulnerabilities discovered in our software and systems after release could reduce the quality of our services or interfere with our agents’ and customers’ access to and use of our technology and offerings. This could result in damage to our reputation, loss of revenue or liability for damages, any of which could harm our business.

Changes in privacy or consumer protection laws could adversely affect our ability to attract customers and harm our business.

We collect information relating to our customers as part of our business and marketing activities. The collection and use of personal data is governed by privacy laws and regulations of the United States and other jurisdictions. Privacy regulations continue to evolve and, occasionally, may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs or adversely affect our ability to market our services and products and serve our customers. In addition, non-compliance with applicable privacy regulations by us, or a breach of security systems storing our data, may result in fines, payment of damages, or restrictions on our use or transfer of data.

In addition, we are subject to, and may become subject to additional, laws or regulations that restrict or prohibit use of emails, similar marketing or advertising activities or other types of communication that we currently rely on. Such laws and regulations currently include the CAN-SPAM Act of 2003 and similar laws adopted by a number of states to regulate unsolicited commercial emails; the U.S. Federal Trade Commission guidelines that impose responsibilities on companies with respect to communications with consumers; federal and state laws and regulations prohibiting unfair or deceptive acts or practices; and the Telephone Consumer Protection Act that limits certain uses of automatic dialing systems, artificial or prerecorded voice messages and SMS text messages. Any further restrictions under such laws that govern our marketing and advertising activities could adversely affect the effectiveness of our marketing and advertising activities or other customer communications. Furthermore, even if we can comply with existing or new laws and regulations, we may discontinue certain activities or communications if we become concerned that our customers or potential customers deem them intrusive or they otherwise adversely affect our reputation. If our marketing and advertising activities are restricted, our ability to attract customers could be adversely affected and harm our business.

If our promotional emails are not delivered and accepted, or are routed by email providers less favorably than other emails, our business may be harmed.

We rely on targeted email campaigns to generate customer interest in our products and services. If email providers implement new or more restrictive email delivery policies it may become more difficult to deliver emails to our customers. For example, certain email providers categorize commercial email as “promotional,” and direct such emails to a less readily-accessible section of a customer’s inbox. If email providers materially limit or halt the delivery of certain of our emails, or if we fail to deliver emails to customers in a manner compatible with email providers’, email handling or authentication technologies, our ability to generate customer interest in our offerings using email may be restricted, which could harm our business.

We rely on business data to make business decisions and drive our machine-learning technology, and errors or inaccuracies in such data may adversely affect our business decisions and the customer experience.

We regularly analyze business data to evaluate growth trends, measure our performance, establish budgets, and make strategic decisions. Much of this data is internally generated and calculated and has not been independently verified. While our business decisions are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring and interpreting the data, and we cannot be sure that the data, or the calculations using such data, are accurate. Errors or inaccuracies in the data could result in poor business decisions, resource allocation, or strategic initiatives. For instance, if we overestimate traffic to our website and mobile application, we may not invest an adequate amount of resources in attracting new customers. If we make poor decisions based on erroneous or inaccurate data, our business may be harmed.

We use our business data and proprietary algorithms to inform our machine learning, such as in the calculation of our HomeGPT. If customers disagree with us or if our HomeGPT fails to accurately reflect market pricing such that we are unable to attract homebuyers or help our customers sell their homes at satisfactory prices, or at all, customers may lose confidence in us, and our brand and business may be harmed.

We have integrated, and may continue to integrate in the future, AI in certain tools and features available on our platform. AI technology presents various operational, compliance, and reputational risks and if any such risks were to materialize, our business and results of operations may be adversely affected.

We have integrated artificial intelligence (“AI”) technologies in many of our tools and features available on our website and mobile application and in the tools that our agents use in their daily activities. We may continue to integrate AI technologies in new product or service offerings. Notwithstanding the use of AI in our application and with certain agent activities, we’ve yet to utilize AI within our financial reporting or internal control over financial reporting functions. Given that AI is a rapidly developing technology that is in its early stages of business use, it presents a number of operational, compliance and reputational risks. AI algorithms are currently known to sometimes produce unexpected results and behave in unpredictable ways (e.g., “hallucinatory behavior”) that can generate irrelevant, nonsensical, fictitious, deficient, offensive or factually incorrect content and results, which, if incorporated into our platform, may result in reputational harm to us and our agents and be damaging to our brand. Additionally, content, analyses or recommendations that are based on AI might be found to be biased, discriminatory or harmful. Data sets from which Large Language Models learn are at risk of poisoning or manipulation by bad actors, resulting in offensive or undesired output. Similarly, the data set could contain copyrighted material resulting in infringing output. AI output might present ethical concerns or violate current and future laws and regulations, including licensing laws and a variety of federal and state fair lending laws and regulations such as the Fair Housing Act, the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, and the prohibition against engaging in Unfair, Deceptive, or Abusive Acts or Practices pursuant to the Dodd-Frank act.

We expect that there will continue to be new laws or regulations concerning the use of AI technology, which might be burdensome for us to comply with and may limit our ability to offer or enhance our existing tools and features or new offerings based on AI technology. Further, the use of AI technology involves complexities and requires specialized expertise. We may not be able to attract and retain top talent to support our AI technology initiatives. If any of the operational, compliance or reputational risks were to materialize, our business and results of operations may be adversely affected.

We may be subject to risks associated with artificial intelligence and machine learning technology.

Recent technological advances in AI and machine learning technology may pose risks to us. Our use of AI could give rise to legal or regulatory action, create liabilities, or materially harm our business. While we aim to develop and use AI and machine learning technology responsibly and attempt to mitigate ethical and legal issues presented by its use, we may ultimately be unsuccessful in identifying or resolving issues before they arise. Further, as the technology is rapidly evolving, costs and obligations could be imposed on us to comply with new regulations.

We also could be exposed to the risks of machine learning technology if third-party service providers or any counterparties, whether or not known to us, also use machine learning technology in their business activities. We will not be in a position to control the use of such technology in third-party products or services. Use by third-party service providers could give rise to issues pertaining to data privacy, data protection, and intellectual property considerations.

Increased data protection regulation may result in increased complexities and risk in connection with the operation of our business and our products.

Our business is highly dependent on information systems and technology. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Cybersecurity has become a priority for regulators in the U.S. and around the world. Recently, the SEC adopted rules requiring public companies to disclose material cybersecurity incidents on Form 8-K and periodic disclosure of a registrant’s cybersecurity risk management, strategy, and governance in annual reports. The rules became effective beginning with annual reports for fiscal years ending on or after December 15, 2023, and beginning with Form 8-Ks on December 18, 2023. The SEC has also particularly focused on cybersecurity, and we expect increased scrutiny of our policies and systems designed to manage our cybersecurity risks and our related disclosures as a result. We also expect to face increased costs to comply with the new SEC rules, including increased costs for cybersecurity training and management. The SEC has indicated in recent periods that one of its examination priorities for the Division of Examinations is to continue to examine cybersecurity procedures and controls, including testing the implementation of these procedures and controls.

There may be substantial financial penalties or fines for breach of privacy laws (which may include insufficient security for our personal or other sensitive information). Non-compliance with any applicable privacy or data security laws represents a serious risk to our business. Some jurisdictions have also enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal information. Breaches in security could potentially jeopardize our or our stockholders’ or counterparties’ confidential or other information processed and stored in, or transmitted through, our computer systems and networks (or those of our third-party vendors), or otherwise cause interruptions or malfunctions in our or our stockholders’ or our counterparties’ or third parties’ operations, which could result in significant losses, increased costs, disruption of our business, liability to our stockholders and other counterparties, fines or penalties, litigation, regulatory intervention or reputational damage, which could also lead to loss of stockholders.

Finally, there has been significant evolution and developments in the use of AI technologies. We cannot fully determine the impact or cybersecurity risk of such evolving technology to our business at this time.

If we do not respond to technological innovations or changes or upgrade our technology systems, our growth prospects and results of operations could be adversely affected.

To remain competitive, we must continue to enhance and improve the functionality, features and security of our technology infrastructure. Infrastructure upgrades may require significant capital investment outside of the normal course of business. In the future, we will likely need to improve and upgrade our technology, database systems and network infrastructure to allow our business to grow in both size and scope. Without such improvements, our operations might suffer from unanticipated system disruptions, slow performance or unreliable service levels, any of which could negatively affect our ability to provide rapid customer service. We may face significant delays in introducing new services or developing new technologies. Moreover, if we do not keep pace with the rapid innovations and changes taking place in information technology in our industry, we could be at a competitive disadvantage. The proliferation of freely available information on the Internet, including advancements in areas such as AI, for example, has substantially increased the accessibility and transparency of information relating to residential real estate listings and transactions, which could change the way residential real estate transactions are conducted. Further, the rapid dissemination and increasing transparency of information, particularly for public companies, increases the risks to our business that could result from negative media or announcements about ethics lapses, improper behavior or other operational problems, which could lead clients to terminate or reduce their relationships with us. If competitors introduce new products and services using new technologies, our proprietary technology and systems may become less competitive, and our business may be harmed. In addition, the expansion and improvement of our systems and infrastructure may require us to commit substantial financial, operational and technical resources, with no assurance that our business will improve.

If we fail to effectively manage the growth of our operations, technology systems, and infrastructure to service customers and agents, our business could be harmed.

We have experienced rapid and significant growth in recent years that has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. For example, our employees and contractors increases. As we continue to grow, our success will depend on our ability to expand, maintain, and improve technology that supports our business operations, as well as our financial and management information systems, disclosure controls and procedures, internal controls over financial reporting, and to maintain effective cost controls. This requires us to commit substantial financial, operational and technical resources. Our ability to manage these efforts could be affected by many factors, including a lack of adequate staffing with the requisite expertise and training. If our operational technology is insufficient to reliably service our customers and agents, then the number of visitors to our website and mobile application could decrease, agents may not desire to work for us, our customer service and transaction volume could suffer, and our costs could increase. In addition, our reputation may be negatively affected. Any of these events could harm our business.

We depend on our senior management team to grow and operate our business, and if we are unable to hire, retain, manage, and motivate our key personnel, or if our new personnel do not perform as we anticipate, our business may be harmed.

Our future success depends on our continued ability to identify, hire, develop, manage, motivate, and retain qualified personnel, particularly those who have specialized skills and experience in technology fields and the residential brokerage industry. Further, we may not be able to retain the services of our key employees or other members of senior management in the future. In particular, we are highly dependent on Bill Qin, our Chief Executive Officer, who is critical to our business, consumer-focused mission, and strategic direction.

We do not have employment agreements other than offer letters with any employee, including our senior management team, and we do not maintain key person life insurance for any employee. Any changes in our senior management team may be disruptive to our business. If we fail to retain or effectively replace members of our senior management team, or if our senior management team fails to work together effectively and to execute our plans and strategies, our business could be harmed.

Our growth strategy also depends on our ability to expand our organization by attracting and retaining high-quality personnel, particularly agents and experienced technical personnel. Identifying, recruiting, training, integrating, managing, and motivating talented individuals will require significant time, expense, and attention. Competition for talent is intense, particularly in many major markets we serve. In particular, hiring for technical personnel is highly competitive in Irvine, California, where substantially all of our technical team is located. If we are unable to effectively attract and retain qualified personnel, our business could be harmed.

We depend heavily on the leadership, industry relationships and strategic vision of our Chief Executive Officer and other key personnel, and the loss of any of these individuals could disrupt our operations and harm our future prospects.

Our success to date has been largely attributable to the efforts and expertise of our Chief Executive Officer, Zhen “Bill” Qin, who founded the Company, holds approximately 45.85% of our voting securities and plays a central role in developing our artificial-intelligence platform, managing our Cash Offer program, and cultivating relationships with customers, investors and third-party service providers. We also rely on a limited number of highly skilled employees and independent contractor agents with specialized knowledge of real estate transactions and technology development. The loss of Mr. Qin, or of any other key personnel, could result in the loss of industry know-how, strategic relationships and institutional knowledge that would be difficult and time-consuming to replace. Competition for qualified executives, product engineers, data scientists and licensed real estate professionals is intense, and we may be unable to attract and retain suitable replacements on satisfactory terms. If we are unable to retain our existing leadership team and other critical personnel, or fail to recruit additional talent as our business scales, our growth strategy, operational execution and financial results could be materially and adversely affected.

Our dedication to our values and the customer experience may negatively influence our short-term financial results.

We have taken, and may continue to take, actions that we believe are in the best interests of customers and the long-term interests of our business, even if those actions do not necessarily maximize short-term financial results.

We may need to raise additional capital to grow our business and satisfy our anticipated future liquidity needs, and we may not be able to raise it on terms acceptable to us, or at all.

Growing and operating our business will require significant cash outlays, liquidity reserves and capital expenditures and commitments to respond to business challenges, including developing or enhancing new or existing services and technologies, and expanding our operating infrastructure. If cash on hand, cash generated from operations, and the net proceeds from this offering are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital, potentially through debt or equity financings. We may not be able to raise needed cash on terms acceptable to us, or at all. Such financings may be on terms that are dilutive or potentially dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the initial public offering price of this offering or the then-current market price per share of our common stock. The holders of new securities may also have rights, preferences, or privileges that are senior to those of existing stockholders. If new financing sources are required, but are insufficient or unavailable, we may need to modify our growth and operating plans and business strategies based on available funding, if any, which would harm our ability to grow our business.

We intend to evaluate acquisitions or investments in third-party technologies and businesses, but we may not realize the anticipated benefits from, and may have to pay substantial costs related to, any acquisitions, mergers, joint ventures, or investments that we undertake.

As part of our business strategy, we evaluate acquisitions of, or investments in, a wide array of potential strategic opportunities, including third-party technologies and businesses. We may be unable to identify suitable acquisition candidates in the future or to make these acquisitions on a commercially reasonable basis, or at all. Any transactions that we enter into could be material to our financial condition and results of operations. Such acquisitions may not result in the intended benefits to our business, and we may not successfully evaluate or utilize the acquired technology, offerings, or personnel, or accurately forecast the financial effect of an acquisition transaction. The process of integrating an acquired company, business, technology, or personnel into our own company is subject to various risks and challenges, including:

•        diverting management time and focus from operating our business to acquisition integration;

•        disrupting our respective ongoing business operations;

•        customer and industry acceptance of the acquired company’s offerings;

•        our ability to implement or remediate the controls, procedures, and policies of the acquired company;

•        retaining and integrating acquired employees;

•        failing to maintain important business relationships and contracts;

•        liability for activities of the acquired company before the acquisition;

•        litigation or other claims arising in connection with the acquired company;

•        impairment charges associated with goodwill and other acquired intangible assets; and

•        other unforeseen operating difficulties and expenditures.

Our failure to address these risks or other problems we encounter with our future acquisitions and investments could cause us to not realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities, and harm our business.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

The Company is a reporting company under section 15(d) of the Exchange Act and therefore the Company is subject to the Sarbanes- Oxley Act of 2002. As a public company, particularly after we are no longer an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishing and maintaining effective disclosure and financial controls and corporate governance practices. Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal control over financial reporting and disclosure controls and procedures necessary to ensure timely and accurate reporting of operational and financial results. We may need to hire additional personnel, and our existing management team will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board.

Changes in applicable tax laws and regulations could adversely affect our business.

The tax treatment of our company is subject to changes in tax laws or regulations, tax treaties, or positions by the relevant authority regarding the application, administration, or interpretation of these tax laws and regulations. These factors, together with the ambiguity of tax laws and regulations, the subjectivity of factual interpretations, and uncertainties regarding the geographic mix of earnings in any period, can affect our estimates of our effective tax rate and income tax assets and liabilities, result in changes in our estimates and accruals, and have a material adverse effect on our business results, cash flows, or financial condition. We are unable to predict what tax reforms may be proposed or enacted in the future or what effect such changes would have on our business, but such changes could potentially result in higher tax expense and payments, along with increasing the complexity, burden, and cost of compliance.

Catastrophic events may disrupt our business.

Natural disasters or other catastrophic events may damage or disrupt our operations, local and regional real estate markets, or the U.S. economy, and thus could harm our business. Our headquarters is located in Irvine, California, an earthquake-prone area. A natural disaster or catastrophic event in Irvine California could interrupt our engineering and financial functions and impair access to internal systems, documents, and equipment critical to the operation of our business. Many of the major markets we serve, such as the San Francisco Bay Area and Southern California, are also located in earthquake zones and are susceptible to natural disasters. Additionally, other significant natural disasters or catastrophic events in any of the major markets we serve could harm our business.

As we grow, the need for business continuity planning and disaster recovery plans will become increasingly important. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business could be harmed.

We could be subject to significant losses if banks do not honor our escrow and trust deposits.

Through Title Forward, our title and settlement services business, we act as an escrow agent for numerous customers. As an escrow agent, we receive money from customers to hold until certain conditions are satisfied. These funds are held as restricted cash on our balance sheet; because we do not have rights to the cash, a corresponding customer deposit liability in the same amount is recognized in our consolidated balance sheets in other payables. Upon the satisfaction of the applicable conditions, we release the money to the appropriate party. Although we deposit this money with various banks, we remain contingently liable for the disposition of these deposits. The banks may hold a significant amount of these deposits in excess of the federal deposit insurance limit. If any of our depository banks were to become unable to honor any portion of our deposits, customers could seek to hold us responsible for such amounts and, if the customers prevailed in their claims, we could be subject to significant losses.

Risks Relating to This Offering and Ownership of Our Common Stock

There has been no prior public market for our common stock, the stock price of our common stock may be volatile or may decline regardless of our performance, and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations with the underwriter and us, and may vary from the market price of our common stock following this offering. The market prices of the securities of newly public companies have historically been highly volatile. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•        overall performance of the equity markets and the performance of technology or real estate companies in particular;

•        variations in our results of operations, cash flows, and other financial metrics and non-financial metrics, and how those results compare to analyst expectations;

•        changes in the financial projections we may provide to the public or our failure to meet those projections;

•        failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•        recruitment or departure of key personnel;

•        variations in general market, financial markets, economic, and political conditions in the United States;

•        changes in mortgage interest rates;

•        variations in the housing market, including seasonal trends and fluctuations;

•        negative publicity related to the real or perceived quality of our website and mobile application, as well as the failure to timely launch new products and services that gain market acceptance;

•        rumors and market speculation involving us or other companies in our industry;

•        announcements by us or our competitors of significant technical innovations, new business models, or changes in pricing;

•        acquisitions, strategic partnerships, joint ventures, or capital commitments;

•        new laws, regulations, or executive orders, or new interpretations of existing laws or regulations applicable to our business;

•        changes in MLS or other broker rules and regulations, or new interpretations of rules and regulations applicable to our business;

•        lawsuits threatened or filed against us, or unfavorable determinations or settlements in any such suits;

•        developments or disputes concerning our intellectual property or our technology, or third-party proprietary rights;

•        changes in accounting standards, policies, guidelines, interpretations, or principles;

•        other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

•        the expiration of contractual lock-up or market standoff agreements; and

•        sales of shares of our common stock by us or our stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies, and technology companies in particular, have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease covering us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Because the initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering and the issuance of shares of common stock in this offering, you will experience immediate dilution of $3.61 per share, the difference between the price per share you pay for our common stock and its pro forma net tangible book value per share of $0.39 as of December 31, 2024. Furthermore, if the underwriter exercises its option to purchase additional shares, if we issue awards to our employees under our equity incentive plans, or if we otherwise issue additional shares of our common stock, you could experience further dilution. See “Dilution” for additional information.

Sales of substantial amounts of our Common Stock in the public market after this offering may cause the market price of our securities to drop significantly, even if our business is doing well.

In connection with this offering, our directors, executive officers, and holders of more than 5% of our outstanding Common Stock have agreed not to transfer, sell, pledge, or otherwise dispose of, directly or indirectly, any of their shares of Common Stock or any securities convertible into, exchangeable for, or exercisable for Common Stock (the “Lock-Up Shares”) for a period of six (6) months following the closing of this offering, subject to limited exceptions and the prior written consent of the Representative. For additional information regarding the lock-up restrictions, see “— Lock-Up Agreements.” Currently, a total of 9,230,000 shares will be subject to lock-up agreements following this offering.

However, certain shareholders who are not subject to lock-up agreements, including five corporate shareholders who will collectively beneficially own approximately 19% of our outstanding Common Stock immediately following the offering (assuming no additional redemptions), will be permitted to sell their shares into the public market at any time, subject only to applicable securities laws. Sales of a substantial number of shares by these shareholders, or the perception that such sales may occur, could materially and adversely affect the market price of our Common Stock.

Sales of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Based on shares outstanding as of the date of this prospectus, upon completion of this offering, we will have outstanding a total of 16,005,000 shares of common stock. Of these shares, only the shares of common stock sold in this offering, or shares if the underwriter exercise its option to purchase additional shares in full, will be freely tradable, without restriction, in the public market immediately after the offering. Each of our officers, directors and most of our securityholders, have entered into lock-up agreements with the underwriter that restrict their ability to sell or transfer their shares. The majority of the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. However, our underwriter may, in its sole discretion, permit our officers, directors and other current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements expire, based on shares outstanding as of the date of this prospectus, up to an additional 10,500,000 shares of common stock will be eligible for sale in the public market, approximately of which are held by our officers, directors and their affiliated entities, and will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.

After this offering, the holders of an aggregate of shares of our outstanding common stock as of the date of this prospectus will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. We also intend to register shares of common stock that we may issue under our equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to any lock-up period under the lock-up agreements described above and below in “Underwriting.”

We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.

We also expect that significant additional capital may be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described below in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations, and prospects could be harmed, and the market price of our common stock could decline. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield to our stockholders.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We currently anticipate that for the foreseeable future we will retain all of our future earnings for the development, operation and growth of our business and for general corporate purposes. Any future determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Our executive officers, directors, principal stockholders and their affiliates will continue to exercise significant influence over our company after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

As of the date of this prospectus, our executive officers, directors, five percent or greater stockholders and their respective affiliates owned in the aggregate approximately 62.60% of our capital stock and, upon completion of this offering, that same group will hold in the aggregate approximately 55.01% of our outstanding voting stock (assuming no exercise of the underwriter’s option to purchase additional shares and no purchases of shares in this offering by any members of this group), in each case assuming the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock immediately prior to the closing of this offering.

As a result, after this offering these stockholders will continue to have the ability to influence us through this ownership position even if they do not purchase any additional shares in this offering. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

We are an emerging growth company, and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are subject to various requirements of the SEC, including record-keeping, financial reporting, and corporate governance rules. The registration statement of which this prospectus forms a part was declared effective on November 12, 2024. Therefore, we are a reporting company under Section 15(d) of the Exchange Act and are subject to the periodic reporting requirements under Section 13 of the Exchange Act. We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (2) December 31, 2029 (the last day of the fiscal year ending after the fifth anniversary of the date of the completion of this offering); (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; or (4) the date we qualify as a “large accelerated filer” under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•        being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•        reduced disclosure about executive compensation arrangements; and

•        exemptions from the requirements to obtain a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute arrangements not previously approved.

We may take advantage of some, but not all, of the available exemptions described above. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have not included all of the executive compensation information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Provisions in our corporate charter documents and bylaws and under Nevada law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated articles of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board. Because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include the following:

•        our Board has the right to elect directors to fill a vacancy created by the expansion of our Board or the resignation, death, or removal of a director, which will prevent stockholders from being able to fill vacancies on our Board; and

•        our Board is able to issue, without stockholder approval, shares of undesignated preferred stock, which makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management or members of our Board.

In addition, we are subject to Nevada’s statute on combinations with interested stockholders (Nevada Revised Statutes, as amended (“NRS”) Sections 78.411–.444), which prohibits us from entering into a “combination” with an “interested stockholder” for up to four years, unless certain conditions are met (such as, in some circumstances, approval by our Board before such person became an interested stockholder, or by both our Board and a supermajority of the disinterested stockholders). Under the statute, an interested stockholder is a person who beneficially owns (or, if one of our affiliates or associates, did, within the prior two years, beneficially own) stock with 10% or more of the corporation’s voting power. The inability of an interested stockholder to pursue the types of combinations restricted by the statute could discourage, delay or prevent a merger, acquisition or other change in control of our company.

Finally, a person acquiring a significant proportion of our voting stock could be precluded from voting all or a portion of such shares under Nevada’s “control share” statute (NRS Sections 78.378–.3793), which prohibits an acquirer of stock, under certain circumstances, from voting its “control shares” of stock acquired up to 90 days prior to crossing certain ownership threshold percentages, unless the acquirer obtains approval of the disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition to provide that the “control share” statute does not apply to the corporation or the types of existing or future stockholders. If the voting rights are not approved, the statute would allow us to call all of such control shares for redemption at the average price paid for such shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth and trends, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely on forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

In addition, while we are responsible for all of the disclosure contained in this prospectus and we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

The logos and other trade names, trademarks, and service marks of Linkhome Holdings Inc. and its subsidiaries appearing in this prospectus are the property of the Company. Further, we intend to apply for various trademarks that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus, whether belonging to us or a third party, may appear without the TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable owner of these trademarks, service marks and trade names.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of common stock in this offering is approximately $3.77 million, based on the initial public offering price of $4.00 per share, after deducting the underwriting discount and estimated offering expenses. If the underwriter exercises its option to purchase additional shares of our common stock in full, we estimate that our net proceeds would be approximately $4.46 million, after deducting the underwriting discount and estimated offering expenses.

Combined with our cash, cash equivalents and marketable securities as of March 31, 2025, this additional $3.77 million will provide for capital resources of approximately $5.44 million.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock, and provide access to the public equity markets for us and our stockholders. We intend to use the net proceeds that we receive from this offering for working capital and other general corporate purposes, including technology and development and marketing activities, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds to invest in or acquire third-party businesses, products, services, technologies, or other assets. However, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes. We currently have no specific plans for the use of the net proceeds that we receive from this offering. Accordingly, we will have broad discretion in using these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, money market accounts, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

We believe, based on our current operating plan, that the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, will be sufficient to fund our operations into the end of 2025. We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Additionally, our expected use of existing cash, cash equivalents and marketable securities and our net proceeds from this offering represent our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress and costs of our development activities, the growth or decline of the real estate market generally, and the amount of cash used in our operations and any unforeseen cash needs, as well as other factors described in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not expect to pay dividends on our capital stock for the foreseeable future. Instead, we anticipate that all of our earnings for the foreseeable future will be used for the development, operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our Board and would depend on various factors, including our results of operations, financial condition, and capital requirements, restrictions that may be imposed by applicable law, and other factors deemed relevant by our Board.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and capitalization as of March 31, 2025 on:

•        an actual basis; and

•        a pro forma basis to give effect to the sale of 1,500,000 shares of our common stock in this offering at the initial public offering price of $4.00 per share, after deducting the underwriting discounts and estimated offering expenses.

You should read this table together with our consolidated financial statements and related notes, “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

	March 31, 2025
	Actual	Pro Forma(1)
Cash and cash equivalents	$584,143	$4,354,143
Short term debts (current portion of auto loan payable)	$8,231	$8,231
Long term debts (non-current portion of auto loan payable)	33,278	33,278
Stockholders’ equity:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, 14,505,000 shares issued and outstanding, actual; 16,005,000 shares issued and outstanding, pro forma	14,505	15,755
Additional paid-in capital	1,276,690	5,045,440
Retained earnings	1,239,119	1,239,119
Total stockholders’ equity	2,530,314	6,300,314
Total	$3,429,954	$7,199,954

____________

(1)      If the underwriter exercises its over-allotment option to purchase additional shares in full, we would have 1,437,500 shares of common stock issued and outstanding on a pro forma as adjusted basis, and the pro forma as adjusted amounts for cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization would increase by approximately $0.69 million, after deducting the estimated underwriting discounts and offering expenses.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

Our net tangible book value as of March 31, 2025, was $2.53 million, or $0.17 per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2025.

Pro forma net tangible book value per share reflects the sale of 1,500,000 shares of our common stock in this offering at the initial public offering price of $4.00 per share. On this basis, our pro forma net tangible book value as of March 31, 2025, would have been $6.21 million, or $0.39 per share. This represents an immediate increase in pro forma net tangible book value of $0.22 per share to existing stockholders and an immediate dilution of $3.61 per share to investors purchasing shares of our common stock in this offering at the assumed initial public offering price.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$4.00
Net tangible book value per share as of March 31, 2025	$0.17
Increase in pro forma net tangible book value per share attributable to this offering	0.22
Pro forma net tangible book value per share after this offering		0.39
Dilution per share to investors in this offering		$3.61

If the underwriter exercises its over-allotment option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after this offering would be $0.43 per share, and the dilution per share to new investors in this offering would be $3.57 per share.

The following table presents, on a pro forma basis as described above, the differences as of March 31, 2025, between our existing stockholders and new investors purchasing shares of our common stock in this offering, with respect to the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders or to be paid by new investors in this offering. The calculation is based on the initial public offering price of $4.00 per share, before deducting the underwriting discounts and offering expenses, and assumes the underwriter does not exercise its over-allotment option to purchase additional shares.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	14,505,000	92.1%	$1,291,195	20.5%	$0.09
New investors	1,500,000	7.9%	6,000,000	79.5%	4.00
Total	16,005,000	100.0%	$7,291,195	100.0%	$0.40

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriter’s over-allotment option to otherwise indicated, the above common stock. If the underwriter exercises its option to purchase additional shares in full, our existing stockholders would own approximately 91.0%, and our new investors would own approximately 9.0% of the total number of shares of our common stock outstanding upon the completion of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with those statements. You should read the following discussion in conjunction with “Selected Historical Financial and Other Data” and our audited consolidated financial statements and related notes which are included elsewhere in this prospectus. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, those described under “Risk Factors” and included in other portions of this prospectus.

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions about us that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings. References to “we”, “us”, “our,” or the “Company” are to Linkhome Holdings Inc. and its subsidiary, except where the context requires otherwise.

Overview

Linkhome Holdings Inc. (“Linkhome,” “Linkhome Holdings,” the “Company,” or “We”) is a corporation incorporated under the laws of Nevada on November 6, 2023. Linkhome was incorporated as a holding company with no material operations of its own. Linkhome conducts substantially all of the operations through its subsidiary, Linkhome Realty Group, a California corporation (“Linkhome Realty”). Located in Irvine, California, Linkhome Realty is presently focused on serving the Southern California market, and, over time, intends to establish a nationwide marketing network covering multiple states.

Linkhome Realty focuses on comprehensive real estate activities as a one-stop destination for a variety of real estate needs. By using Artificial Intelligence (“AI”) to streamline the property search and transaction process, we facilitate property transactions as a real estate agency and provide efficient property management services. We aim to offer comprehensive assistance to our clients in real estate investments by diversifying our services and providing clients with access to a wide range of real estate solutions. Further, we aim to provide personalized services to both buyers and sellers to meet their various real estate needs, and help our clients buy and sell property more efficiently.

Additionally, where possible and when we have sufficient cash on hand to permit such a purchase, we purchase and sell real estate for our clients through our Cash Offer program. We developed the Cash Offer program with the intent of increasing the successful rate in our clients’ acquisition of their desired houses. We also use this service as a marketing tool to help us attract more clients. We use cash to purchase the target property first, and then sell it to our customer. This service is particularly effective in the competitive U.S. real estate market, where buyers often face competition and bidding for popular properties during the home purchase bid. Our ability to make all-cash offers helps our clients secure desired properties quickly, thereby enhancing their chances of success. Our ultimate strategic goal is to become the premier AI driven real estate technology company, utilizing artificial intelligence to transform the real estate industry, making property transactions more user-friendly, transparent, and efficient. Currently, our funding for the Cash Offer comes primarily from investments made by our CEO and shareholders. With the funds generated from this offering, we plan to expand our Cash Offer program. We believe and are confident that, over time, our revenue will continue to grow and we will become more profitable over time.

Key Factors that Affect Our Results of Operations

•        Market Conditions: Fluctuations in the real estate market, including changes in supply and demand dynamics, interest rate, economic conditions, and regulatory policies, can significantly impact on our business. We closely monitor market trends and adapt our strategies in order to mitigate risks and capitalize on opportunities.

•        Technology Integration:    As we strive to become the premier AI real estate company, our ability to effectively integrate AI and other innovative technologies into our operations is crucial.

•        Client Preferences and Demands:    We continuously assess client feedback, market research and industry trends to improve our services.

•        Competition:    The real estate industry is highly competitive, with numerous companies competing for market share and client attention. We strive to differentiate ourselves through our comprehensive services, innovative solutions and exceptional customer service. Continuous assessment of competitor strategies and market positioning informs our efforts to maintain a competitive advantage.

•        Economic Factors:    We aim to continuously evaluate Macroeconomic factors, such as GDP growth, employment rates, inflation, which can influence real estate market dynamics and consumer behavior. When GDP growth and employment rates are strong, we typically see higher consumer confidence and spending power. On the other hand, rising inflation can lead to increased interest rates, potentially reducing consumer buying power and making it more expensive for consumers to purchase homes.

•        Operational Efficiency:    The process of real estate transaction includes multiple steps. We continuously optimize our processes, invest in staff training and development, and leverage technology to enhance productivity.

Related Party Transactions

Related Parties

The following individuals are considered related parties due to their roles in the Company:

•        Haiyan Ma:    The Company’s shareholder.

•        Zhen Qin:    Chairman of the Board, Chief Executive Officer (“CEO”), and major shareholder. Zhen Qin also serves as a licensed real estate agent acting on behalf of the Company.

•        Na Li:    Chief Financial Officer (“CFO”) and Director. Na Li is the spouse of Zhen Qin.

For the Three Months Ended March 31, 2025 and 2024

Property Purchases and Sales Through Cash Offer

For the three months ended March 31, 2024, the Company acquired a property for $915,662 in cash from an unrelated party, holding title in its name, and subsequently sold the property to Haiyan Ma for $924,544.

Real Estate Agency Service

For the three months ended March 31, 2025, the Company provided real estate agency services to Na Li, assisting with the sale of a property. The Company earned $126,000 in real estate agency commission from Na Li but paid a referral fee of $28,440 to Haiyan Ma for introducing the buyer, resulting in net revenue of $97,560 recognized on a net basis.

For the Years Ended December 31, 2024 and 2023

Property Purchases and Sales Through Cash Offer

For the year ended December 31, 2024, the Company purchased three properties in cash for $2,884,882 from unrelated parties and subsequently sold them to Haiyan Ma for $2,940,544. For the year ended December 31, 2023, the Company purchased one property in cash for $1,056,370 from an unrelated party and subsequently sold it to Haiyan Ma for $1,069,072.

For the year ended December 31, 2024, the Company purchased a property in cash for $1,425,930 from Haiyan Ma, which included $1,420,000 paid to Haiyan Ma as the total consideration and $5,930 in title charges, escrow charges, and other related costs. The Company subsequently sold the property to Na Li for $1,670,000.

Real Estate Agency Service

For the year ended December 31, 2024, the Company provided real estate agency services to Haiyan Ma, assisting with the sale of two properties and the purchase of one property, for which the Company earned a total of $62,650 in real estate agency commission.

For the year ended December 31, 2024, the Company provided real estate agency services to Zhen Qin and Na Li, assisting with the purchase of a property, for which the Company earned $50,000 in real estate agency commission.

For the year ended December 31, 2024, the Company provided real estate agency services to two minority shareholders, assisting one shareholder with selling a property and the other shareholder with purchasing a property, for which the Company earned a total of $15,550 in real estate agency commission.

Property Management Service

For the year ended December 31, 2024, the Company provided tenant placement services to a minority shareholder, assisting with securing a rental property, for which the Company earned $1,800 in property management service revenue.

Home Renovation Service

For the year ended December 31, 2024, the Company provided home renovation services to Haiyan Ma on three home renovation projects, for which the Company earned $53,012 in home renovation service revenue and incurred $43,332 in renovation costs.

For the year ended December 31, 2024, the Company provided home renovation services to Na Li on four home renovation projects, for which the Company earned $64,500 in home renovation service revenue and incurred $56,769 in renovation costs.

Commission Expense

For the year ended December 31, 2023, the Company incurred commission expenses of $61,400, which were paid to Zhen Qin for real estate transactions conducted on behalf of the Company. This amount was recorded in cost of revenues.

As of March 31, 2025, December 31, 2024 and 2023

Due to Related Party

On May 1, 2024, Zhen Qin lent $530,000 to the Company to support its operational needs. As of March 31, 2025, the Company had fully repaid the outstanding balance to Zhen Qin, resulting in no amount due to the related party. As of December 31, 2024, the Company repaid $475,000 to Zhen Qin, leaving an outstanding balance of $55,000.

Selected Income Statement Items

Net Revenues

We derive our net revenues from (i) real estate purchases and sales made through Cash Offer, and (ii) real estate services including acting as real estate agency for buying and selling properties, property management, home renovation and mortgage referral services. The following table presents our net revenues by revenue stream for the periods presented:

	Three Months Ended March 31,
	2025		2024		Change
	Amount	%	Amount	%	Amount	%
Revenue from property purchases and sales through Cash Offer	$5,479,890	95.98%	$924,544	80.82%	$4,555,346	492.71%
Real estate service revenue
Real estate agency commission	211,517	3.71%	207,382	18.13%	4,135	1.99%
Property management service	1,767	0.03%	5,752	0.50%	(3,985)	(69.28)%
Home renovation service	9,952	0.17%	2,200	0.19%	7,752	352.36%
Mortgage referral fee	6,300	0.11%	4,050	0.36%	2,250	55.56%
Total real estate service revenue	229,536	4.02%	219,384	19.18%	10,152	4.63%
Total net revenues	$5,709,426	100.00%	$1,143,928	100.00%	$4,565,498	399.11%
	Years Ended December 31,
	2024		2023		Change
	Amount	%	Amount	%	Amount	%
Revenue from property purchases and sales through Cash Offer	$6,568,404	86.25%	$1,069,072	78.04%	$5,499,332	514.40%
Real estate service revenue
Real estate agency commission	781,351	10.26%	261,705	19.10%	519,646	198.56%
Property management service	16,276	0.21%	17,225	1.26%	(949)	(5.51)%
Home renovation service	245,226	3.22%	8,353	0.61%	236,873	2,835.78%
Mortgage referral fee	4,050	0.05%	13,500	0.99%	(9,450)	(70.00)%
Total real estate service revenue	1,046,903	13.75%	300,783	21.96%	746,120	248.06%
Total net revenues	$7,615,307	100.00%	$1,369,855	100.00%	$6,245,452	455.92%

Revenue from Property Purchases and Sales Through Cash Offer

In a competitive real estate market, a buyer who pays in cash is more likely to secure a property. To give buyers an edge in competitive markets, we offer the Cash Offer program to enable buyers to make all-cash offers on properties, even if they require financing. Through our Cash Offer program, we provide the funds to make a cash offer once the client identifies a property. If the seller accepts the cash offer, we purchase the property in cash to secure its ownership and subsequently sell it to the client within a short period of time. Our property purchases and sales through Cash Offer focus primarily on residential and commercial properties.

Comparison of the Three Months Ended March 31, 2025 and 2024

Revenue from property purchases and sales through our Cash Offer program accounted for 95.98% and 80.82% of net revenues for the three months ended March 31, 2025 and 2024, respectively. Our revenue from this program increased by $4,555,346, or 492.71%, from $924,544 for the three months ended March 31, 2024, to $5,479,890 for the three months ended March 31, 2025. This significant increase was due to the expansion of our Cash Offer program, which commenced in late 2023. For the three months ended March 31, 2025 and 2024, we purchased and sold six and one properties, respectively, through the Cash Offer program, with average transaction prices of $0.90 million and $0.92 million, respectively.

Comparison of the Years Ended December 31, 2024 and 2023

Revenue from property purchases and sales through our Cash Offer program accounted for 86.25% and 78.04% of net revenues for the years ended December 31, 2024 and 2023, respectively. Our revenue from this program increased by $5,499,332, or 514.40%, from $1,069,072 for the year ended December 31, 2023, to $6,568,404 for the year ended December 31, 2024. This significant increase was due to the expansion of our Cash Offer program, which commenced in late 2023. For the years ended December 31, 2024 and 2023, we purchased and sold six and one properties, respectively, through the Cash Offer program, with average transaction prices of $1.08 million and $1.05 million.

Real Estate Service Revenue

We offer comprehensive real estate services tailored to meet the diverse needs of our clients. Our real estate service revenue consists primarily of real estate agency commissions for buying and selling properties for clients, and revenue generated from property management, home renovation and mortgage referral services.

Comparison of the Three Months Ended March 31, 2025 and 2024

Real estate service revenue accounted for 4.02% and 19.18% of net revenues for the three months ended March 31, 2025 and 2024, respectively. Our real estate service revenue increased by $10,152, or 4.63%, from $219,384 for the three months ended March 31, 2024, to $229,536 for the three months ended March 31, 2025. This increase was primarily driven by growth in real estate agency commission, home renovation service revenue, and mortgage referral fees, partially offset by a decline in property management service revenue, as explained below.

Real estate agency commission increased by $4,135, or 1.99%, from $207,382 for the three months ended March 31, 2024, to $211,517 for the three months ended March 31, 2025. This increase was primarily driven by a 6.38% rise in gross commission, which grew from $245,337 for the three months ended March 31, 2024, to $261,000 for the same period in 2025, partially offset by higher rebates. Rebates increased by 30.37%, from $37,955 for the three months ended March 31, 2024, to $49,483 for the three months ended March 31, 2025, as we continued to offer rebates to attract more clients and expand market share. Despite the increase in gross commission, total transaction volume decreased by 41.33%, primarily due to a 38.46% decrease in the number of real estate transactions and a 4.66% decrease in the average transaction price. For the three months ended March 31, 2025, we achieved a total transaction volume of $7,093,791 by completing 8 real estate transactions at an average transaction price of $0.89 million, while we achieved a total transaction volume of $12,090,829 by completing 13 real estate transactions at an average transaction price of $0.93 million for the same period in 2024. The overall increase in gross commission was primarily driven by higher commission rates on certain transactions and a focus on higher-value transactions.

Revenue from home renovation service increased by $7,752, or 352.36%, from $2,200 for the three months ended March 31, 2024, to $9,952 for the three months ended March 31, 2025. This increase was primarily driven by higher service fees earned from the completed home renovation project in 2025. For the three months ended March 31, 2025 and 2024, we completed one home renovation project in each period.

Revenue from mortgage referral service increased by $2,250, or 55.56%, from $4,050 for the three months ended March 31, 2024, to $6,300 for the three months ended March 31, 2025. This increase was primarily driven by a higher number of mortgage loans secured during the period. We assisted clients in securing three mortgage loans for the three months ended March 31, 2025, compared to one mortgage loan for the same period in 2024.

Revenue from property management service decreased by $3,985, or 69.28%, from $5,752 for the three months ended March 31, 2024, to $1,767 for the three months ended March 31, 2025. This decrease was primarily due to lower tenant placement service revenue, as we did not complete any tenant placements for the three months ended March 31, 2025, compared to three tenant placements for the same period in 2024. Additionally, ongoing property management service revenue remained limited, as this service commenced in the third quarter of 2024. For the three months ended March 31, 2025, we managed three properties under ongoing property management service, while no properties were managed for the same period in 2024.

Comparison of the Years Ended December 31, 2024 and 2023

Real estate service revenue accounted for 13.75% and 21.96% of net revenues for the years ended December 31, 2024 and 2023, respectively. Our real estate service revenue increased by $746,120, or 248.06%, from $300,783 for the year ended December 31, 2023, to $1,046,903 for the year ended December 31, 2024. This increase was primarily driven by growth in real estate agency commission and home renovation service revenue, partially offset by a decrease in mortgage referral fees and property management service revenue, as explained below.

Real estate agency commission increased by $519,646, or 198.56%, from $261,705 for the year ended December 31, 2023, to $781,351 for the year ended December 31, 2024. This increase was primarily driven by a 214.58% increase in transaction volume, resulting from a 130.00% increase in the number of real estate transactions and a 36.78% increase in the average transaction price. For the year ended December 31, 2024, we achieved a total transaction volume of $48,566,719 by completing 46 real estate transactions at an average transaction price of $1.06 million, while we achieved a total transaction volume of $15,438,435 by completing 20 real estate transactions at an average transaction price of $0.77 million for the year ended December 31, 2023. The increase in real estate agency commission was partially offset by higher rebates, which we offered in order to attract more clients and expand our market share. Rebates increased by $167,617, or 413.79%, from $40,508 for the year ended December 31, 2023, to $208,125 for the year ended December 31, 2024, accounting for 21.03% and 13.40% of gross real estate agency commission for the years ended December 31, 2024 and 2023, respectively.

Revenue from home renovation service increased by $236,873, or 2,835.78%, from $8,353 for the year ended December 31, 2023, to $245,226 for the year ended December 31, 2024. This increase was driven by our launch of home renovation service in late 2023 in response to a demand for home improvements aimed at enhancing living spaces and increasing home equity. We completed 15 home renovation projects for the year ended December 31, 2024, compared to one project for the year ended December 31, 2023.

Revenue from mortgage referral service decreased by $9,450, or 70.00%, from $13,500 for the year ended December 31, 2023, to $4,050 for the year ended December 31, 2024. This decrease was primarily due to reduced client demand for mortgage referrals, reflecting higher interest rates during 2024. We assisted one client in securing a mortgage for the year ended December 31, 2024, compared to six clients for the year ended December 31, 2023.

Revenue from property management service decreased by $949, or 5.51%, from $17,225 for the year ended December 31, 2023, to $16,276 for the year ended December 31, 2024. We had nine tenant placements for the year ended December 31, 2024, compared to eight for the year ended December 31, 2023. In addition to tenant placement services, we began providing ongoing property management services in 2024 and managed three properties by year-end. The decrease in revenue was primarily due to a lower average revenue per tenant placement in 2024 and the initial implementation of ongoing property management services, which are structured to generate recurring revenue over time rather than upfront payments.

Cost of Revenues

Our cost of revenues consists primarily of (i) costs related to property purchases made under Linkhome Realty’s name, which properties are subsequently sold to customers, and (ii) costs associated with real estate services, including commission expenses for real estate agents working for the Company and renovation costs incurred for home renovation services.

We derive our cost of revenues from two revenue streams: (i) property purchases and sales through Cash Offer and (ii) real estate services. The following table presents our cost of revenues by revenue stream for the periods presented:

	Three Months Ended March 31,
	2025		2024		Change
	Amount	%	Amount	%	Amount	%
Cost of property purchases and sales through Cash Offer	$5,437,924	99.82%	$915,662	100.00%	$4,522,262	493.88%
Cost of real estate services	9,585	0.18%	—	—%	9,585	—%
Total cost of revenues	$5,447,509	100.00%	$915,662	100.00%	$4,531,847	494.93%

	Years Ended December 31,
	2024		2023		Change
	Amount	%	Amount	%	Amount	%
Cost of property purchases and sales through Cash Offer	$5,928,865	96.48%	$1,056,370	94.51%	$4,872,495	461.25%
Cost of real estate services	216,061	3.52%	61,400	5.49%	154,661	251.89%
Total cost of revenues	$6,144,926	100.00%	$1,117,770	100.00%	$5,027,156	449.75%

Comparison of the Three Months Ended March 31, 2025 and 2024

Cost of property purchases and sales through Cash Offer increased by $4,522,262, or 493.88%, from $915,662 for the three months ended March 31, 2024, to $5,437,924 for the three months ended March 31, 2025. This increase was primarily driven by a higher volume of transactions during the three months ended March 31, 2025, compared to the same period in 2024.

Cost of real estate services was $9,585 for the three months ended March 31, 2025, compared to $0 for the three months ended March 31, 2024. This increase was primarily driven by higher renovation costs incurred in connection with home renovation services.

Comparison of the Years Ended December 31, 2024 and 2023

Cost of property purchases and sales through Cash Offer increased by $4,872,495, or 461.25%, from $1,056,370 for the year ended December 31, 2023, to $5,928,865 for the year ended December 31, 2024, as we launched this revenue stream in late 2023. The increase was primarily driven by a higher volume of transactions in 2024 compared to 2023.

Cost of real estate services increased by $154,661, or 251.89%, from $61,400 for the year ended December 31, 2023, to $216,061 for the year ended December 31, 2024. The increase was primarily driven by higher renovation costs as we began providing home renovation services in late 2023. This was partially offset by a reduction in commission expenses paid to our real estate agents, particularly to our CEO, who devoted more time in 2024 to expanding into new markets.

Selling, General and Administrative Expenses

Our selling expenses primarily consist of staging, advertising and marketing costs, including online and offline marketing, photography and videography. We expect our selling expenses as a percentage of net revenues to modestly increase in the foreseeable future to achieve high-quality growth.

Our general and administrative expenses primarily consist of professional service costs, payroll and payroll related costs, rent and other overhead costs. We anticipate our general and administrative expenses will increase in the short term as a result of increased costs associated with being a public company, which will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, attorneys, and accountants; however, we expect our general and administrative expenses as a percentage of net revenues to decrease over the long term as we continue to enhance overall cost control to improve operating margin.

Results of Operations

Comparison of the Three Months Ended March 31, 2025 and 2024

The following table summarized our consolidated results of operations for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025	% of Revenues	2024	% of Revenues	Change	Percentage Change
Net revenues	$5,709,426	100.00%	$1,143,928	100.00%	$4,565,498	399.11%
Cost of revenues	5,447,509	95.41%	915,662	80.04%	4,531,847	494.93%
Gross profit	261,917	4.59%	228,266	19.96%	33,651	14.74%
Operating expenses
Selling expenses	17,341	0.30%	900	0.08%	16,441	1,826.78%
General and administrative expenses	120,754	2.12%	154,433	13.50%	(33,679)	(21.81)%
Total operating expenses	138,095	2.42%	155,333	13.58%	(17,238)	(11.10)%
Operating income	123,822	2.17%	72,933	6.38%	50,889	69.77%
Other expenses, net	(11,749)	(0.21)%	(293)	(0.03)%	(11,456)	3,909.90%
Income before income taxes	112,073	1.96%	72,640	6.35%	39,433	54.29%
Income tax expenses	31,444	0.55%	32,348	2.83%	(904)	(2.79)%
Net income	$80,629	1.41%	$40,292	3.52%	$40,337	100.11%

Net Revenues

Net revenues for the three months ended March 31, 2025 and 2024 were $5,709,426 and $1,143,928, respectively, representing an increase of $4,565,498, or 399.11%. This increase was primarily driven by a $4,555,346 increase in revenue from property purchases and sales through Cash Offer, along with a $10,152 increase in real estate service revenue.

Cost of Revenues

	Three Months Ended March 31,
	2025	2024	Change	Percentage Change
Cost of property purchases and sales through Cash Offer	$5,437,924	$915,662	$4,522,262	493.88%
Cost of real estate services	9,585	—	9,585	—%
Total cost of revenues	$5,447,509	$915,662	$4,531,847	494.93%
As a percentage of net revenues	95.41%	80.04%

Cost of revenues for the three months ended March 31, 2025 and 2024 was $5,447,509 and $915,662, respectively, representing an increase of $4,531,847, or 494.93%. This increase was primarily driven by higher costs associated with increased revenue from property purchases and sales through Cash Offer.

Gross Profit and Gross Margin

	Three Months Ended March 31,
	2025		2024
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Property purchases and sales through Cash Offer	$41,966	0.74%	$8,882	0.78%
Real estate services	219,951	3.85%	219,384	19.18%
Total	$261,917	4.59%	$228,266	19.96%

Gross profit for the three months ended March 31, 2025 and 2024 was $261,917 and $228,266, respectively, representing an increase of $33,651, or 14.74%. The blended gross margin was 4.59% for the three months ended March 31, 2025, compared to 19.96% for the same period in 2024.

Gross profit from property purchases and sales through Cash Offer, as a percentage of revenue from property purchases and sales through Cash Offer, was 0.77% for the three months ended March 31, 2025, compared to 0.96% for the same period in 2024. We expect that our Cash Offer program may continue to adversely affect our gross margin in the short term but will provide significant long-term growth opportunities by allowing us to differentiate ourselves in a highly competitive real estate market, attract more clients, and increase market share.

Gross profit from real estate services, as a percentage of real estate service revenue, was 95.82% for the three months ended March 31, 2025, compared to 100.00% for the same period in 2024. This decrease was primarily due to higher renovation costs incurred in connection with home renovation services.

Selling Expenses

Selling expenses primarily consisted of staging, advertising, and marketing costs. Selling expenses for the three months ended March 31, 2025 and 2024 were $17,341 and $900, respectively, representing an increase of $16,441, or 1,826.78%. This increase was primarily driven by higher advertising and marketing expenditures aimed at attracting more clients and listings, as well as enhancing brand awareness.

General and Administrative Expenses

The following table summarized our general and administrative expenses for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025	2024	Change	Percentage Change
Legal and accounting expenses	$40,126	$86,379	$(46,253)	(53.55)%
Payroll expense	47,325	41,700	5,625	13.49%
Payroll tax expense	4,781	4,625	156	3.38%
Rent expense	12,050	11,520	530	4.60%
Depreciation expense	4,639	4,651	(12)	(0.26)%
Other general and administrative expenses	11,833	5,558	6,275	112.90%
Total general and administrative expenses	$120,754	$154,433	$(33,679)	(21.81)%
As a percentage of net revenues	2.12%	13.50%

General and administrative expenses for the three months ended March 31, 2025 and 2024 were $120,754 and $154,433, respectively, representing a decrease of $33,679, or 21.81%. This decrease was primarily due to a reduction in legal and accounting expenses of $46,253 and a slight decline in depreciation expense of $12, partially offset by increases in payroll expense of $5,625, payroll tax expense of $156, and rent expense of $530. Legal and accounting expenses decreased primarily due to a lower volume of advisory services utilized during the period. Payroll and payroll tax expenses increased primarily due to the hiring of new employees. Rent expense increased primarily due to a scheduled rent adjustment under the office lease, effective from September 2024.

Other Expenses, Net

Other expenses were $11,749 for the three months ended March 31, 2025, compared to $293 for the three months ended March 31, 2024. For the three months ended March 31, 2025, other expenses primarily consisted of unrealized loss on trading securities of $11,007, interest expense of $682, and bank fees of $60. For the three months ended March 31, 2024, other expenses primarily consisted of interest expense of $800, partially offset by bank rewards of $300 and credit card rebates of $207.

Income Tax Expenses

Income tax expenses for the three months ended March 31, 2025 and 2024 were $31,444 and $32,348, respectively, representing a decrease of $904, or 2.79%. This decrease was primarily due to a lower effective tax rate in 2025.

Net Income

Net income for the three months ended March 31, 2025 and 2024 was $80,629 and $40,292, respectively, representing an increase of $40,337, or 100.11%. This increase was primarily driven by significant growth in net revenues and lower operating expenses.

Comparison of the Years Ended December 31, 2024 and 2023

The following table summarized our consolidated results of operations for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	% of Revenues	2023	% of Revenues	Change	Percentage Change
Net revenues	$7,615,307	100.00%	$1,369,855	100.00%	$6,245,452	455.92%
Cost of revenues	6,144,926	80.69%	1,117,770	81.60%	5,027,156	449.75%
Gross profit	1,470,381	19.31%	252,085	18.40%	1,218,296	483.29%
Operating expenses
Selling expenses	15,754	0.21%	4,476	0.33%	11,278	251.97%
General and administrative expenses	365,207	4.80%	88,761	6.47%	276,446	311.45%
Total operating expenses	380,961	5.01%	93,237	6.80%	287,724	308.59%
Operating income	1,089,420	14.30%	158,848	11.60%	930,572	585.83%
Other expenses, net	(1,832)	(0.02)%	(5,730)	(0.42)%	3,898	(68.03)%
Income before income taxes	1,087,588	14.28%	153,118	11.18%	934,470	610.29%
Income tax expenses	309,352	4.06%	1,925	0.14%	307,427	15,970.23%
Net income	$778,236	10.22%	$151,193	11.04%	$627,043	414.73%

Net Revenues

Net revenues for the years ended December 31, 2024 and 2023 were $7,615,307 and $1,369,855, respectively, representing an increase of $6,245,452, or 455.92%. This increase was primarily driven by a $5,499,332 increase in revenue from property purchases and sales through Cash Offer, along with a $746,120 increase in real estate service revenue.

Cost of Revenues

	Years Ended December 31,
	2024	2023	Change	Percentage Change
Cost of property purchases and sales through Cash Offer	$5,928,865	$1,056,370	$4,872,495	461.25%
Cost of real estate services	216,061	61,400	154,661	251.89%
Total cost of revenues	$6,144,926	$1,117,770	$5,027,156	449.75%
As a percentage of net revenues	80.69%	81.60%

Cost of revenues for the years ended December 31, 2024 and 2023 was $6,144,926 and $1,117,770, respectively, representing an increase of $5,027,156, or 449.75%. This increase was primarily driven by higher costs associated with increased revenue from property purchases and sales through Cash Offer, as well as higher renovation costs related to the expansion of our home renovation services.

Gross Profit and Gross Margin

	Years Ended December 31,
	2024		2023
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Property purchases and sales through Cash Offer	$639,539	8.40%	$12,702	0.93%
Real estate services	830,842	10.91%	239,383	17.47%
Total	$1,470,381	19.31%	$252,085	18.40%

Gross profit for the years ended December 31, 2024 and 2023 was $1,470,381 and $252,085, respectively, representing an increase of $1,218,296, or 483.29%. The blended gross margin was 19.31% for the year ended December 31, 2024, compared to 18.40% for the year ended December 31, 2023.

Gross profit from property purchases and sales through Cash Offer as a percentage of revenue from property purchases and sales through Cash Offer was 9.74% for the year ended December 31, 2024, compared to 1.19% for the year ended December 31, 2023. This increase was primarily driven by improved pricing strategies and operational efficiencies as we scaled the Cash Offer program.

Gross profit from real estate services as a percentage of real estate service revenue was 79.36% for the year ended December 31, 2024, compared to 79.59% for the year ended December 31, 2023. The slight decrease was primarily due to higher renovation costs, partially offset by lower commission expenses paid to our CEO. As part of our real estate services, we began providing home renovation services in late 2023. Gross profit from home renovation services as a percentage of home renovation service revenue was 18.03% for the year ended December 31, 2024.

Selling Expenses

Selling expenses primarily consisted of staging, advertising, and marketing costs. Selling expenses for the years ended December 31, 2024 and 2023 were $15,754 and $4,476, respectively, representing an increase of $11,278, or 251.97%. This increase was primarily driven by higher advertising and marketing expenditures aimed at attracting more clients and listings, as well as enhancing brand awareness.

General and Administrative Expenses

The following table summarized our general and administrative expenses for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023	Change	Percentage Change
Legal and accounting expenses	$99,363	$12,267	$87,096	710.00%
Payroll expense	152,256	45,300	106,956	236.11%
Payroll tax expense	13,795	4,782	9,013	188.47%
Rent expense	46,572	15,114	31,458	208.13%
Depreciation expense	18,762	6,042	12,720	210.54%
Other general and administrative expenses	34,459	5,256	29,203	555.65%
Total general and administrative expenses	$365,207	$88,761	$276,446	311.45%
As a percentage of net revenues	4.80%	6.47%

General and administrative expenses for the years ended December 31, 2024 and 2023 were $365,207 and $88,761, respectively, representing an increase of $276,446, or 311.45%. This increase was primarily driven by higher payroll expense, legal and accounting expenses, rent expense, depreciation expense, and payroll tax expense, which increased by $106,956, $87,096, $31,458, $12,720, and $9,013, respectively. Payroll and payroll tax expenses increased primarily due to the hiring of new employees. Legal and accounting expenses increased primarily in connection with the Company’s preparation for its initial public offering. Rent expense increased following the commencement of the Company’s office lease in September 2023. Depreciation expenses increased due to the acquisition of a vehicle, furniture, and office equipment.

Other Expenses, Net

Other expenses were $1,832 for the year ended December 31, 2024, compared to $5,730 for the year ended December 31, 2023. For the year ended December 31, 2024, other expenses primarily consisted of interest expense of $3,115, bank fees of $456, and other miscellaneous expenses of $107, partially offset by credit card rebates of $1,166 and bank rewards of $680. For the year ended December 31, 2023, other expenses primarily consisted of interest expense of $967 and other miscellaneous expenses of $4,871, partially offset by credit card rebates of $108.

Income Tax Expenses

Income tax expenses for the years ended December 31, 2024 and 2023 were $309,352 and $1,925, respectively, representing an increase of $307,427, or 15,970.23%. This significant increase was primarily due to higher taxable income and a change in Linkhome Realty’s tax filing status from an S-corporation to C-corporation, effective January 1, 2024. As a C-corporation, Linkhome Realty is subject to a federal income tax rate of 21% and a California state income tax rate of 8.84%.

Net Income

Net income for the years ended December 31, 2024 and 2023 was $778,236 and $151,193, respectively, representing an increase of $627,043, or 414.73%. This increase was primarily driven by the significant growth in net revenues, partially offset by higher operating expenses.

Liquidity and Capital Resources

In assessing liquidity, management monitors and analyzes the Company’s cash on-hand, ability to generate sufficient revenue sources in the future, and operating and capital expenditure commitments. Historically, we have funded our working capital, operations and other capital requirements primarily through equity contributions from stockholders and cash flow from operations. Our ability to meet our current expenses and obligations depends on the future realization of our current assets. Management has considered historical experience, current economic conditions, reasonable and supportable forecasts of future economic conditions, and trends in the real estate industry to evaluate the expected collectability of accounts receivable as of March 31, 2025, December 31, 2024 and 2023. Our liquidity may be affected by general economic, competitive, and other factors, many of which are beyond our control.

We plan to expand our real estate business, develop our artificial intelligence real estate platform, and increase our own real estate investment. To accomplish such expansion plan, we estimate the total related capital investment and expenditures to be approximately $2 million over the next 12 months.

We believe that our current cash and cash flows provided by operating activities will be sufficient to meet our working capital needs for existing business over the next 12 months from the issuance date of the financial statements. However, we plan to use part of the proceeds from this offering to support our business expansion described above. We may also seek additional financing, to the extent needed, and there can be no assurance that such financing will be available on favorable terms, or at all. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing stockholders. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may also seek to issue additional debt or obtain financial support from stockholders. The principal stockholders of the Company have made a commitment to provide financial support to the Company whenever necessary and will continue to provide support following the consummation of this offering.

Cash Flows For the Three Months Ended March 31, 2025 and 2024

As of March 31, 2025, we had cash and cash equivalents of $584,143, other current assets of $2,755,445, current liabilities of $866,362, net working capital of $2,473,226, and a current ratio of 3.85:1.

The following table presented a summary of our cash flows for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Net cash used in operating activities	$(893,832)	$(40,297)
Net cash used in investing activities	(136,000)	(2,463)
Net cash (used in) provided by financing activities	(56,974)	928,143
Net (decrease) increase in cash and cash equivalents	(1,086,806)	885,383
Cash and cash equivalents, beginning of period	1,670,949	651,911
Cash and cash equivalents, end of period	$584,143	$1,537,294

Net Cash Used in Operating Activities

Net cash used in operating activities was $893,832 for the three months ended March 31, 2025, primarily derived from (i) net income of $80,629, adjusted for noncash activities including lease expense of $11,337, unrealized loss on trading securities of $11,007, and depreciation of $4,639; (ii) net changes in operating assets and liabilities as of March 31, 2025 compared to December 31, 2024, primarily consisting of (a) an increase in accounts receivable of $1,815,840, (b) an increase in deferred IPO costs of $49,000, (c) an increase in advance to contractor of $26,873, (d) a decrease in accounts payable of $21,300, (e) a decrease in operating lease liabilities of $11,551, and (f) an increase in deferred tax assets of $3,080, partially offset by (a) a decrease in real estate held for sale of $907,061, (b) a decrease in prepaid expenses and other receivables of $9,979, and (c) an increase in other current liabilities of $9,160.

Net cash used in operating activities was $40,297 for the three months ended March 31, 2024, primarily derived from (i) net income of $40,292, adjusted for noncash activities including lease expense of $11,335 and depreciation of $4,651; (ii) net changes in operating assets and liabilities as of March 31, 2024 compared to December 31, 2023, primarily consisting of (a) an increase in accounts receivable of $115,411, (b) an increase in deferred IPO costs of $50,000, (c) an increase in advance to contractor of $17,940, (d) a decrease in operating lease liabilities of $11,120, and (e) a decrease in accounts payable of $9,131, partially offset by (a) an increase in other current liabilities of $82,019 and (b) a decrease in prepaid expenses and other receivables of $25,008.

Net cash used in operating activities was $893,832 for the three months ended March 31, 2025, compared to $40,297 for the same period in 2024, representing an increase in cash outflow of $853,535. This increase was primarily due to (i) a decrease in cash inflow of $1,700,429 on accounts receivable, (ii) an increase in cash outflow of $72,859 on other current liabilities, (iii) an increase in cash outflow of $15,029 on prepaid expenses, (iv) an increase in cash outflow of $12,169 on accounts payable, (v) an increase in cash outflow of $8,933 on advance to contractor, (vi) an increase in cash outflow of $3,080 on deferred tax assets, and (vii) an increase in cash outflow of $431 on operating lease liabilities, partially offset by (i) an increase in cash inflow of $907,061 on real estate held for sale, (ii) an increase in cash inflow of $51,334 on net income adjusted for noncash activities, and (iii) a decrease in cash outflow of $1,000 on deferred IPO costs.

Net Cash Used in Investing Activities

Net cash used in investing activities was $136,000 for the three months ended March 31, 2025, which primarily consisted of purchases of trading securities totaling $136,000.

Net cash used in investing activities was $2,463 for the three months ended March 31, 2024, which primarily consisted of purchases of office equipment for $1,082, furniture for $982, and a trademark for $399.

Net Cash (Used in) Provided by Financing Activities

Net cash used in financing activities was $56,974 for the three months ended March 31, 2025, which primarily consisted of repayments of $381,000 to a related party and $1,974 on an auto loan, partially offset by related party advances of $326,000.

Net cash provided by financing activities was $928,143 for the three months ended March 31, 2024, which primarily consisted of proceeds from equity financing of $930,000, partially offset by repayments of $1,857 on an auto loan.

Cash Flows For the Years Ended December 31, 2024 and 2023

As of December 31, 2024, we had cash and cash equivalents of $1,670,949, other current assets of $1,652,699, current liabilities of $944,447, net working capital of $2,379,201, and a current ratio of 3.52:1.

The following table presented a summary of our cash flows for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net cash (used in) provided by operating activities	$(4,844)	$223,314
Net cash used in investing activities	(3,513)	(40,522)
Net cash provided by financing activities	1,027,395	280,156
Net increase in cash and cash equivalents	1,019,038	462,948
Cash and cash equivalents, beginning of period	651,911	188,963
Cash and cash equivalents, end of period	$1,670,949	$651,911

Net Cash (Used in) Provided by Operating Activities

Net cash used in operating activities was $4,844 for the year ended December 31, 2024, primarily derived from (i) net income of $778,236, adjusted for noncash activities including lease expense of $45,347 and depreciation of $18,762, partially offset by a decrease in allowance for credit losses of $9,092; (ii) net changes in operating assets and liabilities as of December 31, 2024 compared to December 31, 2023, primarily consisting of (a) an increase in real estate held for sale of $907,061, (b) an increase in deferred IPO costs of $699,499, (c) a decrease in operating lease liabilities of $45,062, (d) an increase in accounts receivable of $8,676, and (e) an increase in prepaid expenses and other receivables of $2,971, partially offset by (a) an increase in other current liabilities of $820,575 and (b) an increase in accounts payable of $4,597.

Net cash provided by operating activities was $223,314 for the year ended December 31, 2023, primarily derived from (i) net income of $151,193, adjusted for noncash activities including lease expense of $15,115 and depreciation of $6,042; (ii) net changes in operating assets and liabilities as of December 31, 2023 compared to December 31, 2022, primarily consisting of (a) a decrease in accounts receivable of $106,289 and (b) an increase in other current liabilities of $14,548, partially offset by (a) a decrease in accounts payable of $25,800, (b) an increase in prepaid expenses and other receivables of $25,008, (c) a decrease in operating lease liabilities of $14,830, and (d) an increase in security deposits of $4,235.

Net cash used in operating activities was $4,844 for the year ended December 31, 2024, compared to net cash provided by operating activities of $223,314 for the year ended December 31, 2023, representing an increase in cash outflow of $228,158. This increase was primarily due to (i) an increase in cash outflow of $907,061 on real estate held for sale, (ii) an increase in cash outflow of $699,499 on deferred IPO costs, (iii) a decrease in cash inflow of $114,965 on accounts receivable, and (iv) an increase in cash outflow of $30,232 on operating lease liabilities, partially offset by (i) a decrease in cash outflow of $806,027 on other current liabilities, (ii) an increase in cash inflow of $660,903 on net income adjusted for noncash activities, (iii) a decrease in cash outflow of $30,397 on accounts payable, (iv) a decrease in cash outflow of $22,037 on prepaid expenses, and (v) a decrease in cash outflow of $4,235 on security deposits.

Net Cash Used in Investing Activities

Net cash used in investing activities was $3,513 for the year ended December 31, 2024, which primarily included purchases of office equipment for $1,082, furniture for $982, and trademarks for $1,449.

Net cash used in investing activities was $40,522 for the year ended December 31, 2023, which primarily included purchases of a vehicle for $35,250, furniture for $4,343, and office equipment for $929.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $1,027,395 for the year ended December 31, 2024, which primarily consisted of proceeds from equity financing of $980,000 and related party advances of $880,000, partially offset by repayments of $825,000 to the related party and $7,605 on an auto loan.

Net cash provided by financing activities was $280,156 for the year ended December 31, 2023, which primarily consisted of proceeds from capital contribution of $303,000, partially offset by dividend payments of $21,154 and repayments of $1,690 on an auto loan.

Contractual Obligations

Our contractual obligations as of March 31, 2025 were as follows:

	1 Year or Less	More Than 1 Year	Total
Operating lease liabilities	$18,907	$—	$18,907
Auto loan payable	8,231	33,278	41,509
Total	$27,138	$33,278	$60,416

Our contractual obligations as of December 31, 2024 were as follows:

	1 Year or Less	More Than 1 Year	Total
Operating lease liabilities	$29,980	$—	$29,980
Auto loan payable	8,102	35,381	43,483
Total	$38,082	$35,381	$73,463

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2025, December 31, 2024 and 2023.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our revenue, income from operations, net income, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Inflation

Inflation and rising interest rates have significantly influenced the economic environment, impacting our operations and financial performance. Monetary authorities, in response to heightened inflationary pressures, have raised interest rates, which has increased borrowing costs and reduced the availability of financing. These changes have directly affected the real estate market by making mortgages less affordable for potential homebuyers, leading to decreased demand for real estate. We continue to monitor inflation, monetary policy changes, and their potential adverse effects on our business. Despite these challenges, higher interest rates have reduced competition among buyers, creating opportunities for some to view this as an advantageous time to purchase real estate.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe that the critical accounting policies disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements. Further, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for emerging growth companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements contained in our subsequent filings with the SEC may not be comparable to other public companies.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These estimates and judgments include, but are not limited to, revenue recognition, allowance for credit losses, income taxes, the useful lives of long-lived assets and assumptions used in assessing impairment of long-lived assets. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual amounts may differ from the estimated amounts, such differences are not likely to be material.

Revenue Recognition

In accordance with ASC 606, “Revenue from Contracts with Customers,” revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these goods or services. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identifies contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenues when (or as) it satisfies the performance obligation.

The Company derives its revenues primarily from real estate services and real estate purchases and sales through Cash Offer.

Real Estate Service Revenue

The Company’s real estate service revenue consists primarily of real estate agency commission for buying and selling properties for clients, revenue generated from property management service, home renovation service, and mortgage referral service.

The Company earns agency commission revenue, usually at a fixed percentage of property’s selling price, through facilitating the buy or sale of various types of properties, including residential, commercial, and land parcels. The Company is considered an agent for these services provided, and reports service revenue earned through these transactions on a net basis. Revenue is recognized when the agency service is provided, usually at the closing of the escrow.

The Company’s CEO has owned his personal real estate salesperson license since 2020 and obtained a personal real estate broker license on August 8, 2023. Prior to obtaining the broker license, the Company performed real estate transactions as a sales agent under a real estate brokerage firm owned by an unrelated third party and earned sales commissions at fixed rate. On November 17, 2023, Linkhome Realty obtained a real estate broker license for the Company. Thus, the Company gradually transitioned from operating as a sales agent under a third-party real estate broker to a real estate broker independently. This transition marks a significant shift in the Company’s business model, as it no longer relies on other firms to conduct real estate transactions.

The Company provides property management services, which include two primary activities: tenant placement and ongoing property management. Tenant placement services involve marketing the property, identifying suitable tenants, and facilitating the rental agreement. For these services, the Company acts as an agent and charges a rental commission, either as a percentage of the first year’s rent or a fixed fee. Revenue from tenant placement is recognized at a point in time when a tenant is secured, and the lease contract is executed. Additionally, the Company provides ongoing property management services, which may include collecting rent on behalf of the landlord, coordinating maintenance and repairs, and addressing tenant inquiries during the lease term. For these services, the Company also acts as an agent and charges a service fee. Revenue from ongoing property management is recognized over time as the services are rendered, as the landlord simultaneously receives and consumes the benefits of the Company’s efforts.

The Company also offers a full range of home renovation services, from bathroom and kitchen renovations to customized home renovations and extensions, helping clients prepare their homes for sale or personalize newly purchased properties. The Company considers itself as a principal for this service as it has control of the specified service at any time before it is transferred to the customer, which is evidenced by (i) the Company is primarily responsible for fulfilling the promises to provide home renovation services meeting customer specifications, and assumes fulfilment risk (i.e., risk that the performance obligation will not be satisfied); and (ii) the Company has discretion in selecting third-party renovation contractors and establishing the price, and bears the risk for services that are not fully paid for by customers. The renovation period is usually within one to three months; the Company recognizes revenue when the renovation service is completed, on a gross basis with corresponding costs incurred.

In addition, the Company collaborates with lending institutions and mortgage brokers to assist clients in seeking and securing mortgage services, and aiding clients in the process of obtaining loans or financing for property purchases. The Company receives a referral fee as a percentage of the loan amount and recognizes revenue when the loan is approved.

Revenue from Property Purchases and Sales through Cash Offer

The Company’s revenue from purchases and sales through Cash Offer consists primarily of the Company’s purchasing a hot property in cash and then selling it to a customer. The Company purchases a property in cash with ownership transferred to Linkhome Realty. Subsequently, Linkhome Realty sells the property to the customer within a short period of time. Both purchase and sales transactions go through an escrow company. The Company is the principal of these transactions and recognizes revenue and cost when the property purchased is sold and escrow is closed. This type of revenue does not contain a financing component due to there being no difference between the amount of promised consideration and the cash selling price of the promised goods or services, and the length of time between when the Company transfers the promised goods or services to the customer and when the customer pays for those goods is very short, usually within a few weeks or a few months.

Credit Losses

On January 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC 326”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The was no transition adjustment of the adoption of CECL.

The Company’s accounts receivable and prepaid expense in the consolidated balance sheets are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluate the expected credit losses on an individual basis. When establishing the loss rate, the Company makes the assessment on various factors, including historical experience, creditworthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as an allowance for credit losses, which is netted against accounts receivable in the consolidated balance sheets, and are recognized as an expense in the consolidated statements of income. Receivables are written off against the allowance when all collection efforts have been exhausted and recovery is deemed remote. If the Company recovers amounts that were previously written off, the recovered amounts are recognized as a reduction to the provision for credit losses in the consolidated statements of income.

Accounts Receivable, Net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration, which are stated at the historical carrying amount net of allowance for credit losses. The Company maintains allowances for credit losses for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including historical losses, the age of the receivable balance, the customer’s historical payment patterns and creditworthiness, current economic conditions, and reasonable and supportable forecasts of future economic conditions. Accounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2025 and December 31, 2024, the Company had no allowances for credit losses. As of December 31, 2023, the Company had allowances for credit losses of $9,092.

Impairment of Long-lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

The Company evaluates events and changes in circumstances that could indicate the carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of those assets, the Company records an impairment charge in the period in which such a determination is made. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on the above analysis, no impairment loss was recognized related to these assets for the three months ended March 31, 2025 and 2024, and for the years ended December 31, 2024 and 2023.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The Company did not take any uncertain positions that would necessitate recording a tax related liability for the three months ended March 31, 2025 and 2024, and for the years ended December 31, 2024 and 2023.

Prior to January 1, 2024, Linkhome Realty filed its income tax return under Subchapter S of the Internal Revenue Code (“IRS”) as an S-corporation, and elected to be taxed as a pass-through entity, for which the income, losses, deductions, and credits flow through to the stockholders of the company for federal tax purposes. Effective January 1, 2024, Linkhome Realty’s tax status became C-corporation, and is subject to a federal income tax rate of 21% and California state income tax rate of 8.84%. As a parent holding company of Linkhome Realty, Linkhome Holdings was incorporated in the State of Nevada on November 6, 2023, and is only subject to a federal income tax rate of 21%. Effective for the tax year beginning January 1, 2024, and continuing thereafter unless revoked, Linkhome Holdings and Linkhome Realty have elected to file a consolidated federal income tax return.

New Accounting Pronouncements

The Company considers the applicability and impact of all ASUs and periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in the ASU are intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable “investors to better understand an entity’s overall performance” and assess “potential future cash flows.” The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 in the fourth quarter of 2024 and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

Recent Accounting Pronouncements Pending Adoption

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is evaluating the impact that ASU 2023-09 will have on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This ASU requires public business entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027 with early adoption permitted. These requirements should be applied on a prospective basis with an option to apply them retrospectively. The Company is evaluating the impact that ASU 2024-03 will have on its consolidated financial statements and related disclosures.

The Company does not believe that any other recently issued but not yet effective authoritative guidance, if adopted currently, would have a material impact on its consolidated financial statements or related disclosures.

INFORMATION ABOUT LINKHOME’S BUSINESS

Mission

Our mission is to change the way people buy and sell homes.

Our Company

Linkhome is an artificial intelligence-driven property technology company. By using HomeGPT, a Linkhome-developed real estate artificial intelligence model, combined with financial innovation and in conjunction with our dedicated team of agents, we have made significant and cost-effective improvements to the business model of buying and selling homes. Through our subsidiaries, we operate an artificial intelligence real estate platform with the goal of providing customers with end-to-end real estate solutions and services, initially comprising real estate brokerage services, Cash Offer, and other services like property rental management and home renovation. In the future, we plan to expand our offerings to include mortgage services, home insurance and escrow services. Our mission is to redefine the real estate experience to be efficient and affordable for all consumers through artificial intelligence. Our vision is to help everyone own their home and achieve the dream of homeownership. Since the formation of our subsidiary, Linkhome Realty, in 2021 and the commencement of our operational endeavors, our platform has facilitated an aggregate gross total value of more than $185,000,000 of agent brokerage transactions as of March 31, 2024.

Our platform, which is presently only active in California, supports a growing network of users looking to list and search for properties online, seeking information on property transactions and other value-added services, through the comprehensive property-related solutions and services available on our platform. Over the past three years, customers have shown their desire for our artificial intelligence, financial innovation and real estate solutions. In 2024, our total transaction volume for the real estate agency amounted to $48,566,719, compared to $15,438,435 in 2023. As of March 31, 2025, our platform, which aggregates listings from the CRMLS, boasted more than 78,774 active listings for residential properties available for sale. Users obtain home-buying information from our platform and consult with our AI tool, HomeGPT, for interactive home-buying advice. We believe that our users are more likely to buy and sell properties using the Company and select us for their real estate service needs.

More importantly, we believe that we have just scratched the surface in the potential development of artificial intelligence as used in real estate and we believe artificial intelligence will transform the real estate market. Over the coming years, we plan on vigorously developing the artificial intelligence real estate model HomeGPT, increasing our market share, launching our platform in dozens of cities, and expanding our products and services in order to leverage artificial intelligence so that it becomes a one-stop shop for buyers and sellers of residential real estate. Our goal is to build the largest, most trusted platform for residential real estate and empower millions of Americans with the freedom to more easily purchase homes.

Industry Background and Market Opportunities

The real estate sector, both for home buying and rental properties, accounts for nearly 18% of the gross domestic product in the United States as reported by NAR, making it the country’s largest industry. Housing is the largest consumer expense in the U.S., surpassing transportation, food, insurance and medical expense, and it is a significant source of wealth for many Americans.

According to data from the NAR, in 2024, there were more than 4.06 million homes sold in the United States, with transactions totaling over $1.5 trillion. These transactions generated approximately $98.6 billion in commission revenue for real estate brokers. 65.9% of Americans live in their own homes, while 34.8% of Americans live in rental properties. This 34.8% represents a large market to target for real estate purchase and sale transactions. 90% of buyers and sellers choose to work with a professional broker or brokerage company, indicating high user stickiness.

Artificial Intelligence Technological Revolution & Opportunities

Residential real estate is a massive offline market characterized by low efficiency, high labor consumption, and time-intensive processes. We believe the real estate sector is set to transition online and begin leveraging artificial intelligence. Consumers are shifting their spending online and demanding experiences powered by AI to enhance efficiency, certainty and speed. We believe consumers are increasingly becoming accustomed to the high efficiency of AI-generated services and now also expect to receive similar experiences in the realm of real estate.

AI has become a key force driving the development of modern technology. AI demonstrates immense potential in solving complex problems and is leading a new industrial revolution. Based on work by the McKinsey Global Institute, as reported in Our Insights — Real estate can use generative AI to turn the industry’s data into treasure in seven steps, we believe that generative AI could generate $110 billion to $180 billion or more in value for the real estate industry, making AI technology one of the most exciting innovations of our era. It is not only changing our way of life but also reshaping how various industries operate.

The Problem

We must also recognize that real estate is not accessible to everyone. Housing issues, especially in urban areas, have become a global challenge.

Structural Inefficiencies

In the modern information era, we believe that potential homebuyers in the United States are overwhelmed with an abundance of property data, including listings, market trends, and historical sales information. However, this data is often scattered across different platforms and formats, making it difficult to navigate and analyze effectively. Additionally, we are of the opinion that there is a lack of uniformity in real estate brokerage services, meaning the quality and type of service can vary greatly from one broker to another. This inconsistency complicates the process for buyers who can benefit from comprehensive, personalized advice and data-driven insights to make informed decisions. Accordingly, we believe that the industry urgently requires sophisticated data analysis capabilities and personalized customer services that can filter and present information in a clear, actionable manner tailored to individual buyer needs.

Home Buying & Selling Difficulties

The conventional process of purchasing a home involves numerous challenges that can make the experience frustrating and often unsuccessful. Key among these is the competitive nature of bidding, where multiple buyers may vie for the same property, driving up prices and creating a high-pressure situation. Additionally, the home-buying process is often hampered by lengthy loan processing times. Delays in securing financing can result in buyers missing out on purchasing their desired properties, as sellers may opt for buyers with quicker, more reliable financing options. This uncertainty and time sensitivity can add significant stress and disappointment to the home-buying experience.

Poor Experiences

The journey to home ownership involves multiple stages, including dealing with brokers, securing loans, property appraisals, purchasing home insurance, undertaking renovations, and organizing the move. Currently, each of these stages is typically handled by different service providers who operate in isolation from each other. This fragmentation means there is no centralized process or communication, leading to inefficiencies, misunderstandings, and a disjointed overall experience. We believe that the lack of a comprehensive, integrated solution makes it difficult for buyers to navigate the process smoothly and can lead to increased costs, delays, and a lower-quality home-buying experience. Buyers are often left to manage and coordinate these separate components on their own, which can be overwhelming, especially for first-time buyers or those with limited time and resources.

Our Solution

Next-Generation Technologies: Artificial Intelligence

Linkhome | AI & HOME-GPT
AI Chat, home search, book tours
AI Market Analysis, Property Valuation, Recommendations
AI Generate Document and Contract Processing
Customer Relationship Management
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Linkhome developed the real estate AI technology platform HomeGPT. For home buyers, Linkhome has built an on-demand, seamless, and artificial intelligence-driven home-buying experience. Unlike the traditional process mediated by real estate agents, Linkhome buyers can chat with our AI chatbot, HomeGPT, at their convenience using our app or website to answer home-buying questions, search for homes, learn about the home-buying process, book visits or virtual tours, calculate mortgage requirements and so on. We have also introduced AI-driven real estate solutions for our agents, such as home price prediction, bidding recommendations, investment advice, and on-demand assistance in generating contracts and processing documents for future real estate needs.

For buyers, our AI chatbot offers an interactive experience directly through our app or website. HomeGPT can interpret and respond to complex real estate inquiries, generating professional and precise answers that help our users gain deeper insights into the real estate buying process. The virtual assistance feature of HomeGPT assists buyers by scheduling visits, providing virtual tours, and calculating mortgage payments. Our AI tools can also be used to predict a competitive bid by using AI to generate accurate property valuations by quickly analyzing vast datasets, to include historical pricing, market trends and property characteristics.

For sellers, our agents can use HomeGPT to leverage our sophisticated AI algorithms to offer precise pricing advice, aiding home buyers in informed decision-making for pricing, marketing, and negotiations. Additionally, our generative AI technology enhances seller experiences by automatically crafting detailed property descriptions and introduction videos with minimal user input. For vacant properties, HomeGPT can simulate furnished interiors, which can significantly elevate the property’s appeal. By making targeted promotion and presentation, HomeGPT can help to ensure that listings reach the right buyers, leading to most of Linkhome’s sellers successfully closing deals within 45 days, thereby selling their homes more effectively and at reduced costs. HomeGPT can assist agents with the drafting and generation of contracts, reducing the time and effort required for administrative tasks increasing the agents efficiency.

The goal of these technologies is to support our clients and enhance our productivity. We believe this will lead to being able to continuously provide better customer service at a lower cost. We are committed to constantly optimizing the performance and functionality of our technology to ensure that it not only meets current market demands, but also anticipates and adapts to future trends.

Fintech: Financial Innovation Cash Offer — Quick Home Purchase:    We believe, as we grow, Linkhome’s fintech product, Cash Offer, will significantly enhance the competitiveness of our clients’ offers, allowing them to secure their desired properties without merely relying on price competition. Compared to loan-based offers, most sellers prefer all-cash offers, as this enables sales to close more quickly. By offering Cash Offer, we believe our clients will be able to stand out among many offers, thus giving buyers who use our product more negotiation power and a stronger likelihood of purchasing their desired home at the right price.

# Linkhome | Cash Offer

Anxious
Found Linkhome
AI analysis
24-hr Underwriting
Tour
Cash offer
Win!
Move in
Mortgage & Closing
Referrals
Repeat

Flash sell — A modern way to sell:    By selling to Linkhome, homeowners can avoid the stress of open houses, home repairs, overlapping mortgages, and the uncertainty that can come with listing a home on the open market. Using our mobile app and website, sellers can receive a competitive cash offer online. Post offer, we conduct a preliminary interior home inspection and a contact-free exterior assessment to verify the home data provided to the Company. If necessary, we will follow up with a licensed inspector for a more detailed home inspection. Sellers can then select their preferred closing date and sell to Linkhome, closing quickly.

Trade Up:    For customers who are both selling and buying, we have built a trade-up product that enables them to buy and sell in a coordinated transaction. With the “Trade Up” service, Linkhome helps clients purchase a new home and move in without having to sell their old home first. Through collaboration with third-party financial institutions, Linkhome assists clients in purchasing the new home and then selling the old one. This avoids the hassle of finding temporary housing, moving furniture twice and dealing with storage concerns. We provide a more relaxed, seamless experience for clients, making the journey to swap homes easy.

Currently, our front-end platforms, such as the website and app, are intended only to receive customer information. Our back-end software then generates a plan for the user, after which we establish a relationship with the user by having one of our agents communicate the plan to the user. We are working to develop a front-end data platform that will provide such information to customers in real-time.

One-stop seamless experience

# Linkhome | AI-DRIVEN PLATFORM

Data Source
AI Web Portals & APP
Cash Offer
Referrals
Buy
Rental & Management
Insurance, Decoration, Title & Escrow Services
Linkhome AI Platform User Pool
Cross-Selling and Up-Selling
Sell
Mortgage
Property 1
Property 2
Property 3
Property N and beyond

We understand the complexity of real estate transactions; therefore, Linkhome aims to provide a one-stop solution, offering tailored financing through our Cash Offer service, bespoke renovation services, comprehensive property management, and extensive insurance options. Designed to simplify and expedite the home-buying journey, our integrated approach ensures clients navigate property transactions with ease, from initial purchase to ongoing management. By merging clarity, efficiency, and personalized support, Linkhome aims to transform real estate transactions into transparent, stress-free experiences, allowing clients to focus on the joy of finding their dream home.

Advantages and Competitive Edge

Our business model is designed to disrupt the traditional model of finding and buying a home. Linkhome’s main goal is to rapidly expand property sales by focusing on providing AI technology for house hunting and helping customers with investment analysis. Since our founding in 2021, we have been developing and leveraging the following key advantages of our platform, which we believe provide significant competitive advantages.

A purpose-built artificial intelligence housing search platform.

Our platform combines a comprehensive AI-powered home-finding experience with financial innovation, allowing us to control all key operational and transactional elements and promote a fast, simple, and consistent user experience.

A differentiated home buying experience.

We have developed a cash offer home purchase model to use cash to help customers compete for target properties faster and more cost-effectively. This gives people the confidence and trust they need to buy properties on our platform.

For buyers, the Cash Offer avoids the need for excessive overbidding to purchase a home. We charge a 1 – 2% platform usage fee, which saves a significant amount compared to overbidding. For example, for a $947,000 home, we charge a 1% service fee, approximately $9,470. Without using Cash Offer, the same home may sell from $990,000 to $1,000,000. In this example, a buyer would save $40,000 to $50,000 on the transaction.

For sellers, traditional home selling services require expenses such as repairs, renovations, listing fees, and 4 – 5% agent fees. These expenses can be substantial for sellers, and the waiting period to sell the home is uncertain. Using the Flash Sell, the home can be sold immediately, reducing the costs of repairs, renovations, and 4 – 5% listing agent fees, which can amount to 8 – 12% of the home’s price. We only charge a 5% service fee, saving sellers both time and money.

Currently, our funding for Cash Offer comes primarily from investments made by our CEO and shareholders. With the funds generated from this offering, we plan to expand our Cash Offer program. We believe and are confident that our revenue will continue to grow and we will become more profitable over time.

Proprietary financing technology.

We plan to offer differentiated financing solutions enable clients to select their preferred financing method from hundreds of pre-approved down payment and monthly payment combinations and enable us to generate property finance receivables, often sold at a premium to third-party financing partners.

An efficient and engaging home selling experience.

Our proprietary APP software and artificial intelligence quick quotation system allow us to quote prices for users selling their homes predictably and efficiently. Customers do not need to wait several days and can quickly sell their properties to Linkhome. We believe we provide our customers with a unique home-selling experience. We believe this sets us apart from our competitors.

Large-scale real estate transaction infrastructure.

We believe we are a leading property technology company that provides a comprehensive suite of end-to-end property solutions and services through a single, integrated platform. Our platform functions as a one-stop-shop solution to serve all of our customers’ property-related needs. We believe this provides us with a strong competitive edge as compared to our peers, who may only provide services related to one segment of the property transaction.

Highly scalable business model.

While at present, we cater only to the Southern California market, we intend to scale the enterprise to address markets in additional markets. We believe we have a highly scalable business model and can adapt our service offerings to cater to prevailing market and technology trends to maintain our competitive edge. Our business is predominantly generated through our online website and mobile application platforms, which allows us to expand rapidly into new markets in a quick and cost-efficient manner.

Our Growth Strategy

Our growth strategy is to innovate and execute on the following key strategic focuses:

•        Increase penetration in existing market.    We are presently focused on increasing our penetration and market share in existing market. As our recognition grows, we’ll attract more home buyers and sellers to transact through Linkhome.

•        Expand into new markets.    While our business primarily serves the Southern California market, we believe we have a tremendous opportunity to expand our business coverage to major markets across the United States.

•        Increase our service offerings and become an “all-in-one” property platform.     At present, we offer brokerage services, Cash Offer, and other services like property rental management, and home renovation services. In line with our focus on providing a seamless experience, however, we are in the process of creating a digital one-stop moving experience. We plan to add additional services over time to further simplify transactions and support our customers. These services include title insurance, escrow and mortgage services, home insurance, property management, and home maintenance services.

•        Continue to develop our artificial intelligence real estate platform to enhance user experience.    We seek to continuously strengthen our artificial intelligence technologies to improve our platform and the solutions we can offer to our customers. To this end, we intend to invest in research and development to enhance our technology capabilities and service offerings.

Marketing

Our marketing strategy employs a multi-channel approach aimed at efficient and low-cost growth while expanding our market footprint. We leverage AI algorithms to deploy ads targeting customer interests, significantly enhancing the precision of our customer targeting. This optimization of our marketing strategy includes advanced audience segmentation methodologies, improved targeting, and attribution. Additionally, we’ve incorporated broad-reach channels to responsibly scale our brand awareness.

Our marketing focus extends to several areas:

•        Social Media & Video Marketing:    We engage in comprehensive digital marketing, utilizing platforms such as YouTube, Instagram, Facebook, and X (formerly known as Twitter) for both video and social media marketing. This approach allows us to engage audiences with visually compelling content and leverage the vast user bases of these platforms for broad visibility and engagement.

•        Paid-search Advertising:    We partner with high-traffic search engines for paid-search advertising. We continuously adjust our bids on keywords and phrases and tweak our campaigns based on performance metrics.

•        Targeted-email Campaigns:    Our email marketing efforts are enhanced by machine learning, enabling us to send targeted emails that recommend relevant new listings to homebuyers and sellers at critical moments in their journey with us.

•        Online and Offline Seminars:     We organize online seminars to educate and engage with our audience, offering valuable insights and building trust. In Southern California, we conduct limited, in-person seminars, to inform our customers about the complex and competitive market.

Competitor Analysis

As a company dedicated to artificial intelligence real estate technology, we operate in the highly competitive and fragmented U.S. housing market, with over five million residential real estate transactions annually. Our main competitors include traditional offline real estate brokers and agents; these include franchise operations associated with national or local brands as well as small independent brokerages. We also face increasing competition from a growing number of internet-based brokerages and companies operating with new business models.

Our industry has rapidly evolved in recent years due to technological advances, changes in consumer preferences, and the introduction of new products. We anticipate that competition will intensify further with the emergence of new brokerage firms with AI-driven business models, as well as traditional brokerages adopting or developing new technologies or business strategies to enhance their offerings.

We believe we primarily compete based on:

•        Efficient AI online chat capabilities;

•        Financial innovation services, such as Cash Offer, that help clients quickly secure offers;

•        Traffic to our website and mobile application;

•        Our ability to recruit and retain agents who can provide the best customer service;

•        The cost of our services and the price to consumers;

•        Consumer awareness of our services and the effectiveness of our marketing efforts; and

•        Innovation in artificial intelligence technology.

We believe that our customer-centric values and artificial intelligence technology, along with the application of financial innovations, set us apart from our competitors and give us a competitive edge in all of the above areas. Our provision of AI-driven home searches, data-driven decision-making support, and financial innovation in assisting users to purchase homes with cash offers further strengthen our position in the competitive landscape.

Our Values

Our Core Principles:    Our guiding principles are meticulously designed to steer us towards achieving our mission of crafting an unparalleled company for the ages. This encompasses unwavering customer commitment, a spirit of thriftiness, perpetual innovation, and relentless pursuit of results.

Customer First:    Our drive begins and ends with our customers. We innovate, construct, and implement solutions to enhance our customers’ experiences. We strive tirelessly to exceed customer expectations.

Ownership Attitude:    When confronted with challenges, we don’t hesitate; we dive in to resolve them. We embrace accountability as if the business were our own dwelling, maintaining and improving it as our personal duty.

Cultivate Transparency:    We champion openness, honesty, and straightforwardness regarding challenges and actively pursue the truth. We approach all interactions with positive assumptions and regard constructive criticism as invaluable.

Thrift is Key:    We “devour thrift for breakfast,” continuously seeking opportunities to reduce costs in transactions, thereby enriching our customers. Our path to victory is constructing the most cost-effective platform.

Continuous Growth:    We cherish the learning mindset, approaching every day with humility and the ambition to incrementally improve. The drive for constant betterment keeps us motivated.

Agile and Entrepreneurial:    We value the agility and urgency of startup culture, prioritizing swift actions while maintaining excellence. Our ingenuity and resourcefulness are ceaseless.

Unity in Diversity:    Our strength lies in a multifaceted team, merging technology, operational finesse, talent, and mutual respect. We operate collaboratively, supporting one another both professionally and personally, striving for inclusivity and representation for all.

Focus on Results:    Our aim is on the tangible outcomes and the quality of our deliverables. We commit to lofty objectives, maintaining a high standard of quality in every aspect, from design details to strategic impact.

Embrace and Celebrate:    Recognizing the hard work dedicated to our customers and colleagues, we cherish and commemorate both significant milestones and the everyday victories.

These values embody the essence of our corporate culture and the spirit of our team, driving us towards collective success and personal fulfillment.

Employees

As of March 31, 2025, our management team consists of six full-time employees and six independent real estate agent contractors. Out of our six full-time employees and four independent contractors, six are licensed as agents with the California Department of Real Estate. None of our employees are currently represented by a labor organization or involved in any collective bargaining agreements.

Technology

Our business is driven by AI, data, and technology at all stages of the home buying and selling process. We have assembled a team of engineers, data scientists, designers, and product managers whose expertise spans a broad range of technical areas to build our artificial intelligence robot, we will employ generative technologies for real estate consulting chats, property evaluations, loan calculations, and contract generation. use technological innovations where possible to increase efficiency and scale our business.

Our focus is on artificial intelligence that makes real estate fundamentally more efficient, and we believe our competitive advantage comes from a deeper understanding of real estate operations through our collaboration with our artificial intelligence technology and real estate agents. This includes participation in the development of the AI chat agent HomeGPT, which encompasses property knowledge consulting, scheduling property viewings, preparing offers, pricing properties, chatting with clients, and monitoring the transaction process.

Our AI utilizes both proprietary and open-source technologies. The core algorithms powering HomeGPT are proprietary to Linkhome and were developed by our team of data scientists and engineers. The proprietary technology we developed is registered and trademarked. However, some components of our technology utilize open-source libraries. The primary open-source technology utilized is Meta’s open-source model, Llama 3, which has been modified and integrated into our broader proprietary systems. Our team actively works to ensure we remain in compliance with all required open-source licenses and continuously monitor our use of such software to mitigate legal and business risks.

We currently use third-party cloud computing services to allow us to quickly and efficiently scale our services without upfront infrastructure costs, allowing us to maintain our focus on building great products. We also use third-party services to allow customers to digitally sign contracts, upload videos of their homes, and manage customer support services.

Facilities and Office Space

We lease 1426 square feet of office space at our corporate headquarters, located at 2 Executive Circle, Suite 100, Irvine, California 92614.

Intellectual Property

We rely on trademarks, domain names, patents, copyrights, trade secrets, contractual provisions, and restrictions on access and use to establish and protect our proprietary rights.

As of March 31, 2025, we have two trademark registrations and applications, including registrations for “Linkhome,” the Linkhome logo and “HomeGPT.”

We are the registered holder of a variety of domestic domain names, including www.linkhomeai.com, www.linkhome.ai and www.linkhomeapp.com.

In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain of our employees, consultants, contractors, and business partners. Certain of our employees and contractors are also subject to invention assignment agreements. We further control the use of our proprietary technology and intellectual property through provisions in both our general and product-specific terms of use on our website.

Government Regulation

We are subject to a wide variety of laws, rules, and regulations enforced by both governments and private organizations. Many of these rules and regulations are constantly evolving. If we are unable to comply with them, we could be subject to civil and criminal liabilities, revocation, or suspension of our licenses or other adverse actions. We may also be required to modify or discontinue some or all of our offerings, and our ability to grow our business and our reputation may be harmed. See “Risk Factors” for a discussion of our regulatory risks.

Brokerage Service Regulation

Brokerage businesses are primarily regulated at the state level by agencies dedicated to real estate matters or professional services.

State Regulation

Real estate brokerage licensing laws vary widely from state to state. Generally, all individuals and entities acting as real estate brokers or salespersons must be licensed in each state where they operate. Licensed agents must be affiliated with a broker to engage in licensed real estate brokerage activities. Generally, a corporation must obtain a corporate real estate broker license, although in some states the licenses are personal to individual brokers. The broker in all states must actively supervise the individual licensees and the corporation’s brokerage activities within the state. All licensed market participants, whether individuals or entities, must follow the state’s real estate licensing laws and regulations. These laws and regulations generally detail minimum duties, obligations, and standards of conduct, including requirements related to contracts, disclosures, record-keeping, local offices, trust fund handling, agency representation, advertising regulations, and fair housing. Our business now operates in California, where we have designated a properly licensed broker and we will also apply for a Corporate Real Estate Broker License should future expansion into other states be necessary.

Federal Regulation

Several federal laws and regulations govern the real estate brokerage business, including federal fair housing laws such as the Real Estate Settlement Procedures Act of 1974, or RESPA, and the Fair Housing Act of 1968, or FHA.

RESPA restricts kickbacks or referral fees that real estate settlement service providers such as real estate brokers, title and closing service providers, and mortgage lenders may pay or receive in connection with the referral of settlement services. RESPA also requires certain disclosures regarding certain relationships or financial interests among providers of real estate settlement services. RESPA provides a number of exceptions that allow for payments or splits between service providers, including market-rate compensation for services actually provided.

RESPA is administered by the Consumer Financial Protection Bureau or CFPB. The CFPB has applied a strict interpretation of RESPA and related regulations and often enforces these regulations in administrative proceedings. Consequently, industry participants have modified or terminated a variety of business practices to avoid the risk of protracted and costly litigation or regulatory enforcement.

The FHA prohibits discrimination in the purchase or sale of homes. The FHA applies to real estate agents and mortgage lenders, among others. The FHA prohibits expressing any preference or discrimination based on race, religion, sex, handicap, and certain other protected characteristics. The FHA also applies broadly to many forms of advertising and communications, including MLS listings and insights about home listings.

Local Regulation

In addition to state and federal regulations, residential transactions may also be subject to local regulations. These local regulations generally require additional disclosures by parties or agents in a residential real estate transaction, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction.

MLS Rules

We are also subject to rules, policies, data licenses, and terms of service established by the MLS of which we are a participant. These rules, policies, data licenses, and terms of service specify, among other things, how we may access and use MLS data and how MLS data must be displayed on our website and mobile application. The rules of each MLS to which we belong can vary widely and are complex. NAR, as well as state and local associations of REALTORS®, also have codes of ethics and rules governing members’ actions in dealings with other members, clients, and the public. We must comply with these codes of ethics and rules as a result of our membership in these organizations.

Title Service Regulation

Many states license and regulate title agencies or settlement service providers, their employees and underwriters. In many states, title insurance rates are either state-regulated or are required to be filed with each state by the agent or underwriter, and some states regulate the split of title insurance premiums between the agent and the underwriter. States also require title agencies and title underwriters to meet certain minimum financial requirements for net worth and working capital.

Privacy and Consumer Protection Regulation

We are subject to a variety of federal and state laws relating to our collection, use, and disclosure of data collected from our website and mobile users. Additionally, we are subject to regulations relating to the manner and circumstances under which we or third parties may market and advertise our products and services to customers, such as “Do Not Email” laws, U.S. Federal Trade Commission regulations and other state and federal laws regarding data protection and retention, privacy, advertising, unfair or deceptive acts or practices, and consumer protection, which are continuously evolving.

Legal Proceedings

We are not currently involved in any material legal or arbitral proceedings. From time to time, we may be involved in litigation, claims, and other proceedings arising in the ordinary course of business. As we routinely enter into business contracts with real estate agents, contractors, customers and other platform and industry participants, we have been and may continue to be involved in legal proceedings arising from contract disputes. Such claims, litigations or other legal or administrative proceedings, even if without merit and regardless of the outcome, may result in substantial costs and diversion of management resources and attention. Litigation or other legal or administrative proceedings, if material, could result in unexpected expenses and liabilities, which could have a material adverse effect on our business, reputation, results of operations and financial condition.

General Corporate Information

We were incorporated in July 2021 in California as Goldman Realty & Mortgage Inc. In August 2023, we changed our name to Linkhome Realty Group, and in November 2023, we established Linkhome Holdings Inc., a Nevada corporation, which owns 100% of Linkhome Realty Group. Our principal executive offices are located at 2 Executive Circle, Suite 100, Irvine, CA 92614, and our phone number is 626-678-0777. Our website address is www.linkhomeai.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

Linkhome, the Linkhome logo, Linkhome AI, Linkhome Mortgage, Cash Offer, and other Linkhome trademarks, service marks, or trade names mentioned in this prospectus are the property of Linkhome. This prospectus contains trade names, trademarks, and service marks of other companies that are the property of their respective owners. Our use or display of other companies’ trade names, trademarks, or service marks does not imply a relationship with, or endorsement or sponsorship of us by, these other companies. For convenience, the trademarks and trade names referred to in this prospectus do not bear the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks and trade names.

Significance of Being an Emerging Growth Company

As defined in Section 2(a) of the Securities Act, we are an “emerging growth company,” and we are subject to modified requirements by the JOBS Act. As an emerging growth company, we can take advantage of specific reduced disclosure and other requirements that are generally applicable to other public companies that are not emerging growth companies. These provisions include:

•        Only being required to provide two years of audited financial statements and two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        Not being required to comply with the auditor attestation requirements regarding the effectiveness of our internal control over financial reporting;

•        Being exempt from any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and financial statements (auditor discussion and analysis);

•        Reduced disclosure about our executive compensation arrangements; and

•        Exemptions from the requirements to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute arrangements.

We may take advantage of these exemptions for up to five years or until we are no longer considered an emerging growth company. As a result, the information that we provide in this prospectus may be different from what you might receive from other public companies in which you hold stock. We will cease to be an emerging growth company at the earliest of the following dates: (1) the last day of the fiscal year in which our annual gross revenue reaches or exceeds $1.07 billion; (2) the date we become a “large accelerated filer”; (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period; or (4) December 31, 2029 (the last day of the fiscal year ending after the fifth anniversary of this offering).

Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of July 25, 2025.

Name	Age	Position(s)
Executive Officers
Zhen “Bill” Qin	37	Chairman of the Board of Directors, Chief Executive Officer and Director
Na Li	41	Chief Financial Officer and Director
Yuan Gao	25	Chief Technology Officer
Non-Employee Directors
Xiaoyu Li(1)	47	Director
Minghui Sun(1)(2)(3)	32	Director
Xin Liu(1)(2)(3)	43	Director
Leung Tsz Kan	36	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Executive Officers

Zhen “Bill” Qin has served as our Chief Executive Officer and Chairman of our Board since October 2023. He has also served as Chief Executive Officer of our wholly owned subsidiary, Linkhome Realty Group since July 2021. Before joining Linkhome Realty Group, Mr. Qin was an independent realtor for Harvest Realty Development Inc. from March 2020 to July 2021. He also served as Chief Executive Officer of USA Bestway Group Inc. from April 2016 to March 2020. Mr. Qin also serves as an officer of several entities, including Linkhome Inc., Linkhome Mortgage Inc. These entities are currently dormant or inactive and have no ongoing business operations or revenue. Mr. Qin holds a master’s degree from the University of California, Irvine. We believe that Mr. Qin’s deep understanding of our company and his real estate industry experience qualifies him to serve on our Board.

Na Li has served as our Chief Financial Officer and as a member of our Board since October 2023. She has also served as Chief Financial Officer of our wholly owned subsidiary, Linkhome Realty Group since July 2021. Before joining Linkhome Realty Group, Ms. Li was an independent realtor for Harvest Realty Development Inc. from March 2020 to July 2021. She also served as Chief Financial Officer of USA Bestway Group Inc. from April 2016 to March 2020. We believe that Ms. Li’s deep understanding of our company and her real estate industry experience qualifies her to serve on our Board.

Yuan Gao has served as our Chief Technology Officer since October 2023 and has also served as Chief Technology Officer of our wholly owned subsidiary, Linkhome Realty Group since June 2023. In 2021, he assisted Sensen Group in expanding their local business operations. Mr. Gao holds a master’s degree from the University of California, Irvine. He has participated in the development of several programming projects on the Discord platform as a third-party developer and established his own artificial intelligence models on the OpenAI platform. He is among the few technical experts proficient in configuring large AI models such as Gemma, Llama-2, and Grok, and has been involved in the extensive training of various artificial intelligence models.

Non-Employee Directors

Minghui Sun has served as a member of our Board since the date of our Registration Statement. Ms. Sun has been the Chief Executive Officer of Qin Express since 2021. Before then, Ms. Sun served as Vice President of Meibao International Group. Ms. Sun earned her bachelor’s degree from Zhengzhou Huaxin University. Ms. Sun was selected to serve as a director due to her experience with marketing, branding and consumer insights.

Xin Liu has served as a member of our Board since the date of our Registration Statement. Mr. Liu has been the Chief Financial Officer of Tellus Power North America since January 2024. From December 2019 to December of 2023, he served as an accounting consultant at KBC. Prior to KBC, Mr. Liu was a Specialist in the U.S. Army. Mr. Liu earned a bachelor’s degree from San Francisco State University. Mr. Liu was selected to serve as a director due to his experience in executive leadership, business operations and corporate governance.

Xiaoyu Li has served as a member of our Board since December 2024. Mr. Li has been the Chief Executive Officer of Borderx Media LLC since November 2023. From July 2011 to November 2023, he served as President of Whitley International Co. Ltd. Mr. Liu earned a bachelor’s degree from Dongbei University of Finance and Economics and a master’s degree from Clemson University. Mr. Li was selected to serve as a director due to his experience in ecommerce and social media marketing.

Leung Tsz Kan has served as a member of our Board since June 2025. Mr. Kan has been the Chief Executive Officer of J & C Tech Consultant Company Limited since June 2025. From 2017 to June 2025, Mr. Kan was Head of Corporate and Commercial Banking at OCBC Wing Hang Bank. From 2017 to 2019, Mr. Kan was Vice Precedent of the Bank of Singapore. Mr. Kan earned a bachelor’s degree from Canterbury University in Business Administration in Finance and a bachelor’s degree in Accounting from The University of Hong Kong. Mr. Kan was to serve as a director due to his experience in executive leadership and finance.

Our Chief Executive Officer and our Chief Financial Officer, each of whom are also members of our Board, are married. There are no family relationships between any other officers or directors.

Codes of Business Conduct and Ethics

Prior to the completion of this offering, our Board will adopt a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of conduct is posted on the investor relations section of our website at https://www.linkhomeai.com. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules and exchange requirements.

Board of Directors Composition

Our Board currently consists of six members. Our Board has determined three of our directors are independent directors in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Director Independence

In connection with this offering, we have been approved to list our common stock on the Nasdaq Capital Market. Under the rules of Nasdaq, independent directors must compose a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the completion of this offering.

Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that all of our non-employee directors are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described under “Certain Relationships and Related-Party Transactions.”

Committees of the Board of Directors

Our Board has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below as of the closing of our initial public offering. Members serve on these committees until their resignation or until otherwise determined by our Board. As required by the Nasdaq Listing Rules, our audit committee and compensation committee will operate under a charter approved by our Board. Following this offering, copies of audit committee and compensation committee charter is posted on the investor relations section of our website at https://us.linkhomeai.com.

Audit Committee

As of the date of this Prospectus, our audit committee is comprised of Xiaoyu Li, Xin Liu, and Minghui Sun. Mr. Liu is the chairman of our audit committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our Board has determined that Mr. Liu is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and our Board. The audit committee assists our Board in overseeing the quality and integrity of our accounting, auditing, and reporting practices. The audit committee’s role includes:

•        overseeing the work of our accounting function and internal controls over financial reporting;

•        overseeing internal audit processes;

•        inquiring about significant risks, reviewing our policies for risk assessment and risk management, including cybersecurity risks, and assessing the steps management has taken to control these risks;

•        reviewing proposed waivers of the code of conduct for directors and executive officers; and

•        reviewing compliance with significant applicable legal, ethical, and regulatory requirements.

As of the date of this Prospectus, our audit committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm engaged to issue audit reports on our consolidated financial statements and internal control over financial reporting. The audit committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities.

Compensation Committee

As of the date of this Prospectus our compensation committee is comprised of Minghui Sun and Xin Liu. Minghui Sun is the chairperson of our compensation committee. Our compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending that our Board approve, the compensation of and compensatory agreements with our executive officers;

•        reviewing and recommending to our Board the compensation of our directors;

•        administering our stock and equity incentive plans;

•        reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and

•        reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

As of the date of this Prospectus, our nominating and corporate governance committee is comprised of Minghui Sun and Xin Liu. Xin Liu is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:

•        identifying and recommending candidates for membership on our Board;

•        reviewing and recommending changes to our corporate governance guidelines and policies;

•        overseeing the process of evaluating the performance of our Board; and

•        assisting our Board on corporate governance matters.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our named executive officer (“NEO”) for the fiscal years ended December 31, 2024 (“Fiscal Year 2024”) and December 31, 2023 (“Fiscal Year 2023”), its Chief Executive Officer Zhen “Bill” Qin. Mr. Qin was the only executive officer of the Company serving in Fiscal Year 2024 and Fiscal Year 2023 whose compensation is required to be reported under SEC rules.

The following discussion may contain forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts could vary significantly from historical practices and currently planned programs summarized in this discussion.

Compensation Program

The objective of the compensation program of the Company and its subsidiaries (the “Company Group”) is to provide a total compensation package to its executives, including its NEO, that will enable the Company Group to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward our executives for performance.

•        Base Salary.    Our NEO is paid a base salary commensurate with the executive’s skill set, experience, performance, role and responsibilities. Under Mr. Qin’s offer letter, he was eligible to receive $3,000 per month in base salary. Mr. Qin received $36,000 in total base salary payments for Fiscal Year 2024.

•        Short-Term Cash Incentives.    During Fiscal Year 2024, Mr. Qin did not receive any sales commission.

•        Long-Term Equity Incentives.    During Fiscal Year 2024, the Company did not grant any incentive equity awards to Mr. Qin.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to the Company’s NEO, Mr. Qin, for services rendered to the Company Group in all capacities in its Fiscal Year 2024 and Fiscal Year 2023.

Name and Principal Position	Year(1)	Salary ($)	Total ($)
Zhen “Bill” Qin	2024	$36,000	$36,000
Chief Executive Officer	2023	$79,400	$79,400

____________

(1)      The amounts reported as salary represent base salary payments and sales commissions for service.

Narrative Disclosure to the Summary Compensation Table

Employee Benefits

The Company Group does not currently maintain any employee benefits for its employees, including Mr. Qin.

Agreements with our NEO

Bill Qin is a party to an employment agreement with Linkhome Realty, dated July 20, 2021 (the “Qin Employment Agreement”), under which he serves as Chief Executive Officer of Linkhome Realty. The Qin Employment Agreement provides for base salary of $3,000 per month, eligibility for certain employee benefits once adopted by the Company and certain confidentiality covenants that apply during and after employment.

Outstanding Equity Awards at 2024 Fiscal Year-End

Mr. Qin did not have any outstanding incentive equity awards as of December 31, 2024.

Potential Payments Upon Termination or Change in Control

Mr. Qin is eligible for two weeks of salary continuation following a termination by the Company of his employment and the Qin Employment Agreement. Mr. Qin is not eligible for any other potential payments upon any form of termination or resignation of employment or a change in control of the Company if such event took place on December 31, 2024 or at any other point during Fiscal Year 2024.

Director Compensation

None of the Company’s non-employee directors received any compensation related to the director’s Board service in Fiscal Year 2024 or Fiscal Year 2023 or had any outstanding equity awards as of December 31, 2024. Any directors that also serve as employees of the Company are not entitled to additional compensation for their Board service.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Since January 1, 2022 there has not been any transaction or series of similar transactions to which we were, or will be, a party in which the amount exceeded, or will exceed, the lesser of (i) $120,000 or (ii) one percent of our total assets for the last two completed fiscal years, and in which any director, executive officer, or beneficial holders of more than five percent of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest except for to the executive officer and director compensation arrangements discussed above under “Management — Non-Employee Director Compensation” and “Executive Compensation,” and the following:

Related Parties

The following individuals are considered related parties due to their roles and shareholdings in the Company:

•        Haiyan Ma:    Shareholder with 12.41% ownership.

•        Zhen Qin:    Chairman of the Board, Chief Executive Officer, and shareholder with 45.85% ownership. Zhen Qin also serves as a licensed real estate agent acting on behalf of the Company.

•        Na Li:    Chief Financial Officer, Director, and shareholder with 0.21% ownership. Na Li is the spouse of Zhen Qin.

For the Years Ended December 31, 2024 and 2023 and the Three Months Ended March 31, 2025

Property Purchases and Sales Through Cash Offer

For the three months ended March 31, 2025, there were no related party transactions involving property purchases and sales.

For the year ended December 31, 2024, the Company purchased three properties in cash for $2,884,882 from unrelated parties and subsequently sold them to Haiyan Ma for $2,940,544. For the year ended December 31, 2023, the Company purchased one property in cash for $1,056,370 from an unrelated party and subsequently sold it to Haiyan Ma for $1,069,072.

For the year ended December 31, 2024, the Company purchased a property in cash for $1,425,930 from Haiyan Ma, which included $1,420,000 paid to Haiyan Ma as the total consideration and $5,930 in title charges, escrow charges, and other related costs. The Company subsequently sold the property to Na Li for $1,670,000.

Real Estate Agency Services

For the three months ended March 31, 2025, the Company provided real estate agency services to Na Li, a related party, in connection with the sale of a property. The Company earned $126,000 in commission revenue and paid a referral fee of $28,440 to Haiyan Ma, also a related party, for introducing the buyer. As a result, the Company recognized net revenue of $97,560 on a net basis.

For the year ended December 31, 2024, the Company provided real estate agency services to Haiyan Ma, assisting with the sale of two properties and the purchase of one property, for which the Company earned a total of $62,650 in real estate agency commission.

For the year ended December 31, 2024, the Company provided real estate agency services to Zhen Qin and Na Li, assisting with the purchase of a property, for which the Company earned $50,000 in real estate agency commission.

For the year ended December 31, 2024, the Company provided real estate agency services to two minority shareholders, assisting one shareholder with selling a property and the other shareholder with purchasing a property, for which the Company earned a total of $15,550 in real estate agency commission.

Property Management Services

For the three months ended March 31, 2025, there were no related party transactions related to property management services.

For the year ended December 31, 2024, the Company provided tenant placement services to a minority shareholder, assisting with securing a rental property, for which the Company earned $1,800 in property management service revenue.

Home Renovation Services

For the three months ended March 31, 2025, there were no related party transactions related to home renovation services.

For the year ended December 31, 2024, the Company provided home renovation services to Haiyan Ma on three home renovation projects, for which the Company earned $53,012 in home renovation service revenue and incurred $43,332 in renovation costs.

For the year ended December 31, 2024, the Company provided home renovation services to Na Li on four home renovation projects, for which the Company earned $64,500 in home renovation service revenue and incurred $56,769 in renovation costs.

Commission Expenses

For the year ended December 31, 2024 and the three months ended March 31, 2025, there were no related party commission expenses.

For the year ended December 31, 2023, the Company incurred commission expenses of $61,400, which were paid to Zhen Qin for real estate transactions conducted on behalf of the Company. This amount was recorded in cost of revenues.

Due to Related Party

On May 1, 2024, Zhen Qin lent $530,000 to the Company to support its operational needs. As of March 31, 2025, the Company repaid $475,000 to Zhen Qin, and there was an outstanding balance of $55,000.

Review, Approval, or Ratification of Transactions with Related Parties

Our written related party transactions policy and the charters of our audit committee and nominating and corporate governance committee adopted by our Board and in effect immediately prior to the completion of this offering requires that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

Prior to this offering we had no formal, written policy or procedure for the review and approval of related-party transactions. However, our practice has been to have all related-party transactions reviewed and approved by a majority of the disinterested members of our Board, including the transactions described above.

PRINCIPAL STOCKHOLDERS

The following table presents certain information with respect to the beneficial ownership of our common stock, and as adjusted to reflect the sale of common stock offered by us in this offering assuming no exercise of the underwriter’s option to purchase additional shares of our common stock, by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of shares of our common stock as of the date of this prospectus;

•        each of our executive officers and directors; and

•        all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

We have based percentage ownership of our common stock before this offering on 14,505,000 shares of our common stock outstanding as of July 25, 2025. Percentage ownership of our common stock after this offering takes into effect the issuance by us of shares of common stock in this offering. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Linkhome Holdings Inc., 2 Executive Circle, Suite 100, Irvine, CA 92614.

	Beneficial Ownership Prior to this Offering		Beneficial Ownership After this Offering
Name and Address of Beneficial Owner†	Number	Percent	Number	Percent
Directors and Named Executive Officers:
Zhen “Bill” Qin(1) (2)	6,650,000	45.85%	6,650,000	42.21%
Na Li(3)	30,000	0.21%	30,000.19%
Yuan Gao	0	0%	0	0%
Xiaoyu Li	0	0%	0	0%
Minghui Sun	0	0%	0	0%
Xin Liu	0	0%	0	0%
Leung Tsz Kan	0	0%	0	0%
All executive officers and directors as a group (7 persons)	6,680,000	46.06%	6,680,000	42.40%
Other 5% Stockholders:
Haiyan Ma(4)	1,800,000	12.41%	1,800,000	11.42%
Rapid Deals Inc.(5)	750,000	5.17%	750,000	4.76%

____________

†        Unless otherwise indicated the business address for each of the individuals is 2 Executive Circle, Suite 100, Irvine, CA 92614

*        Represents beneficial ownership of less than one percent.

(1)      Mr. Qin may also be deemed to indirectly beneficially own 250,000 shares of common stock held by his spouse. Mr. Qin disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest therein.

(2)      This includes 600,000 shares held of record by Wallstreet Venture Partners LLC. Mr. Qin has sole voting power with respect to the common stock held by Wallstreet Venture Partners LLC. Mr. Qin disclaims any beneficial ownership of the shares held by Wallstreet Venture Partners LLC except to the extent of his respective pecuniary interests therein.

(3)      Ms. Li may also be deemed to indirectly beneficially own 7,650,000 shares of common stock held by her spouse. Ms. Li disclaims beneficial ownership of the shares held by her spouse except to the extent of her pecuniary interest therein.

(4)      The address of Haiyan Ma is 221 Culture, Irvine, CA 92618.

(5)      The address of Rapid Deals Inc. is 1040 Walnut Ave., Pomona, CA 91766.

DESCRIPTION OF CAPITAL STOCK

The following summary sets forth the material terms of our securities. The following summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our amended and restated articles of incorporation and our bylaws, copies of which are filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read our amended and restated articles of incorporation and our bylaws in their entirety, along with applicable provision of Nevada law, for a complete description of the rights and preferences of our securities.

Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share and 1,000,000 preferred shares, $0.001 par value per share.

As of the date of this prospectus, there were outstanding 14,505,000 shares of our common stock, held by approximately 26 stockholders of record.

Common Stock

Dividend Rights

The holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. See “Dividend Policy” for additional information.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights to acquire additional securities issued by the Company.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

We have not issued any preferred stock. Our Board may issue, without stockholder approval, shares of undesignated preferred stock, with such voting or other rights or preferences as may be determined by the Board.

Stock Options

As of March 31, 2025, the Company did not have any outstanding options to purchase shares of our common stock.

Anti-Takeover Provisions

Our amended bylaws, our amended articles of incorporation and Nevada law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. Our corporate governance documents include provisions:

•        limiting the liability of, and providing indemnification to, our directors and officers;

•        limiting the ability of our stockholders to call and bring business before special meetings;

•        controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

•        providing our Board with the express power to postpone previously scheduled annual meetings;

•        providing for the removal of directors only upon vote or written consent of stockholders representing not less than two-thirds of the issued and outstanding capital stock entitled to voting power; and

•        providing our Board with the ability to issue, without stockholder approval, shares of undesignated preferred stock, with such voting or other rights or preferences.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

The Nevada Revised Statutes (“NRS”) Sections 78.411 through 78.444, regulate business combinations with interested stockholders. The NRS defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to NRS Sections 78.411 through 78.444, combinations with an interested stockholder remain prohibited for two years after the person became an interested stockholder unless (i) the transaction is approved by the Board or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 78.378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation.

Listing

We have been approved to list our common stock on the Nasdaq Capital Market under the symbol “LHAI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be VStock Transfer, LLC., 18 Lafayette Place, Woodmere, New York 11598. Their phone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, based on the number of shares of our capital stock outstanding as of the date of this prospectus, we will have a total of 16,005,000 shares of our common stock outstanding. Of these outstanding shares, all of the shares of common stock sold in this offering are be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock are deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. In addition, most of our security holders have entered into agreements with us containing market standoff provisions or lock-up agreements with the underwriter under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, as described below. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares are available for sale in the public market as follows:

•        beginning on the date of this prospectus, all of the shares sold in this offering are immediately available for sale in the public market;

•        beginning 181 days after the date of this prospectus, additional shares will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; and

•        the remainder of the shares will be eligible for sale in the public market from time to time thereafter upon subject to vesting and, in some cases, to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements and Market Stand-off Provisions

All of our directors, officers and most of our security holders are subject to lock-up agreements or market stand-off provisions that, subject to exceptions described under “Underwriting” below, prohibit them from offering for sale, selling, contracting to sell, pledging, granting any option for the sale of, making any short sale of, transferring or otherwise disposing, of any shares of our common stock, stock options, or any security or instrument related to our common stock or stock options for a period of at least 180 days following the date of this prospectus, without the prior written consent of the underwriter. These agreements are subject to certain customary exceptions. See “Underwriting” for additional information.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, upon expiration of the lock-up and market stand-off provisions described above, within any three-month period, a number of shares that does not exceed the greater of:

•        1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•        the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to lock-up agreements or market stand-off provisions as described above and under “Underwriting” and will not become eligible for sale until the expiration of those agreements.

Registration Statement

In connection with this offering, we intend to file a registration statement on Form S-8 under the Securities Act registering the shares of our common stock reserved for issuance under our equity incentive plans. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market stand-off agreements to which they are subject.

Registration Rights

We have granted demand, Form S-3, and piggyback registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the related registration statement, except for shares purchased by affiliates.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of our common stock by “non-U.S. holders” (as described below under “— Non-U.S. Holder Defined”). This summary does not address all aspects of U.S. federal income tax considerations relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws.

Special rules different from those described below may apply to certain non-U.S. holders that are subject to special treatment under the Code, including, without limitation:

•        banks, insurance companies, or other financial institutions;

•        partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons subject to the alternative minimum tax or Medicare contribution tax;

•        tax-exempt entities (including private foundations) or tax-qualified retirement plans;

•        controlled foreign corporations or passive foreign investment companies;

•        persons who acquired our common stock as compensation for services;

•        dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•        U.S. expatriates and certain former citizens or long-term residents of the United States;

•        persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk-reduction transaction;

•        persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•        persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or an entity or an arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Therefore, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

The information provided below is based upon provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions as of the date hereof. Such authorities may be subject to differing interpretations, repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership, and disposition of our common stock, or that any such contrary position would not be sustained by a court. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below and, as a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a “non-U.S. holder” is any beneficial owner of our common stock, other than a partnership (or an entity or an arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes), that is not:

•        an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax rules);

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein, or Washington, D.C., or otherwise treated as such for U.S. federal income tax purposes;

•        a trust if it (1) is subject to the primary supervision of a court within the United States and one of more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•        an estate whose income is subject to U.S. income tax regardless of its source.

Distributions

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent they are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under “— Gain on Disposition of Our Common Stock.” The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Any distribution on our common stock that is treated as a dividend paid to a non-U.S. holder that is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a properly executed Form W-8BEN or Form W-8BEN-E or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty with the United States may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with a properly executed IRS Form W-8ECI certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated income tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the corporate non-U.S. holder’s effectively connected earnings and profits, subject to certain adjustments.

For additional withholding rules that may apply to dividends paid to foreign financial institutions (as specifically defined by the applicable rules), or to non-financial foreign entities that have substantial direct or indirect U.S. owners, see “— Foreign Accounts.”

Gain on Disposition of Our Common Stock

Subject to the discussions below under “— Backup Withholding and Information Reporting” and “— Foreign Accounts,” non-U.S. holders will generally not be subject to U.S. federal income tax on gain realized on the sale, exchange, or other disposition of our common stock unless:

(1)    the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and, if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

(2)    the non-U.S. holder is a nonresident individual and is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of our common stock and certain other requirements are met; or

(3)    our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of our common stock and the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder described in (1) above will be required to pay tax on the net gain derived from the sale, exchange, or other disposition of our common stock at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate non-U.S. holders described in (1) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in (2) above will be required to pay a flat 30% tax on the gain derived from the sale, exchange, or other disposition of our common stock, or such other reduced rate as may be specified by an applicable income tax treaty, which gain may be offset by U.S. source capital losses (even though the non-U.S. holder is not considered a resident of the United States).

With respect to (3) above, we do not believe that we are a USRPHC and we do not anticipate becoming a USRPHC in the future. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become a USRPHC in the future. Even if we become a USRPHC, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax under FIRPTA as long as (a) our common stock is regularly traded on an established securities market and (b) the non-U.S. holder owned, directly, indirectly, and constructively, no more than five percent of our outstanding common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period. There can be no assurance that our common stock will qualify as regularly traded on an established securities market for purposes of these rules. If any gain on a non-U.S. holder’s disposition is taxable because we are a USRPHC and such non-U.S. holder’s ownership of our common stock exceeds five percent, such non-U.S. holder will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.

For additional withholding rules that may apply to proceeds of a disposition of our common stock paid to foreign financial institutions (as specifically defined by the applicable rules), or to non-financial foreign entities that have substantial direct or indirect U.S. owners, see “— Foreign Accounts.”

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder generally will be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payer does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker generally will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and impose backup withholding on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. holder (and the payer does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

In addition to, and separately from the withholding rules described above, Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% that would be applicable to the gross proceeds of a disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF WITHHOLDING UNDER FATCA TO THEIR INVESTMENT IN OUR COMMON STOCK.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, GIFT, ESTATE, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We expect to enter into an underwriting agreement with US Tiger Securities, Inc., as the lead managing underwriter and sole book running manager (the “Representative”), with respect to the Common Stock in this offering. The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the underwriters the number of Common Stock as indicated below.

Underwriter	Number of Shares
US Tiger Securities, Inc.	1,500,000
Total	1,500,000

The underwriters are committed to purchase all the Common Stock offered by this prospectus if they purchase any Common Stock. The underwriters are not obligated to purchase the Common Stock covered by the underwriters’ over-allotment option to purchase Common Stock as described below. The underwriters are offering the Common Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Representative of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Pricing of this Offering

Prior to this offering, there has been no public market for our Common Stock. The initial public offering price for our Common Stock will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our Common Stock in this offering does not necessarily bear any direct relationship to the assets, operations, book value or other established criteria of value of our company.

Over-Allotment Option

We have granted to the Representative a 45-day option to purchase up to an aggregate of additional Common Stock (equal to 15% of the number of Common Stock sold in the offering), at the offering price per share of Common Stock less underwriting discounts. The Representative may exercise this option for 45 days from the trading date of this offering solely to cover sales of Common Stock by the Representative in excess of the total number of Common Stock set forth in the table above. If any of the additional Common Stock are purchased, the Representative will offer the additional Common Stock at $4 per share of Common Stock, the offering price of each share of Common Stock.

Discounts and Expenses

The underwriting discounts for the shares and the over-allotment shares are equal to seven percent (7.0%) of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	Total (No Exercise)	Total (Full Exercise)
Public offering price	$4.00	$6,000,000	$6,900,000
Underwriting discounts	$0.28	$420,000	$483,000
Proceeds to us, before expenses(1)	$3.72	$5,580,000	$6,417,500

____________

(1)      It includes the non-accountable expenses, out-of-pocket expenses payable to underwriter(s) and other estimated listing expenses.

We have agreed to reimburse the Representative up to a maximum of US$170,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). In addition, at the closing of the offering, we shall reimburse the underwriter one percent (1.0%) of the gross proceeds of the offering as non-accountable expenses.

Lock-Up Agreements

We have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any outstanding share of our Common Stock, or any securities convertible into or exchangeable or exercisable for our Common Stock, for a period of six (6) months from the closing of this offering.

Our directors, executive officers and principal shareholders (defined as owners of 5% or more of our Common Stock) have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Common Stock or such other securities for a period of six (6) months from the closing of this offering, without the prior written consent of the representative.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Offer, Sale and Distribution of Common Stock

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter or selling group members, if any, or by their affiliates, and the underwriter may distribute prospectus electronically. The underwriter may agree to allocate a number of Common Stock to selling group members for sale to their online brokerage account holders. The Common Stock to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Common Stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Common Stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of our Common Stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Common Stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or delaying a decline in the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Common Stock. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Common Stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Common Stock, where action for that purpose is required. Accordingly, the Common Stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus was passed upon by Winston & Strawn LLP, Houston, Texas and Fox Rothschild LLP, Las Vegas, Nevada with respect to matters of Nevada law. The underwriter is being represented by VCL Law LLP, Vienna, Virginia.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2024, included in this prospectus have been audited by Simon & Edward LLP, an independent registered public accounting firm, as stated in their report appearing in this prospectus. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are not currently subject to the information and periodic and current reporting requirements of the Exchange Act. Upon the closing of this offering, we will become subject to the information and periodic and current reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding companies that file electronically with it. Our periodic and current reports, proxy statements and other information are available at www.sec.gov.

We also maintain a website at https://www.linkhomeai.com. Upon the closing of this offering, you may access our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

LINKHOME HOLDINGS INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Linkhome Holdings Inc.

Opinion on the Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Linkhome Holdings Inc. and its subsidiary (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

PCAOB ID: 2485

We have served as the Company’s auditor since 2023.

Rowland Heights, CA

March 24, 2025

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
Assets

Current Assets
Cash and cash equivalents	$1,670,949	$651,911
Accounts receivable, net	18,160	392
Real estate held for sale	907,061	—
Prepaid expenses and other receivables	27,979	25,008
Deferred IPO costs	699,499	—
Total Current Assets	3,323,648	677,311

Noncurrent Assets
Equipment, net	70,771	87,469
Operating lease right-of-use assets, net	29,410	70,930
Intangible asset	1,449	—
Security deposits	4,235	4,235
Total Noncurrent Assets	105,865	162,634
Total Assets	$3,429,513	$839,945

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$21,300	$16,703
Auto loan payable, current	8,102	7,605
Operating lease liabilities, current	29,980	41,235
Other current liabilities	830,065	9,490
Due to related party	55,000	—
Total Current Liabilities	944,447	75,033

Noncurrent Liabilities
Auto loan payable, noncurrent	35,381	43,483
Operating lease liabilities, noncurrent	—	29,980
Total Noncurrent Liabilities	35,381	73,463
Total Liabilities	979,828	148,496

Stockholders’ Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2024 and 2023	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 14,505,000 and 13,500,000 shares issued and outstanding at December 31, 2024 and 2023, respectively	14,505	13,500
Paid-in capital	1,276,690	297,695
Retained earnings	1,158,490	380,254
Total Stockholders’ Equity	2,449,685	691,449
Total Liabilities and Stockholders’ Equity	$3,429,513	$839,945

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Years Ended December 31,
	2024	2023
Net Revenues (including $4,858,056 and $1,069,072 from related parties for the years ended December 31, 2024 and 2023, respectively)	$7,615,307	$1,369,855
Cost of Revenues	6,144,926	1,117,770
Gross Profit	1,470,381	252,085

Operating Expenses
Selling expenses	15,754	4,476
General and administrative expenses	365,207	88,761
Total Operating Expenses	380,961	93,237
Operating Income	1,089,420	158,848

Other (Expenses) Income
Interest expense	(3,115)	(967)
Financial expense	(456)	—
Other income (expenses), net	1,739	(4,763)
Total Other Expenses, Net	(1,832)	(5,730)
Income before Income Taxes	1,087,588	153,118
Income Tax Expenses	309,352	1,925
Net Income	$778,236	$151,193
Earnings per Share – Basic	$0.05	$0.01
Weighted Average Number of Common Stock Outstanding – Basic	14,357,377	13,500,000

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Preferred stock		Common stock		Additional paid-in capital (capital deficiency)	Retained earnings	Total stockholder’s equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	—	$—	13,500,000	$13,500	$(5,305)	$250,215	$258,410
Capital contribution	—	—	—	—	303,000	—	303,000
Dividend paid	—	—	—	—	—	(21,154)	(21,154)
Net income	—	—	—	—	—	151,193	151,193
Balance at December 31, 2023	—	$—	13,500,000	$13,500	$297,695	$380,254	$691,449
Common shares issued for equity financing	—	—	1,005,000	1,005	978,995	—	980,000
Net income	—	—	—	—	—	778,236	778,236
Balance at December 31, 2024	—	$—	14,505,000	$14,505	$1,276,690	$1,158,490	$2,449,685

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Years Ended December 31,
	2024	2023
Cash Flows from Operating Activities
Net Income	$778,236	$151,193
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	18,762	6,042
Lease expense	45,347	15,115
Change in allowance for credit losses	(9,092)	—
Changes in operating assets and liabilities:
Accounts receivable	(8,676)	106,289
Real estate held for sale	(907,061)	—
Prepaid expenses and other receivables	(2,971)	(25,008)
Deferred IPO costs	(699,499)	—
Security deposits	—	(4,235)
Accounts payable	4,597	(25,800)
Other current liabilities	820,575	14,548
Payment of lease liabilities	(45,062)	(14,830)
Net Cash (Used in) Provided by Operating Activities	(4,844)	223,314

Cash Flows from Investing Activities
Purchase of furniture and fixtures	(982)	(4,343)
Purchase of office equipment	(1,082)	(929)
Purchase of automobile	—	(35,250)
Purchase of trademark	(1,449)	—
Net Cash Used in Investing Activities	(3,513)	(40,522)

Cash Flows from Financing Activities
Repayments of auto loan payable	(7,605)	(1,690)
Proceeds from related party dues	880,000	—
Repayments of related party dues	(825,000)	—
Proceeds from shares issued in equity financing	980,000	—
Proceeds from capital contribution	—	303,000
Dividend paid	—	(21,154)
Net Cash Provided by Financing Activities	1,027,395	280,156
Net Increase in Cash and Cash Equivalents	1,019,038	462,948

Cash and Cash Equivalents, Beginning of Period	651,911	188,963
Cash and Cash Equivalents, End of Period	$1,670,949	$651,911

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$3,115	$5,838
Cash Paid for Income Taxes	$4,120	$800

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Business

Linkhome Holdings Inc. (“Linkhome”, “Linkhome Holdings” or the “Company”) was incorporated in the State of Nevada, U.S. on November 6, 2023. The Company is a holding entity with no material operation of its own. Linkhome conducts substantially all of the operations through its fully owned subsidiary Linkhome Realty Group (“Linkhome Realty” or the “Subsidiary”), formerly known as Goldman Realty & Mortgage Inc.. Linkhome Realty was incorporated in the State of California, U.S. on July 13, 2021, and is engaged in real estate related activities including real estate purchases and sales through Cash Offer, and various real estate services, such as real estate agency service for buying and selling properties, property management, home renovation and mortgage referral services. On November 17, 2023, Linkhome Realty obtained the Company’s real estate broker license, following the Company’s Chief Executive Officer’s (“CEO”) receipt of his personal real estate broker license on August 8, 2023.

On December 1, 2023, all the shareholders of Linkhome Realty transferred all of their ownerships in Linkhome Realty and exchanged for 13,500,000 shares of Linkhome Holdings, for which the CEO is the major shareholder. The transfer was considered as a reorganization of entities under common control. The consolidation of the Company and its subsidiary has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding consolidated financial reporting. The consolidated financial statements include the accounts of Linkhome Holdings and Linkhome Realty. All intercompany transactions and balances between the Company and its subsidiary have been eliminated upon consolidation. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments, unless otherwise indicated) considered necessary for a fair presentation of the Company’s financial position at such date and the operating results and cash flows for such periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These estimates and judgments include, but are not limited to, revenue recognition, allowance for credit losses, income taxes, the useful lives of long-lived assets and assumptions used in assessing impairment of long-lived assets. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual amounts may differ from the estimated amounts, such differences are not likely to be material.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers cash, money market funds, investments in interest bearing demand deposit accounts, time deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalent readily convertible to known amounts of cash are subject to an insignificant risk of changes in value.

Credit Losses

On January 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC 326”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The was no transition adjustment of the adoption of CECL.

The Company’s accounts receivable and prepaid expense in the consolidated balance sheets are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluate the expected credit losses on an individual basis. When establishing the loss rate, the Company makes the assessment on various factors, including historical experience, creditworthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as an allowance for credit losses, which is netted against accounts receivable in the consolidated balance sheets, and are recognized as an expense in the consolidated statements of income. Receivables are written off against the allowance when all collection efforts have been exhausted and recovery is deemed remote. If the Company recovers amounts that were previously written off, the recovered amounts are recognized as a reduction to the provision for credit losses in the consolidated statements of income.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable, Net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration, which are stated at the historical carrying amount net of allowance for credit losses. The Company maintains allowances for credit losses for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including historical losses, the age of the receivable balance, the customer’s historical payment pattens and creditworthiness, current economic conditions, and reasonable and supportable forecasts of future economic conditions. Accounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2024 and 2023, the Company had allowances for credit losses of $0 and $9,092, respectively.

Real Estate Held for Sale

Real estate properties acquired on behalf of clients as part of the Company’s Cash Offer program are classified as real estate held for sale in accordance with the criteria outlined in FASB ASC Topic 360, “Property, Plant, and Equipment.” Under this classification, properties held for sale are measured at the lower of cost or fair value less costs to sell. As of December 31, 2024, the Company recorded one property as real estate held for sale, with a carrying value of $907,061. This property was purchased in December 2024 under the Cash Offer program to facilitate a transaction for a client and was subsequently sold in January 2025. As of December 31, 2023, the Company had no real estate held for sale.

Advance to Contractor

Advance to contractor represents the amount paid to contractor in advance for home renovation projects that are not yet completed and from which future economic benefits are expected to be received by the Company within normal operating cycle. A home renovation project is generally completed within one to three months from the date the advance payment is made.

Deferred Initial Public Offering (“IPO”) Costs

The Company accounts for deferred IPO costs in accordance with the requirement of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist of underwriting, legal, consulting, and other expenses incurred up to the balance sheet date that are directly attributable to the planned IPO. These deferred costs will be charged to shareholders’ equity upon the successful completion of the IPO. If the IPO is unsuccessful, all deferred costs, along with any additional expenses incurred, will be charged to operations. As of December 31, 2024 and 2023, deferred IPO costs amounted to $699,499 and $0, respectively.

Equipment, Net

Equipment is stated at cost, net of accumulated depreciation and impairment losses, if any. Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and improvements that extend the useful lives of property and equipment are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts, and any resulting gain or loss is reflected in the consolidated statements of income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense related to furniture and fixtures, office equipment, and vehicle for the years ended December 31, 2024 and 2023 was $18,762 and $6,042, respectively. The estimated useful lives by asset classification are generally as follows:

Estimated Useful Life
Furniture and fixtures	3 – 7 years
Office equipment	3 – 5 years
Vehicles	5 years

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

The Company evaluates events and changes in circumstances that could indicate the carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of those assets, the Company records an impairment charge in the period in which such a determination is made. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on the above analysis, no impairment loss was recognized related to these assets for the years ended December 31, 2024 and 2023.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. For the years ended December 31, 2024 and 2023, the Company did not take any uncertain positions that would necessitate recording a tax related liability.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Prior to January 1, 2024, Linkhome Realty filed its income tax return under Subchapter S of the Internal Revenue Code (“IRS”) as a S-corporation, and elected to be taxed as a pass-through entity, for which the income, losses, deductions, and credits flow through to the shareholders of the company for federal income tax purposes. Effective January 1, 2024, Linkhome Realty’s tax status became C-corporation, and is subject to a federal income tax rate of 21% and California state income tax rate of 8.84%. As a parent holding company of Linkhome Realty, Linkhome Holdings was incorporated in the State of Nevada on November 6, 2023, and is only subject to a federal income tax rate of 21%. Effective for the tax year beginning January 1, 2024, and continuing thereafter unless revoked, Linkhome Holdings and Linkhome Realty have elected to file a consolidated federal income tax return.

Revenue Recognition

In accordance with ASC 606, “Revenue from Contracts with Customers,” revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these goods or services. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identifies contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenues when (or as) it satisfies the performance obligation.

The Company derives its revenues primarily from real estate services and real estate purchases and sales through Cash Offer.

Real Estate Service Revenue

The Company’s real estate service revenue consists primarily of real estate agency commission for buying and selling properties for clients, and revenue generated from property management, home renovation, and mortgage referral services.

The Company earns agency commission revenue, usually at a fixed percentage of property’s selling price, through facilitating the buy or sale of various types of properties, including residential, commercial, and land parcels. The Company is considered an agent for these services provided, and reports service revenue earned through these transactions on a net basis. Revenue is recognized when the agency service is provided, usually at the closing of escrow.

The Company’s CEO has owned his personal real estate salesperson license since 2020 and obtained his personal real estate broker license on August 8, 2023. Prior to obtaining the broker license, the Company performed real estate transactions as a sales agent under a real estate brokerage firm, an unrelated third party, and earned sales commissions at fixed rates. On November 17, 2023, Linkhome Realty obtained a real estate broker license for the Company. Thus, the Company gradually transitioned from operating as a sales agent under a third-party real estate broker to a real estate broker independently. This transition marks a significant shift in the Company’s business model, as it no longer relies on other firms to conduct real estate transactions.

The Company provides property management services, which include two primary activities: tenant placement and ongoing property management. Tenant placement services involve marketing the property, identifying suitable tenants, and facilitating the rental agreement. For these services, the Company acts as an agent and charges a rental commission, either as a percentage of the first year’s rent or a fixed fee. Revenue from tenant placement is recognized at a point in time when a tenant is secured, and the lease contract is executed. Additionally, the Company provides ongoing property management services, which may include collecting rent on behalf of the landlord, coordinating maintenance and repairs, and addressing tenant inquiries during the lease term. For these services, the Company also acts as an agent and charges a service fee. Revenue from ongoing property management is recognized over time as the services are rendered, as the landlord simultaneously receives and consumes the benefits of the Company’s efforts.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company also offers a full range of home renovation services, from bathroom and kitchen renovations to customized home renovations and extensions, helping clients prepare their homes for sale or personalize newly purchased properties. The Company considers itself as a principal for this service as it has control of the specified service at any time before it is transferred to the customer, which is evidenced by (i) the Company is primarily responsible for fulfilling the promises to provide home renovation services meeting customer specifications, and assumes fulfilment risk (i.e., risk that the performance obligation will not be satisfied); and (ii) the Company has discretion in selecting third-party renovation contractors and establishing the price, and bears the risk for services that are not fully paid for by customers. The renovation period is usually within one to three months; the Company recognizes revenue when the renovation service is completed, on a gross basis with corresponding costs incurred.

In addition, the Company collaborates with lending institutions and mortgage brokers to assist clients in seeking and securing mortgage services, and aiding clients in the process of obtaining loans or financing for property purchases. The Company receives a referral fee as a percentage of the loan amount and recognizes revenue when the loan is approved.

Revenue from Property Purchases and Sales through Cash Offer

The Company’s revenue from purchases and sales through Cash Offer consists primarily of the Company’s purchasing a hot property in cash and then selling it to a customer. The Company purchases a property in cash with ownership transferred to Linkhome Realty. Subsequently, Linkhome Realty sells the property to the customer within a short period of time. Both purchase and sales transactions go through an escrow company. The Company is the principal of these transactions and recognizes revenue and cost when the property purchased is sold and escrow is closed. This type of revenue does not contain a financing component due to there being no difference between the amount of promised consideration and the cash selling price of the promised goods or services, and the length of time between when the Company transfers the promised goods or services to the customer and when the customer pays for those goods is very short, usually within a few weeks or a few months.

Disaggregation of Revenue

The following table provides information about disaggregated revenue by revenue stream.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Real estate service revenue
Real estate agency commission	$781,351	$261,705
Property management service	16,276	17,225
Home renovation service	245,226	8,353
Mortgage referral fee	4,050	13,500
Total real estate service revenue	1,046,903	300,783
Revenue from property purchases and sales through Cash Offer	6,568,404	1,069,072
Total revenues	$7,615,307	$1,369,855

Cost of Revenues

Cost of revenues consists primarily of (i) costs related to property purchases made under Linkhome Realty’s name, which are subsequently sold to customers, and (ii) costs associated with real estate services, including commission expenses for real estate agents working for the Company and renovation costs incurred for home renovation services.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Information

On October 1, 2024, the Company adopted ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The Company applies the “management approach” to identify operating segments, as required by ASC 280-10-50. Under this approach, operating segments are components of the business whose operating results are regularly reviewed by the chief operating decision maker (“CODM”) to assess performance and allocate resources. The Company’s CODM is the senior executive committee, which includes the Chief Executive Officer and the Chief Financial Officer.

The CODM manages the Company’s operations as a single operating and reportable segment, referred to as the Real Estate Solutions segment, which includes all activities related to the Company’s integrated real estate platform. The Company manages its business activities on a consolidated basis, including two primary revenue streams: (1) Cash Offer transactions, in which the Company purchases and resells properties for customers; and (2) real estate services, including real estate agency services, property management services, home renovation services, and mortgage referral services. See “Revenue Recognition” for a breakdown of revenues by stream.

The accounting policies of the Real Estate Solutions segment are the same as those described elsewhere in the summary of significant accounting policies. The CODM assesses segment performance and allocates resources based on net income, which is also reported in the Company’s consolidated statements of income. The CODM does not evaluate individual revenue streams separately and receives financial reporting only at the consolidated level.

Net income is used by the CODM to evaluate the return on segment assets and determine whether to reinvest profits in the business, fund acquisitions, or return capital to shareholders. Net income is also used to compare actual performance against budget and to benchmark the Company’s performance against industry peers. These evaluations form the basis for internal performance assessments and management compensation decisions.

The following table presents the segment revenue, segment profit or loss, and significant segment expenses included in the measure of segment performance for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Segment revenues(1)	$7,615,307	$1,369,855
Less:
Cost of revenues	6,144,926	1,117,770
Segment gross profit	1,470,381	252,085
Less:
Payroll and payroll tax expenses	166,051	50,082
Legal and accounting expenses	99,363	12,267
Rent expense	46,572	15,114
Other segment items(2)	48,930	14,495
Depreciation and amortization	18,762	6,042
Interest expense	3,115	967
Income tax expense	309,352	1,925
Segment net income	$778,236	$151,193

Reconciliation of profit or loss
Adjustments and reconciling items	—	—
Consolidated net income	$778,236	$151,193

____________

(1)      Segment revenues represent revenues from external customers and are consistent with consolidated net revenues as reported in the Company’s consolidated statements of income. The Company had no intra-entity sales or transfers for the years presented.

(2)      Other segment items include marketing expense, travel expense, office expense, and other overhead expenses.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table presents segment assets and expenditures for segment assets. Segment assets are reviewed on a consolidated basis and reflect total consolidated assets as reported in the Company’s consolidated balance sheets. Expenditures for segment assets include additions to long-lived assets.

	As of/Year Ended December 31, 2024	As of/Year Ended December 31, 2023
Segment assets	$3,429,513	$839,945
Expenditures for segment assets(1)	3,513	93,300

____________

(1)      Expenditures for 2024 include purchases of office equipment ($1,082), furniture ($982), and trademarks ($1,449). Expenditures for 2023 include a vehicle ($88,028), furniture ($4,343), and office equipment ($929).

All of the Company’s revenues and long-lived assets were attributable to operations in the United States for the years ended December 31, 2024 and 2023. All customers resided in the United States, and all properties purchased and sold by the Company were located in the United States. Therefore, no geographical disaggregation is presented.

For the year ended December 31, 2024, revenues from two related-party customers accounted for approximately 40.13% and 23.10%, respectively, of the Company’s total revenues. For the year ended December 31, 2023, revenue from one related-party customer accounted for approximately 78.04% of total revenues.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company has concentrated its credit risk for cash by maintaining deposits in the financial institutions in the United States. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. The bank deposits exceeding the standard insurance amount will not be covered. The Company did not incur any losses on its cash and cash equivalents as of December 31, 2024 and 2023.

Fair Value of Financial Instruments

The Company applies the fair value measurement accounting standard in accordance with ASC 820-10, “Fair Value Measurements and Disclosures,” whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in ASC 820-10 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels (Level 1 is the highest priority and Level 3 is the lowest priority):

•        Level 1 — Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

•        Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, or other observable inputs that can be corroborated by observable market data.

•        Level 3 — Unobservable inputs that are not supported by market data. Unobservable inputs are developed based on the best information available, which might include the Company’s own data.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of December 31, 2024 and 2023, the Company did not identify any assets and liabilities that were required to be re-measured at fair value. The carrying values of financial instruments included in current assets and current liabilities approximated their fair values because of their short maturities.

Leases

Under ASC 842, “Leases,” a contract is or contains a lease when the Company has the right to control the use of an identified asset. The Company determines if an arrangement is a lease at inception of the contract, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. The commencement date of the lease is the date that the lessor makes an underlying asset available for use by the Company.

The Company determines if the lease is an operating or finance lease at the lease commencement date based upon the terms of the lease and the nature of the asset. The lease term used to calculate the lease liability includes options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Linkhome Realty’s office lease is classified as an operating lease, reflected in the operating lease right-of-use assets, current portion of operating lease liabilities and non-current portion of operating lease liabilities in the consolidated balance sheets.

The lease liability is measured at the present value of future lease payments, discounted using the discount rate for the lease at the commencement date. As the Company is typically unable to determine the implicit rate, the Company uses an incremental borrowing rate based on the lease term and economic environment at commencement date. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The right-of-use (“ROU”) asset is initially measured as the amount of lease liability, adjusted for any initial lease costs, prepaid lease payments, and reduced by any lease incentives.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, “Property, Plant, and Equipment,” as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. As of December 31, 2024 and 2023, the Company recognized no impairment of ROU assets.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Earnings per Share

Basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary shares outstanding and of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted loss per share. For the years ended December 31, 2024 and 2023, the Company had no dilutive stocks.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of December 31, 2024 and 2023, the Company had no such contingencies.

New Accounting Pronouncements

The Company considers the applicability and impact of all ASUs and periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in the ASU are intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable “investors to better understand an entity’s overall performance” and assess “potential future cash flows.” The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 in the fourth quarter of 2024 and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements Pending Adoption

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is evaluating the impact that ASU 2023-09 will have on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This ASU requires public business entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027 with early adoption permitted. These requirements should be applied on a prospective basis with an option to apply them retrospectively. The Company is evaluating the impact that ASU 2024-03 will have on its consolidated financial statements and related disclosures.

The Company does not believe that any other recently issued but not yet effective authoritative guidance, if adopted currently, would have a material impact on its consolidated financial statements or related disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Accounts receivable, gross	$18,160	$9,484
Less: allowance for credit losses	—	(9,092)
Accounts receivable, net	$18,160	$392

For the year ended December 31, 2024, the Company wrote off accounts receivable of $9,092 against the allowance for credit losses.

NOTE 4 — PREPAID EXPENSES AND OTHER RECEIVABLES

As of December 31, 2024, prepaid expenses and other receivables totaled $27,979, consisting of $23,000 in advance payments to consultants for future services and $4,979 in other receivables.

As of December 31, 2023, prepaid expenses and other receivables totaled $25,008, primarily related to an advance payment to the auditor for the audit of the Company’s financial statements in preparation for its Initial Public Offering (“IPO”).

NOTE 5 — EQUIPMENT, NET

Equipment, net consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Furniture and fixtures	$5,325	$4,343
Office equipment	2,238	1,156
Vehicles	88,028	88,028
Total	95,591	93,527
Less: accumulated depreciation	(24,820)	(6,058)
Equipment, net	$70,771	$87,469

Depreciation expense for the years ended December 31, 2024 and 2023 was $18,762 and $6,042, respectively.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — SECURITY DEPOSITS

As of December 31, 2024 and 2023, security deposits totaled $4,235, consisting of a refundable deposit paid to the landlord.

NOTE 7 — OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Payroll and payroll tax payable	$4,659	$2,873
Federal income tax payable	204,762	—
State income tax payable	105,976	5,505
Credit card payable	10,726	1,112
Accrued professional fees	502,942	—
Tenant-contributed emergency reserve	1,000	—
Total other current liabilities	$830,065	$9,490

As of December 31, 2024, accrued professional fees consisted of legal fees of $450,000, audit fees of $12,000, and miscellaneous fees of $40,942.

NOTE 8 — AUTO LOAN PAYABLE

On September 3, 2023, the Company entered into a loan agreement with an unrelated third party for acquiring a vehicle. The auto loan, in the form of a promissory note, matures on September 18, 2029 and bears interest at a rate of 6.34% per annum, payable monthly beginning October 18, 2023. Interest expense for this loan for the years ended December 31, 2024 and 2023 was $3,021 and $967, respectively.

NOTE 9 — LEASE

On July 31, 2023, the Company entered into a lease agreement for an office in Irvine, California with a lease term of 24 months, commencing on September 1, 2023 and expiring on August 31, 2025. The initial monthly rental payment is $3,708 from September 1, 2023 to August 31, 2024, with an annual 3.85% increase to the amount of $3,850 starting on September 1, 2024.

The following tables present the Company’s operating lease costs, lease components, remaining lease term and discount rate:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Operating lease costs	$45,347	$15,115
	December 31, 2024	December 31, 2023
Operating lease right-of-use assets	$29,410	$70,930
Operating lease liabilities – current	$29,980	$41,235
Operating lease liabilities – non-current	—	29,980
Total operating lease liabilities	$29,980	$71,215
December 31, 2024
Remaining lease term (years)	0.67
Discount rate	7.50%

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — LEASE (cont.)

The following table is a schedule, by years, of the minimum lease payments as of December 31, 2024:

Year Ended December 31,	Operating Lease Liabilities
2025	$30,802
Total lease payments	30,802
Less: imputed interest	(822)
Present value of lease liabilities	$29,980

NOTE 10 — INCOME TAXES

Linkhome Holdings was incorporated in the State of Nevada in November 2023 and is subject to a 21% corporate federal income tax rate. There is no state income tax in Nevada. Linkhome Holdings serves as a holding company for Linkhome Realty.

Effective July 13, 2021, Linkhome Realty elected to be taxed as a S-corporation, a pass-through entity, for which the income, losses, deductions, and credits flow through to the shareholders of the Company for federal tax purposes. The California state annual income tax for S-corporation is the greater of 1.5% of the corporation’s net income or $800. Effective January 1, 2024, Linkhome Realty’s tax status changed to C-corporation, subject to a 21% corporate federal income tax rate and an 8.84% California state income tax rate.

Effective for the tax year beginning January 1, 2024, and continuing thereafter unless revoked, Linkhome Holdings and Linkhome Realty have elected to file a consolidated federal income tax return. As a result, Linkhome Holdings’ net operating losses (“NOLs”) can be used to offset Linkhome Realty’s taxable income, reducing the Company’s overall tax liability.

The Company’s provision for income taxes consisted of the following:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Current:
Federal income tax expense	$207,469	$—
State income tax expense	101,883	1,925
Total income tax expenses	$309,352	$1,925

The following tables reconciled the federal statutory rate to the Company’s effective tax rate for the year ended December 31, 2024 after Linkhome Realty’s tax status changed to C-corporation:

Year Ended December 31, 2024
Federal statutory income tax rate	21.00%
State statutory income tax rate, net of effect of state income tax deductible to federal income tax	7.40%
Permanent difference (non-deductible expenses)	0.04%
Effective tax rate	28.44%

As of December 31, 2024 and 2023, the Company had no deferred tax assets or deferred tax liabilities.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — RELATED PARTY TRANSACTIONS

Net Revenues — Related Party

Name of Related Party	Nature	Relationship	Year Ended December 31, 2024	Year Ended December 31, 2023
Haiyan Ma	Revenue from property purchases and sales through Cash Offer	The Company’s shareholder with 12.41% ownership	$2,940,544	$1,069,072
Haiyan Ma	Real estate service revenue – real estate agency commission	The Company’s shareholder with 12.41% ownership	62,650	—
Haiyan Ma	Real estate service revenue – home renovation service	The Company’s shareholder with 12.41% ownership	53,012	—
Na Li	Revenue from property purchases and sales through Cash Offer	The Company’s shareholder with 0.21% ownership, Chief Financial Officer, and Director	1,670,000	—
Na Li	Real estate service revenue – home renovation service	The Company’s shareholder with 0.21% ownership, Chief Financial Officer, and Director	64,500	—
Zhen Qin & Na Li	Real estate service revenue – real estate agency commission	Zhen Qin: The Company’s shareholder with 45.85% ownership, Chairman of the Board, and Chief Executive Officer; Na Li: The Company’s shareholder with 0.21% ownership, Chief Financial Officer, and Director; Zhen Qin and Na Li are spouses	50,000	—
Two minority shareholders	Real estate service revenue – real estate agency commission	The Company’s shareholders with less than 1% ownership for each	15,550	—
One minority shareholder	Real estate service revenue – property management service	The Company’s shareholder with less than 1% ownership	1,800	—
Total			$4,858,056	$1,069,072

For the year ended December 31, 2024, the Company purchased three properties in cash for $2,884,882 from unrelated parties under its name and subsequently sold them to Haiyan Ma for $2,940,544. For the year ended December 31, 2023, the Company purchased one property in cash for $1,056,370 from an unrelated party under its name and subsequently sold it to Haiyan Ma for $1,069,072.

For the year ended December 31, 2024, the Company provided real estate agency services to Haiyan Ma, assisting with the sale of two properties and the purchase of one property, for which the Company earned a total of $62,650 in real estate agency commission.

For the year ended December 31, 2024, the Company provided home renovation services to Haiyan Ma on three home renovation projects, for which the Company earned $53,012 in home renovation service revenue and incurred $43,332 in renovation costs.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — RELATED PARTY TRANSACTIONS (cont.)

For the year ended December 31, 2024, the Company purchased a property in cash for $1,425,930 from Haiyan Ma under its name and subsequently sold it to Na Li for $1,670,000.

For the year ended December 31, 2024, the Company provided home renovation services to Na Li on four home renovation projects, for which the Company earned $64,500 in home renovation service revenue and incurred $56,769 in renovation costs.

For the year ended December 31, 2024, the Company provided real estate agency services to Zhen Qin and Na Li, assisting with the purchase of a property, for which the Company earned $50,000 in real estate agency commission.

For the year ended December 31, 2024, the Company provided real estate agency services to two minority shareholders, assisting one shareholder with selling a property and the other shareholder with purchasing a property, for which the Company earned a total of $15,550 in real estate agency commission.

For the year ended December 31, 2024, the Company provided tenant placement services to a minority shareholder, assisting with securing a rental property, for which the Company earned $1,800 in property management service revenue.

Cost of Revenues — Related Party

Name of Related Party	Nature	Relationship	Year Ended December 31, 2024	Year Ended December 31, 2023
Haiyan Ma	Cost of property purchases and sales through Cash Offer	The Company’s shareholder with 12.41% ownership	$1,420,000	$—
Zhen Qin	Cost of real estate services – commission expense	The Company’s shareholder with 45.85% ownership, Chairman of the Board and Chief Executive Officer	—	61,400
Total			$1,420,000	$61,400

For the year ended December 31, 2024, the Company purchased a property in cash for $1,425,930 from Haiyan Ma, which included $1,420,000 paid to Haiyan Ma as the total consideration and $5,930 in title charges, escrow charges, and other related costs. The Company subsequently sold the property to Na Li for $1,670,000. The total purchase cost of $1,425,930 was recorded as cost of revenues, with $1,420,000 specifically identified as a related party transaction.

For the year ended December 31, 2023, the Company incurred commission expenses of $61,400, which were paid to Zhen Qin for real estate transactions conducted on behalf of the Company. This amount was recorded in cost of revenues.

Due to Related Party

Name of Related Party	Nature	Relationship	December 31, 2024	December 31, 2023
Zhen Qin	Due on demand, non-interest bearing	The Company’s shareholder with 45.85% ownership, Chairman of the Board and Chief Executive Officer	$55,000	$—
Total			$55,000	$—

On May 1, 2024, Zhen Qin lent $530,000 to the Company to support its operational needs. As of December 31, 2024, the Company repaid $475,000 to Zhen Qin, and there was an outstanding balance of $55,000.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDERS’ EQUITY

On June 1, 2023, Linkhome Realty entered into an Angel Investment Agreement with an angel investor to issue 1,800,000 common shares of Linkhome Realty at $0.001 per share for total proceeds of $300,000. Linkhome Realty received proceeds in November 2023. Following the reorganization finalized on December 1, 2023, the $300,000 investment was acknowledged as part of the initial capital contribution, making the angel investor become one of the initial shareholders of Linkhome Holdings.

Linkhome Holdings was incorporated in the State of Nevada on November 6, 2023. The authorized number of common shares is 100,000,000 shares with $0.001 par value; 13,500,000 common shares were issued and outstanding upon reorganization that was completed on December 1, 2023, including the 1,800,000 shares of the angel investor described above. The authorized number of preferred shares is 1,000,000 shares with $0.001 par value; no shares were issued as of December 31, 2024 and 2023.

For the year ended December 31, 2024, the Company entered into a series of stock subscription agreements with individual investors to issue 1,005,000 common shares at a range of per share prices from $0.50 – $1.00 for total proceeds of $980,000. As a result, the Company had 14,505,000 common shares issued and outstanding as of December 31, 2024.

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of the issuance of the consolidated financial statements and no subsequent event has been identified.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2025 AND DECEMBER 31, 2024

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$584,143	$1,670,949
Investments – trading securities	124,993	—
Accounts receivable, net	1,834,000	18,160
Real estate held for sale	—	907,061
Advance to contractor	26,873	—
Prepaid expenses and other receivables	18,000	27,979
Deferred tax assets, net	3,080	—
Deferred IPO costs	748,499	699,499
Total Current Assets	3,339,588	3,323,648

Noncurrent Assets
Equipment, net	66,132	70,771
Operating lease right-of-use assets, net	18,550	29,410
Intangible asset	1,449	1,449
Security deposits	4,235	4,235
Total Noncurrent Assets	90,366	105,865
Total Assets	$3,429,954	$3,429,513

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$—	$21,300
Auto loan payable, current	8,231	8,102
Operating lease liabilities, current	18,907	29,980
Other current liabilities	839,224	830,065
Due to related party	—	55,000
Total Current Liabilities	866,362	944,447

Noncurrent Liabilities
Auto loan payable, noncurrent	33,278	35,381
Total Noncurrent Liabilities	33,278	35,381
Total Liabilities	899,640	979,828

Stockholders’ Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 14,505,000 shares issued and outstanding at March 31, 2025 and December 31, 2024	14,505	14,505
Paid-in capital	1,276,690	1,276,690
Retained earnings	1,239,119	1,158,490
Total Stockholders’ Equity	2,530,314	2,449,685
Total Liabilities and Stockholders’ Equity	$3,429,954	$3,429,513

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(UNAUDITED)

	Three Months Ended March 31,
	2025	2024
Net Revenues (including $97,560 and $924,544 from related parties for the three months ended March 31, 2025 and 2024, respectively)	$5,709,426	$1,143,928
Cost of Revenues	5,447,509	915,662
Gross Profit	261,917	228,266

Operating Expenses
Selling expenses	17,341	900
General and administrative expenses	120,754	154,433
Total Operating Expenses	138,095	155,333
Operating Income	123,822	72,933

Other (Expenses) Income
Interest expense	(682)	(800)
Financial expense	(60)	—
Unrealized gain (loss) on trading securities	(11,007)	—
Other income, net	—	507
Total Other Expenses, Net	(11,749)	(293)
Income before Income Taxes	112,073	72,640
Income Tax Expenses	31,444	32,348
Net Income	$80,629	$40,292
Earnings per Share – Basic	$0.01	$0.00
Weighted Average Number of Common Stock Outstanding – Basic	14,505,000	13,986,538

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(UNAUDITED)

	Preferred stock		Common stock		Additional paid-in capital	Retained earnings	Total stockholder’s equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2025	—	$—	14,505,000	$14,505	$1,276,690	$1,158,490	$2,449,685
Net income	—	—	—	—	—	80,629	80,629
Balance at March 31, 2025	—	$—	14,505,000	$14,505	$1,276,690	$1,239,119	$2,530,314

Balance at January 1, 2024	—	$—	13,500,000	$13,500	$297,695	$380,254	$691,449
Common shares issued for equity financing	—	—	955,000	955	929,045	—	930,000
Net income	—	—	—	—	—	40,292	40,292
Balance at March 31, 2024	—	$—	14,455,000	$14,455	$1,226,740	$420,546	$1,661,741

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(UNAUDITED)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities
Net Income	$80,629	$40,292
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized loss on trading securities	11,007	—
Depreciation	4,639	4,651
Lease expense	11,337	11,335
Changes in operating assets and liabilities:
Accounts receivable	(1,815,840)	(33,523)
Accounts receivable – related party	—	(81,888)
Real estate held for sale	907,061	—
Advance to contractor	(26,873)	(17,940)
Prepaid expenses and other receivables	9,979	25,008
Deferred tax assets	(3,080)	—
Deferred IPO costs	(49,000)	(50,000)
Accounts payable	(21,300)	(9,131)
Other current liabilities	9,160	82,019
Payment of lease liabilities	(11,551)	(11,120)
Net Cash Used in Operating Activities	(893,832)	(40,297)

Cash Flows from Investing Activities
Purchase of trading securities	(136,000)	—
Purchase of furniture and fixtures	—	(982)
Purchase of office equipment	—	(1,082)
Purchase of trademark	—	(399)
Net Cash Used in Investing Activities	(136,000)	(2,463)

Cash Flows from Financing Activities
Repayments of auto loan payable	(1,974)	(1,857)
Proceeds from related party dues	326,000	—
Repayments of related party dues	(381,000)	—
Proceeds from shares issued in equity financing	—	930,000
Net Cash (Used in) Provided by Financing Activities	(56,974)	928,143
Net (Decrease) Increase in Cash and Cash Equivalents	(1,086,806)	885,383

Cash and Cash Equivalents, Beginning of Period	1,670,949	651,911
Cash and Cash Equivalents, End of Period	$584,143	$1,537,294

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$682	$800
Cash Paid for Income Taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Business

Linkhome Holdings Inc. (“Linkhome”, “Linkhome Holdings” or the “Company”) was incorporated in the State of Nevada, U.S. on November 6, 2023. The Company is a holding entity with no material operation of its own. Linkhome conducts substantially all of the operations through its fully owned subsidiary Linkhome Realty Group (“Linkhome Realty” or the “Subsidiary”), formerly known as Goldman Realty & Mortgage Inc.. Linkhome Realty was incorporated in the State of California, U.S. on July 13, 2021, and is engaged in real estate related activities including real estate purchases and sales through Cash Offer, and various real estate services, such as real estate agency service for buying and selling properties, property management, home renovation and mortgage referral services. On November 17, 2023, Linkhome Realty obtained the Company’s real estate broker license, following the Company’s Chief Executive Officer’s (“CEO”) receipt of his personal real estate broker license on August 8, 2023.

On December 1, 2023, all the shareholders of Linkhome Realty transferred all of their ownerships in Linkhome Realty and exchanged for 13,500,000 shares of Linkhome Holdings, for which the CEO is the major shareholder. The transfer was considered as a reorganization of entities under common control. The consolidation of the Company and its subsidiary has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding consolidated financial reporting. The consolidated financial statements include the accounts of Linkhome Holdings and Linkhome Realty. All intercompany transactions and balances between the Company and its subsidiary have been eliminated upon consolidation. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments, unless otherwise indicated) considered necessary for a fair presentation of the Company’s financial position at such date and the operating results and cash flows for such periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These estimates and judgments include, but are not limited to, revenue recognition, allowance for credit losses, income taxes, the useful lives of long-lived assets and assumptions used in assessing impairment of long-lived assets. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual amounts may differ from the estimated amounts, such differences are not likely to be material.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers cash, money market funds, investments in interest bearing demand deposit accounts, time deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalent readily convertible to known amounts of cash are subject to an insignificant risk of changes in value.

Investments — Trading Securities

The Company classifies investments in trading securities as financial instruments acquired with the intent to sell them in the near term for profit. Trading securities are initially recorded at cost and subsequently measured at fair value, with both realized and unrealized gains or losses recognized in the consolidated statements of income under “Other Income/Expenses.” Unrealized gains or losses arising from changes in the fair value of trading securities are recognized in the consolidated statements of income at each reporting period, while realized gains or losses are calculated based on the difference between the sale proceeds and the carrying value of the securities sold.

The Company opened an investment account at J.P. Morgan Chase in January 2025. For the three months ended March 31, 2025, the Company purchased trading securities totaling $136,000. As of March 31, 2025, investment in trading securities totaled $124,993, with an unrealized loss of $11,007 recognized in the consolidated statements of income under “Other Income/Expenses.”

Credit Losses

On January 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC 326”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The was no transition adjustment of the adoption of CECL.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s accounts receivable and prepaid expense in the consolidated balance sheets are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluate the expected credit losses on an individual basis. When establishing the loss rate, the Company makes the assessment on various factors, including historical experience, creditworthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as an allowance for credit losses, which is netted against accounts receivable in the consolidated balance sheets, and are recognized as an expense in the consolidated statements of income. Receivables are written off against the allowance when all collection efforts have been exhausted and recovery is deemed remote. If the Company recovers amounts that were previously written off, the recovered amounts are recognized as a reduction to the provision for credit losses in the consolidated statements of income.

Accounts Receivable, Net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration, which are stated at the historical carrying amount net of allowance for credit losses. The Company maintains allowances for credit losses for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including historical losses, the age of the receivable balance, the customer’s historical payment pattens and creditworthiness, current economic conditions, and reasonable and supportable forecasts of future economic conditions. Accounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2025 and December 31, 2024, the Company had no allowances for credit losses.

Real Estate Held for Sale

Real estate properties acquired on behalf of clients as part of the Company’s Cash Offer program are classified as real estate held for sale in accordance with the criteria outlined in FASB ASC Topic 360, “Property, Plant, and Equipment.” Under this classification, properties held for sale are measured at the lower of cost or fair value less costs to sell. As of March 31, 2025, the Company had no real estate held for sale. As of December 31, 2024, the Company recorded one property as real estate held for sale with a carrying value of $907,061. This property was acquired in December 2024 under the Cash Offer program to facilitate a transaction for a client and was subsequently sold in January 2025.

Advance to Contractor

Advance to contractor represents amounts paid to contractors in advance for home renovation projects that are not yet completed, from which the Company expects to receive future economic benefits within its normal operating cycle. Home renovation projects are generally completed within one to three months from the date the advance payment is made. As of March 31, 2025 and December 31, 2024, advance to contractor totaled $26,873 and $0, respectively.

Deferred Initial Public Offering (“IPO”) Costs

The Company accounts for deferred IPO costs in accordance with the requirement of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist of underwriting, legal, consulting, and other expenses incurred up to the balance sheet date that are directly attributable to the planned IPO. These deferred costs will be charged to shareholders’ equity upon the successful completion of the IPO. If the IPO is unsuccessful, all deferred costs, along with any additional expenses incurred, will be charged to operations. As of March 31, 2025 and December 31, 2024, deferred IPO costs totaled $748,499 and $699,499, respectively.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equipment, Net

Equipment is stated at cost, net of accumulated depreciation and impairment losses, if any. Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and improvements that extend the useful lives of property and equipment are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts, and any resulting gain or loss is reflected in the consolidated statements of income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. For the three months ended March 31, 2025 and 2024, depreciation expense related to furniture and fixtures, office equipment, and vehicle amounted to $4,639 and $4,651, respectively. The estimated useful lives by asset classification are generally as follows:

Estimated Useful Life
Furniture and fixtures	3 – 7 years
Office equipment	3 – 5 years
Vehicles	5 years

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

The Company evaluates events and changes in circumstances that could indicate the carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of those assets, the Company records an impairment charge in the period in which such a determination is made. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on the above analysis, no impairment loss was recognized related to these assets for the three months ended March 31, 2025 and 2024.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. For the three months ended March 31, 2025 and 2024, the Company did not take any uncertain positions that would necessitate recording a tax related liability.

Prior to January 1, 2024, Linkhome Realty filed its income tax return under Subchapter S of the Internal Revenue Code (“IRS”) as a S-corporation, and elected to be taxed as a pass-through entity, for which the income, losses, deductions, and credits flow through to the shareholders of the company for federal income tax purposes. Effective January 1, 2024, Linkhome Realty’s tax status became C-corporation, and is subject to a federal income tax rate of 21% and California state income tax rate of 8.84%. As a parent holding company of Linkhome Realty, Linkhome Holdings was incorporated in the State of Nevada on November 6, 2023, and is only subject to a federal income tax rate of 21%. Effective for the tax year beginning January 1, 2024, and continuing thereafter unless revoked, Linkhome Holdings and Linkhome Realty have elected to file a consolidated federal income tax return.

Revenue Recognition

In accordance with ASC 606, “Revenue from Contracts with Customers,” revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these goods or services. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identifies contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenues when (or as) it satisfies the performance obligation.

The Company derives its revenues primarily from real estate services and real estate purchases and sales through Cash Offer.

Real Estate Service Revenue

The Company’s real estate service revenue consists primarily of real estate agency commission for buying and selling properties for clients, and revenue generated from property management, home renovation, and mortgage referral services.

The Company earns agency commission revenue, usually at a fixed percentage of property’s selling price, through facilitating the buy or sale of various types of properties, including residential, commercial, and land parcels. The Company is considered an agent for these services provided, and reports service revenue earned through these transactions on a net basis. Revenue is recognized when the agency service is provided, usually at the closing of escrow.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s CEO has owned his personal real estate salesperson license since 2020 and obtained his personal real estate broker license on August 8, 2023. Prior to obtaining the broker license, the Company performed real estate transactions as a sales agent under a real estate brokerage firm, an unrelated third party, and earned sales commissions at fixed rates. On November 17, 2023, Linkhome Realty obtained a real estate broker license for the Company. Thus, the Company gradually transitioned from operating as a sales agent under a third-party real estate broker to a real estate broker independently. This transition marks a significant shift in the Company’s business model, as it no longer relies on other firms to conduct real estate transactions.

The Company provides property management services, which include two primary activities: tenant placement and ongoing property management. Tenant placement services involve marketing the property, identifying suitable tenants, and facilitating the rental agreement. For these services, the Company acts as an agent and charges a rental commission, either as a percentage of the first year’s rent or a fixed fee. Revenue from tenant placement is recognized at a point in time when a tenant is secured, and the lease contract is executed. Additionally, the Company provides ongoing property management services, which may include collecting rent on behalf of the landlord, coordinating maintenance and repairs, and addressing tenant inquiries during the lease term. For these services, the Company also acts as an agent and charges a service fee. Revenue from ongoing property management is recognized over time as the services are rendered, as the landlord simultaneously receives and consumes the benefits of the Company’s efforts.

The Company also offers a full range of home renovation services, from bathroom and kitchen renovations to customized home renovations and extensions, helping clients prepare their homes for sale or personalize newly purchased properties. The Company considers itself as a principal for this service as it has control of the specified service at any time before it is transferred to the customer, which is evidenced by (i) the Company is primarily responsible for fulfilling the promises to provide home renovation services meeting customer specifications, and assumes fulfilment risk (i.e., risk that the performance obligation will not be satisfied); and (ii) the Company has discretion in selecting third-party renovation contractors and establishing the price, and bears the risk for services that are not fully paid for by customers. The renovation period is usually within one to three months; the Company recognizes revenue when the renovation service is completed, on a gross basis with corresponding costs incurred.

In addition, the Company collaborates with lending institutions and mortgage brokers to assist clients in seeking and securing mortgage services, and aiding clients in the process of obtaining loans or financing for property purchases. The Company receives a referral fee as a percentage of the loan amount and recognizes revenue when the loan is approved.

Revenue from Property Purchases and Sales through Cash Offer

The Company’s revenue from purchases and sales through Cash Offer consists primarily of the Company’s purchasing a hot property in cash and then selling it to a customer. The Company purchases a property in cash with ownership transferred to Linkhome Realty. Subsequently, Linkhome Realty sells the property to the customer within a short period of time. Both purchase and sales transactions go through an escrow company. The Company is the principal of these transactions and recognizes revenue and cost when the property purchased is sold and escrow is closed. This type of revenue does not contain a financing component due to there being no difference between the amount of promised consideration and the cash selling price of the promised goods or services, and the length of time between when the Company transfers the promised goods or services to the customer and when the customer pays for those goods is very short, usually within a few weeks or a few months.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of Revenue

The following table provides information about disaggregated revenue by revenue stream.

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Real estate service revenue
Real estate agency commission	$211,517	$207,382
Property management service	1,767	5,752
Home renovation service	9,952	2,200
Mortgage referral fee	6,300	4,050
Total real estate service revenue	229,536	219,384
Revenue from property purchases and sales through Cash Offer	5,479,890	924,544
Total revenues	$5,709,426	$1,143,928

Cost of Revenues

Cost of revenues consists primarily of (i) costs related to property purchases made under Linkhome Realty’s name, which are subsequently sold to customers, and (ii) costs associated with real estate services, including commission expenses for real estate agents working for the Company and renovation costs incurred for home renovation services.

Segment Information

On October 1, 2024, the Company adopted ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The Company applies the “management approach” to identify operating segments, as required by ASC 280-10-50. Under this approach, operating segments are components of the business whose operating results are regularly reviewed by the chief operating decision maker (“CODM”) to assess performance and allocate resources. The Company’s CODM is the senior executive committee, which includes the Chief Executive Officer and the Chief Financial Officer.

The CODM manages the Company’s operations as a single operating and reportable segment, referred to as the Real Estate Solutions segment, which includes all activities related to the Company’s integrated real estate platform. The Company manages its business activities on a consolidated basis, including two primary revenue streams: (1) Cash Offer transactions, in which the Company purchases and resells properties for customers; and (2) real estate services, including real estate agency services, property management services, home renovation services, and mortgage referral services. See “Revenue Recognition” for a breakdown of revenues by stream.

The accounting policies of the Real Estate Solutions segment are the same as those described elsewhere in the summary of significant accounting policies. The CODM assesses segment performance and allocates resources based on net income, which is also reported in the Company’s consolidated statements of income. The CODM does not evaluate individual revenue streams separately and receives financial reporting only at the consolidated level.

Net income is used by the CODM to evaluate the return on segment assets and determine whether to reinvest profits in the business, fund acquisitions, or return capital to shareholders. Net income is also used to compare actual performance against budget and to benchmark the Company’s performance against industry peers. These evaluations form the basis for internal performance assessments and management compensation decisions.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table presents the segment revenue, segment profit or loss, and significant segment expenses included in the measure of segment performance for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Segment revenues(1)	$5,709,426	$1,143,928
Less:
Cost of revenues	5,447,509	915,662
Segment gross profit	261,917	228,266
Less:
Payroll and payroll tax expenses	52,107	46,325
Legal and accounting expenses	40,126	86,379
Rent expense	12,050	11,520
Other segment items(2)	40,240	5,951
Depreciation and amortization	4,639	4,651
Interest expense	682	800
Income tax expense	31,444	32,348
Segment net income	$80,629	$40,292

Reconciliation of profit or loss
Adjustments and reconciling items	—	—
Consolidated net income	$80,629	$40,292

____________

(1)      Segment revenues represent revenues from external customers and are consistent with consolidated net revenues as reported in the Company’s consolidated statements of income. The Company had no intra-entity sales or transfers for the periods presented.

(2)      Other segment items include marketing expenses, business license expenses, office expenses, and other overhead expenses.

The following table presents segment assets and expenditures for segment assets. Segment assets are reviewed on a consolidated basis and reflect total consolidated assets as reported in the Company’s consolidated balance sheets. Expenditures for segment assets include additions to long-lived assets.

	March 31, 2025	December 31, 2024
Segment assets	$3,429,954	$3,429,513
	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Expenditures for segment assets(1)	$—	$2,463

____________

(1)      Expenditures for the three months ended March 31, 2024, included purchases of office equipment ($1,082), furniture ($982), and a trademark ($399).

All of the Company’s revenues and long-lived assets were attributable to operations in the United States for the three months ended March 31, 2025 and 2024. All customers resided in the United States, and all properties purchased and sold by the Company were located in the United States. Therefore, no geographical disaggregation is presented.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the three months ended March 31, 2025, revenues from six customers accounted for approximately 16.50%, 16.25%, 16.03%, 15.87%, 15.73%, and 15.60% of the Company’s total revenues, respectively. For the three months ended March 31, 2024, revenue from one related-party customer accounted for approximately 80.82% of total revenues.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company has concentrated its credit risk for cash by maintaining deposits in the financial institutions in the United States. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. The bank deposits exceeding the standard insurance amount will not be covered. The Company did not incur any losses on its cash and cash equivalents as of March 31, 2025 and December 31, 2024.

Fair Value of Financial Instruments

The Company applies the fair value measurement accounting standard in accordance with ASC 820-10, “Fair Value Measurements and Disclosures,” whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in ASC 820-10 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels (Level 1 is the highest priority and Level 3 is the lowest priority):

•        Level 1 — Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

•        Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, or other observable inputs that can be corroborated by observable market data.

•        Level 3 — Unobservable inputs that are not supported by market data. Unobservable inputs are developed based on the best information available, which might include the Company’s own data.

As of March 31, 2025, the Company’s investments in trading securities totaling $124,993 were measured at fair value using Level 1 inputs, based on quoted market prices in active markets. As of December 31, 2024, the Company did not have any investments in trading securities.

For all other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and other current liabilities, their carrying amounts approximate fair value due to their short-term nature.

Leases

Under ASC 842, “Leases,” a contract is or contains a lease when the Company has the right to control the use of an identified asset. The Company determines if an arrangement is a lease at inception of the contract, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. The commencement date of the lease is the date that the lessor makes an underlying asset available for use by the Company.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company determines if the lease is an operating or finance lease at the lease commencement date based upon the terms of the lease and the nature of the asset. The lease term used to calculate the lease liability includes options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Linkhome Realty’s office lease is classified as an operating lease, reflected in the operating lease right-of-use assets, current portion of operating lease liabilities and non-current portion of operating lease liabilities in the consolidated balance sheets.

The lease liability is measured at the present value of future lease payments, discounted using the discount rate for the lease at the commencement date. As the Company is typically unable to determine the implicit rate, the Company uses an incremental borrowing rate based on the lease term and economic environment at commencement date. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The right-of-use (“ROU”) asset is initially measured as the amount of lease liability, adjusted for any initial lease costs, prepaid lease payments, and reduced by any lease incentives.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, “Property, Plant, and Equipment,” as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. As of March 31, 2025 and December 31, 2024, the Company recognized no impairment of ROU assets.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Earnings per Share

Basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary shares outstanding and of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted loss per share. For the three months ended March 31, 2025 and 2024, the Company had no dilutive stocks.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of March 31, 2025 and December 31, 2024, the Company had no such contingencies.

New Accounting Pronouncements

The Company considers the applicability and impact of all ASUs and periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in the ASU are intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable “investors to better understand an entity’s overall performance” and assess “potential future cash flows.” The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 in the fourth quarter of 2024 and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

Recent Accounting Pronouncements Pending Adoption

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is evaluating the impact that ASU 2023-09 will have on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This ASU requires public business entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027 with early adoption permitted. These requirements should be applied on a prospective basis with an option to apply them retrospectively. The Company is evaluating the impact that ASU 2024-03 will have on its consolidated financial statements and related disclosures.

The Company does not believe that any other recently issued but not yet effective authoritative guidance, if adopted currently, would have a material impact on its consolidated financial statements or related disclosures.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Accounts receivable, gross	$1,834,000	$18,160
Less: allowance for credit losses	—	—
Accounts receivable, net	$1,834,000	$18,160

NOTE 4 — PREPAID EXPENSES AND OTHER RECEIVABLES

As of March 31, 2025, prepaid expenses and other receivables totaled $18,000, representing advance payments to a consultant for future services.

As of December 31, 2024, prepaid expenses and other receivables totaled $27,979, consisting of $23,000 in advance payments to consultants for future services and $4,979 in other receivables.

NOTE 5 — EQUIPMENT, NET

Equipment, net consisted of the following as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Furniture and fixtures	$5,325	$5,325
Office equipment	2,238	2,238
Vehicles	88,028	88,028
Total	95,591	95,591
Less: accumulated depreciation	(29,459)	(24,820)
Equipment, net	$66,132	$70,771

For the three months ended March 31, 2025 and 2024, depreciation expense amounted to $4,639 and $4,651, respectively.

NOTE 6 — SECURITY DEPOSITS

As of March 31, 2025 and December 31, 2024, security deposits totaled $4,235, representing a refundable deposit paid to the landlord.

NOTE 7 — OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Payroll and payroll tax payable	$8,291	$4,659
Federal income tax payable	228,376	204,762
State income tax payable	116,886	105,976
Credit card payable	10,130	10,726
Accrued professional fees	440,941	502,942
Customer deposits	33,600	—
Tenant-contributed emergency reserve	1,000	1,000
Total other current liabilities	$839,224	$830,065

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — OTHER CURRENT LIABILITIES (cont.)

As of March 31, 2025, accrued professional fees totaled $440,941, consisting of $400,000 in legal fees and $40,941 in other miscellaneous fees. As of December 31, 2024, accrued professional fees totaled $502,942, consisting of $450,000 in legal fees, $12,000 in audit fees, and $40,942 in other miscellaneous fees.

As of March 31, 2025, customer deposits totaled $33,600, representing advance payments received from customers for home renovation projects managed by the Company.

NOTE 8 — AUTO LOAN PAYABLE

On September 3, 2023, the Company entered into a loan agreement with an unrelated third party for acquiring a vehicle. The auto loan, in the form of a promissory note, matures on September 18, 2029 and bears interest at a rate of 6.34% per annum, payable monthly beginning October 18, 2023. For the three months ended March 31, 2025 and 2024, interest expense related to this loan amounted to $682 and $800, respectively.

NOTE 9 — LEASE

On July 31, 2023, the Company entered into a lease agreement for an office in Irvine, California with a lease term of 24 months, commencing on September 1, 2023 and expiring on August 31, 2025. The initial monthly rental payment is $3,708 from September 1, 2023 to August 31, 2024, with an annual 3.85% increase to the amount of $3,850 starting on September 1, 2024.

The following tables present the Company’s operating lease costs, lease components, remaining lease term and discount rate:

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Operating lease costs	$11,337	$11,335
	March 31, 2025	December 31, 2024
Operating lease right-of-use assets	$18,550	$29,410
Operating lease liabilities – current	$18,907	$29,980
Operating lease liabilities – non-current	—	—
Total operating lease liabilities	$18,907	$29,980
March 31, 2025
Remaining lease term (years)	0.42
Discount rate	7.50%

The following table is a schedule, by years, of the minimum lease payments as of March 31, 2025:

Year Ended December 31,	Operating Lease Liabilities
Remaining 2025 (4/1/2025 – 12/31/2025)	$19,251
Total lease payments	19,251
Less: imputed interest	(344)
Present value of lease liabilities	$18,907

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — INCOME TAXES

Linkhome Holdings was incorporated in the State of Nevada in November 2023 and is subject to a 21% corporate federal income tax rate. There is no state income tax in Nevada. Linkhome Holdings serves as a holding company for Linkhome Realty.

Effective July 13, 2021, Linkhome Realty elected to be taxed as a S-corporation, a pass-through entity, for which the income, losses, deductions, and credits flow through to the shareholders of the Company for federal tax purposes. The California state annual income tax for S-corporation is the greater of 1.5% of the corporation’s net income or $800. Effective January 1, 2024, Linkhome Realty’s tax status changed to C-corporation, subject to a 21% corporate federal income tax rate and an 8.84% California state income tax rate.

Effective for the tax year beginning January 1, 2024, and continuing thereafter unless revoked, Linkhome Holdings and Linkhome Realty have elected to file a consolidated federal income tax return. As a result, Linkhome Holdings’ net operating losses (“NOLs”) can be used to offset Linkhome Realty’s taxable income, reducing the Company’s overall tax liability.

The Company’s provision for income taxes consisted of the following:

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Current:
Federal income tax expense	$23,614	$22,129
State income tax expense	10,910	10,219
Deferred:
Federal income tax benefit	(2,311)	—
State income tax benefit	(769)	—
Total	$31,444	$32,348

The following tables reconciled the federal statutory tax rate to the Company’s effective tax rate for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Federal statutory income tax rate	21.00%	21.00%
State statutory income tax rate, net of effect of state income tax deductible to federal income tax	7.01%	7.00%
Permanent difference (non-deductible expenses)	0.05%	0.10%
Effective tax rate	28.06%	28.10%

As of March 31, 2025 and December 31, 2024, the net deferred tax assets consisted of the following:

	March 31, 2025	December 31, 2024
Deferred tax assets:
Unrealized loss on trading securities	$3,080	$—
Less: valuation allowance	—	—
Deferred tax assets, net	$3,080	$—

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — INCOME TAXES (cont.)

The Company evaluates its valuation allowance requirements at the end of each reporting period by reviewing all available evidence, both positive and negative, and assessing whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference or carryforward ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law. As of March 31, 2025, the Company had a deferred tax asset of $3,080 related to unrealized loss on trading securities. Management has evaluated the available evidence regarding the realizability of this deferred tax asset and concluded that a valuation allowance is not required as of March 31, 2025, based on the Company’s assessment of its ability to generate sufficient future taxable income to utilize the deferred tax asset.

NOTE 11 — RELATED PARTY TRANSACTIONS

Net Revenues — Related Party

Name of Related Party	Nature	Relationship	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Haiyan Ma	Revenue from property purchases and sales through Cash Offer	The Company’s shareholder	$—	$924,544
Na Li	Real estate service revenue – real estate agency commission	Chief Financial Officer and Director	97,560	—
Total			$97,560	$924,544

For the three months ended March 31, 2025, the Company provided real estate agency services to Na Li, assisting with the sale of a property. The Company earned $126,000 in real estate agency commission from Na Li but paid a referral fee of $28,440 to Haiyan Ma for introducing the buyer, resulting in net revenue of $97,560 recognized on a net basis.

For the three months ended March 31, 2024, the Company acquired a property for $915,662 in cash from an unrelated party, holding title in its name, and subsequently sold the property to Haiyan Ma for $924,544.

Due to Related Party

Name of Related Party	Nature	Relationship	March 31, 2025	December 31, 2024
Zhen Qin	Due on demand, non-interest bearing	The Company’s major shareholder, Chairman of the Board and Chief Executive Officer	$—	$55,000
Total			$—	$55,000

On May 1, 2024, Zhen Qin lent $530,000 to the Company to support its operational needs. As of March 31, 2025, the Company had fully repaid the outstanding balance to Zhen Qin, resulting in no amount due to the related party. As of December 31, 2024, the Company had repaid $475,000 to Zhen Qin, leaving an outstanding balance of $55,000.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDERS’ EQUITY

On June 1, 2023, Linkhome Realty entered into an Angel Investment Agreement with an angel investor to issue 1,800,000 common shares of Linkhome Realty at $0.001 per share for total proceeds of $300,000. Linkhome Realty received the proceeds in November 2023. Following the reorganization finalized on December 1, 2023, the $300,000 investment was recognized as part of the initial capital contribution, making the angel investor one of the initial shareholders of Linkhome Holdings.

Linkhome Holdings was incorporated in the State of Nevada on November 6, 2023. The authorized number of preferred shares is 1,000,000 shares with $0.001 par value; no preferred shares were issued as of March 31, 2025 and December 31, 2024. The authorized number of common shares is 100,000,000 shares with $0.001 par value. As of March 31, 2025 and December 31, 2024, the Company had 14,505,000 common shares issued and outstanding, including 1,800,000 shares issued to the angel investor under the reorganization described above.

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of the issuance of the consolidated financial statements and no subsequent event has been identified.